Exhibit 4.37

New South Wales Government

James Hardie Industries SE

James Hardie 117 Pty Ltd (formerly known as LGTDD Pty Limited)

The State of New South Wales

Asbestos Injuries Compensation Fund Limited in its capacity as trustee of the Asbestos Injuries Compensation Fund

AMENDED & RESTATED FINAL FUNDING

AGREEMENT

in respect of the provision of long term

funding for compensation arrangements for

certain victims of Asbestos-related diseases

in Australia

CONFORMED COPY dated 20 December 2013

SUMMARY OF AMENDMENTS TO THE

AMENDED & RESTATED FINAL FUNDING

AGREEMENT AS AT 20 DECEMBER 2013

(a)	Clause 4.7 should be read in conjunction with the letter agreements titled “Interest Rate - Amended and Restated Final Funding Agreement Clause 4.7” dated 3 August 2007 between James Hardie Industries N.V (“JHINV”) (now JHISE), the Performing Subsidiary, the NSW Government and the Trustee and “Interest Rate - Amended and Restated Final Funding Agreement Clause 4.7” dated 13 May 2008 between JHINV (now JHISE), the Performing Subsidiary, the NSW Government and the Trustee.

(b)	Clause 20 is as amended by the deed dated 8 November 2007 between JHINV (now JHISE), the Performing Subsidiary, the NSW Government and the Trustee.

(c)	Clause 9.10 is as amended by the deed dated 11 June 2008 between JHINV (now JHISE), the Performing Subsidiary, the NSW Government and the Trustee.

(d)	Clause 30(d) is as amended by the “Notice - Address for Service of Notices on the Trustee” dated 13 June 2008 from the Trustee.

(e)	Clauses 1 (definitions of ‘Insolvent’, ‘Joint Board’, ‘Reconstruction Event and ‘Wind-Up Event’), 10.3(g), and 30(b) are amended by deed dated 23 June 2009 between JHINV (now JHISE), the Performing Subsidiary, the NSW Government and the Trustee.

(f)	Clauses 1.1, 9.4(a), 9.10(b)(i), 9.10(b)(ii), 9.15, 18.1, 18.2, 18.3 and 18.4 are amended and the new Schedule 11 is inserted by deed dated 9 December 2010 between JHINV (now JHISE), the Performing Subsidiary, the NSW Government and the Trustee.

(g)	(i)	All references in the document to “James Hardie Industries N.V. and “JHINV” are replaced with “James Hardie Industries SE” and “JHISE”;

(ii)	the words “Netherlands and having its registered office at Atrium, 8th floor, Strawinskylaan 3077, 1077ZX Amsterdam, The Netherlands” which appear in the Parties details are replaced with “Republic of Ireland, having registered number 485719 and its registered office at 2nd Floor Europa House, Harcourt Centre Harcourt Street Dublin 2, Ireland”

(iii)	for the purposes of clause 30(b), the new contact address is “2nd Floor Europa House, Harcourt Centre Harcourt Street Dublin 2, Ireland Facsimile: +353 1 479 1128”; and

(iv)	clause 20.3 is as amended,

by deed dated 29 February 2012 between JHISE, the Performing Subsidiary, the NSW Government and the Trustee.

(h)	Clause 13.7 is as amended by deed dated 28 March 2012 between JHISE, the Performing Subsidiary, the NSW Government and the Trustee.

(i)	Definitions of “VA” and “VL” in clause 7.2(m), and last paragraph of clause 9.10(b), are as amended by deed dated 20 December 2013 between JHISE, the Performing Subsidiary, the NSW Government and the Trustee.

Table of Contents

1.	DEFINITIONS AND INTERPRETATION	10

2	CONDITIONS PRECEDENT	33

3	STRUCTURE	45

4	THE COMPENSATION FUNDS	46

5	GOVERNANCE AND AUDIT OF THE COMPENSATION FUNDS	50

6	FUNDING OBLIGATIONS OF JHISE AND THE PERFORMING SUBSIDIARY	57

7	RESTRICTIONS ON SPECIFIED DEALINGS	67

8	SCOPE OF OBLIGATIONS	92

9	FUNDING ARRANGEMENTS	93

10	JHISE GUARANTEE AND WIND UP AND RECONSTRUCTION EVENTS	103

11	EFFICIENCIES	109

12	RELEASES	110

13	NO ADVERSE OR DISCRIMINATORY LEGISLATIVE OR REGULATORY ACTION AND DISCUSSIONS WITH OTHER GOVERNMENTS	113

14	ACTUARIAL ISSUES	123

15	FINANCIAL COVENANTS	129

16	DEFAULT	131

17	INTERIM FUNDING	138

18	BORROWING BY THE TRUSTEE	139

19	EDUCATION PROGRAMME	140

20	MEDICAL RESEARCH	141

21	BANS AND BOYCOTTS	145

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22	OPINIONS	146

23	CONFIDENTIALITY	146

24	AGREED SUMMARY	148

25	COSTS AND STAMP DUTY	148

26	GOVERNING LAW AND JURISDICTION	149

27	COUNTERPARTS	149

28	ACCESS TO INFORMATION	149

29	AMENDMENT OF THIS DEED	150

30	NOTICES	150

31	GENERAL	152

32	CUMULATIVE RIGHTS	153

33	ATTORNEYS	153

34	ASSIGNMENT, NOVATION AND OTHER DEALINGS	153

SCHEDULE 1 – RELATED AGREEMENTS		154

SCHEDULE 2 – REPRESENTATIONS AND WARRANTIES		155

SCHEDULE 2 – REPRESENTATIONS AND WARRANTIES (CONTINUED)		157

SCHEDULE 3 – PERCENTAGE OF FREE CASH FLOW		158

SCHEDULE 4 – OPINION – ATANASKOVIC HARTNELL		161

SCHEDULE 5 – OPINION – DE BRAUW BLACKSTONE WESTBROEK		162

SCHEDULE 6 – OPINION – ATANASKOVIC HARTNELL		163

SCHEDULE 7 – OPINION – DE BRAUW BLACKSTONE WESTBROEK		164

SCHEDULE 8 – OPINION – GIBSON DUNN AND CRUTCHER LLP		165

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SCHEDULE 9 – DEED OF NOVATION	166

SCHEDULE 10 – TRUSTEE CONSTITUTION (AS AMENDED)	170

SCHEDULE 11	171

SIGNING PAGE	173

ANNEXURE 1 – DEED OF ACCESSION	175

ANNEXURE 2 – SUMMARY OF FINAL FUNDING AGREEMENT AND RELATED AGREEMENTS	176

ANNEXURE 3 – TRUST DEED	177

ANNEXURE 4 – FORM OF UNIONS’ DEED OF RELEASE	178

ANNEXURE 5 – JHISE GUARANTEE	179

ANNEXURE 6 – NSW GOVERNMENT DEED OF RELEASE	180

ANNEXURE 7A – INTERCREDITOR DEED (JHISE)	181

ANNEXURE 7B – INTERCREDITOR DEED (PERFORMING SUBSIDIARY)	182

ANNEXURE 8 – KPMG WAIVER OF CONFLICT LETTER	183

ANNEXURE 9 – IRREVOCABLE POWER OF ATTORNEY	184

ANNEXURE 10 – SECOND IRREVOCABLE POWER OF ATTORNEY	185

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THIS AMENDED & RESTATED DEED is made on 21 November 2006

PARTIES

1.	James Hardie Industries SE ARBN 097 829 895, a limited liability company incorporated in the Republic of Ireland, having registered number 485719 and its registered office at 2nd Floor Europa House, Harcourt Centre Harcourt Street Dublin 2, Ireland, (with its Australian registered office at Level 3, 22 Pitt Street, Sydney in the State of New South Wales) (JHISE)

2.	James Hardie 117 Pty Limited (formerly known as LGTDD Pty Limited) ABN 30 116 110 948, of Level 3, 22 Pitt Street, Sydney in the State of New South Wales (the Performing Subsidiary)

3.	The State of New South Wales (NSW Government)

4.	Asbestos Injuries Compensation Fund Limited in its capacity as trustee of the trust established under a trust deed dated 7 April 2006 between it as trustee and JHISE as settlor of Level 3, 22 Pitt Street, Sydney in the State of New South Wales (the Trustee)

RECITALS

A.	This deed (which amends and restates the Final Funding Agreement dated 1 December 2005 entered into by JHISE, the NSW Government and the Performing Subsidiary on that date and subsequently by the AICF (the “Original FFA”)) is entered into by the Parties hereto in the following context (some of the expressions used in these recitals being defined in clause 1 of this deed):

(a)	in February 2004, the NSW Government established the Jackson Inquiry;

(b)	in September 2004, the Jackson Inquiry found that the MRCF was, and is, underfunded in the sense that Amaca and Amaba, being two former subsidiaries of JHIL which are now owned by MRCF, will not over time have sufficient funds and other assets to meet their anticipated future liabilities:

(i)	to sufferers of Asbestos disease as a result of exposure to Asbestos dust and fibre in Australia whilst in their employ or from products manufactured by Amaca or Amaba or otherwise from their Asbestos activities; and

(ii)	to the relatives or estates of such sufferers,

and associated costs and expense;

(c)	in July 2004, JHISE had proposed to the Jackson Inquiry that, on certain conditions, its directors would recommend that shareholders approve the provision of additional funding to provide for the present and future liabilities of Amaca and Amaba to such sufferers of Asbestos related disease;

(d)	the ABN 60 Foundation is the holding company of ABN 60, the former parent company of the James Hardie group, which may be alleged to have Asbestos-related personal injury liabilities arising from its own activities and from the activities of Amaca and Amaba, and has (or had) payment obligations to Amaca and Amaba under a deed of covenant and indemnity between them dated 16 February 2001;

(e)	the Jackson Inquiry found, inter alia, that:

(i)	ABN 60 (then, as JHIL, the parent company of the James Hardie group) did not have a legal obligation to provide funds to Amaca and Amaba to add to the assets of those companies on or prior to implementing the arrangements which resulted in those former subsidiaries becoming owned by the MRCF;

(ii)	some of the suggested causes of action of Amaca, Amaba or the MRCF arising out of the conduct of members of the James Hardie Group, their officers, their actuaries and various firms of solicitors were “speculative”, and that other causes of action were “perhaps not [speculative]”, but that all such causes of action were “unlikely to result in any significant increase in the funds of Amaca, Amaba or the Foundation”;

(iii)	there was “no doubt management and the Board [of what was then JHIL] were entitled to seek to achieve, if they could, separation of [JHIL] from Amaca and Amaba and thus from the shadow thought to be cast from those companies’ emerging asbestos liabilities”;

(f)	the Jackson Inquiry also found, however, that:

(i)	ABN 60 was “very aware that if it were perceived as not having made adequate provision for the future asbestos liabilities of Amaca and Amaba, there would be a wave of adverse public opinion which might well result in action being taken by the Australian or State governments to legislate to make other companies in the James Hardie group liable, in addition to Amaca or Amaba” for such future asbestos liabilities;

(ii)	ABN 60’s representations at the time of establishment of the MRCF that the MRCF was “fully-funded” were misleading;

(iii)	“it was not possible, in money terms, to say that separation of Amaca and Amaba from ABN 60 or other members of the James Hardie Group directly resulted in or contributed to a possible insufficiency of assets to meet the future asbestos related liabilities of Amaca and Amaba”, but that, in practical terms, the separation was “likely to have an effect of that kind”; and

(iv)	“proposals to remove Amaca and Amaba from the Group leaving them with nothing more than their net assets had no practical prospect of success unless it was apparent that the funds left to Amaca and Amaba were sufficient to satisfy the asbestos liabilities”, and that while “JHIL was perfectly entitled to seek a means whereby it could pursue its aims without it being perceived, rightly or wrongly, as associated with ongoing asbestos liabilities”, “to do so as a practical matter required that it make provision for the separated Amaca and Amaba to have access to the funds necessary to meet the ongoing asbestos liabilities, ie to provide the right amount, not the legal minimum of such funding”.

(g)	the Parties have recorded the findings of the Jackson Inquiry Report described in recitals (e) and (f) above, without conceding that such findings are correct in fact or law, or would necessarily be upheld if the relevant underlying facts were the subject of a final binding judgement;

(h)	following the release of the Jackson Inquiry Report, the NSW Government requested the ACTU, Unions NSW and Banton to conduct negotiations with JHISE in order to resolve the underfunding of the MRCF, and subsequently the NSW Government also took part in those negotiations;

(i)	in those negotiations, the principal objective of the Initial Negotiating Parties, for different reasons, was to achieve a binding agreement intended to ensure that, after taking into account the existing assets of the Liable Entities, sufficient funding is made available by the JHISE Group to fully compensate, on an agreed basis, all proven current and future Australian Asbestos personal injury and death Claimants against the Liable Entities;

(j)	on 21 December 2004, the Initial Negotiating Parties entered into a non-binding Heads of Agreement which set out the agreed position of the Initial Negotiating Parties in relation to the principles on which the binding agreement would be based and the key standing considerations relevant to implementing those principles to be reflected in that binding agreement;

(k)	in the Heads of Agreement, the Initial Negotiating Parties acknowledged that the funding arrangement must be affordable and bankable for the

JHISE Group; that it is in the mutual interests of the Parties and Claimants that the JHISE Group remains profitable and financially viable and is able to continue to grow its business in a competitive environment, retain the support of the equity and debt markets and is able to meet all of its current and future financial commitments; and that the JHISE Group’s capital structure is sufficiently robust to support growth and withstand a recessionary environment. In this regard, it was recognised by the Initial Negotiating Parties, and is recognised by the Parties, that the JHISE Group’s commercial viability and success will provide the basis for the long term funding of the claims which are to be subject to those funding arrangements;

(l)	the JHISE Group has asserted that it has suffered damage to business operations and sales from boycotts and other actions in relation to the distribution and sale of its products in Australia and in other places throughout the world and is or was subject to a number of threats relating to future action (including those described in Recital (m)) and sought to establish that its business operations and sales would no longer be affected by those boycotts and other actions or the threat of them;

(m)	JHISE asserts that a principal purpose of the JHISE Group in entering into this deed is to avert threats from the NSW Government, the federal government and other state and territorial governments (and perhaps governments of other countries in which the JHISE Group is, or the ABN 60 group was, active), that it or they would act, or support the NSW Government acting, to legislatively impose liability upon one or more members of the JHISE Group in relation to Asbestos-related personal injury liabilities of the Liable Entities in excess of the available assets of the Liable Entities unless James Hardie reached a voluntary settlement in relation to such liabilities, which threats were evidenced inter alia by:

(i)	the announcement on 28 October, 2004 by the then Premier of New South Wales, the Hon. Robert John Carr, that the NSW Government would seek the agreement of the Ministerial Council, comprised of Ministers of the Commonwealth and the Australian States and Territories, to allow the NSW Government to pass legislation to “wind back James Hardie’s corporate restructure and rescind the cancellation of the A$1.9 billion in partly paid shares”, which partly paid shares JHISE had previously held in ABN 60;

(ii)

the announcement on 5 November, 2004 by the Federal Attorney General and the Parliamentary Secretary to the Federal Treasurer that the Ministerial Council for Corporations (“MINCO”) had unanimously agreed to “support a negotiated settlement that will ensure that victims of asbestos-related diseases receive full and timely compensation from James Hardie” and that if “the current negotiations between James Hardie, the ACTU and asbestos victims do not reach an acceptable conclusion, MINCO also agreed in principle to consider options for legislative reform”; and

(iii)	the announcement on 21 November 2005 by the Premier of New South Wales, the Hon. Morris Iemma, that the NSW Government would, in the week following the week of that announcement, introduce legislation to the Parliament of New South Wales to “secure compensation for the victims of James Hardie’s asbestos products” if JHISE did not settle the terms of a binding funding agreement with the NSW Government forthwith, and JHISE understands that, while the precise terms, enforceability and full consequences of such proposed legislation if enacted have not been made public nor disclosed to JHISE or any other member of the JHISE Group, such legislation if enacted may be likely to have a material adverse effect on the profitability, financial position or reputation of JHISE and/or other members of the JHISE Group;

(n)	the JHISE Group seeks, on a continuing basis, meaningful cost savings in the legal and administrative arrangements existing throughout Australia for making, handling and finalising claims by Asbestos disease sufferers against Amaca and Amaba, including the processes associated with third party recovery and the apportionment of damages;

(o)	on 18 November 2004, the NSW Government established the Review of Legal and Administrative Costs in Dust Diseases Compensation Claims to consider the issue of improving the efficiency with which Dust Diseases Compensation Claims are resolved. The Costs Review Inquiry Report was released on 8 March 2005 and recommended a number of key steps in the reform of the compensation system applicable for asbestos compensation claims in New South Wales. Following the release of that Report, the Cost Review Inquiry Legislation commenced on 1 July 2005. The JHISE Group considers these steps to be a material advance in achieving for the State of New South Wales what the JHISE Group seeks to achieve as referred to in recital (n), although the legislation introduced to date does not constitute complete satisfaction of those objectives, either outside or on a continuing basis within New South Wales. The NSW Government also adopted the recommendation of the Costs Review Inquiry Report to undertake a review of the reforms after data in relation to the reforms’ first 12 months of operation are available. It is important to the JHISE Group that this form of review occur (and periodically reoccur) so as to ensure that meaningful cost savings as described in the previous recital continue to be derived with respect to the making, handling and finalising of claims by Claimants against Amaca and Amaba;

(p)	on 15 April 2005, JHISE announced that, subject to the qualifications and conditions set out in the relevant announcement, it would extend the coverage of the funding arrangements contemplated in the Heads of Agreement to permit members of the Baryulgil community (former asbestos mine workers and residents) to receive compensation funding from the fund to be established, for Proven Claims against the former ABN 60 subsidiary, Marlew Mining Pty Ltd (formerly Asbestos Mines Pty Ltd). JHISE has agreed to implement that announcement on and subject to the terms of this deed; and

(q)	the special purpose fund contemplated under the Heads of Agreement is to be established under the laws of New South Wales as required under clause 4.1 of the Heads of Agreement and it is a Condition that the Trustee becomes a Party to this deed prior to the Commencement Date.

B.	On 1 December 2005, JHISE, the NSW Government and the Performing Subsidiary entered into the Original FFA with the common intention of making funding available by JHISE and/or its subsidiaries to pay, on the basis set out in the Original FFA, Proven Claims against the Liable Entities.

C.	In accordance with the Original FFA, on 7 April 2006 JHISE settled a trust which was intended to be established as a charitable trust and to constitute the special purpose fund contemplated in the Heads of Agreement (the Original Trust Deed), and on 8 June 2006 the AICF in its capacity of trustee of the trust acceded to the terms of the Original FFA.

D.	Following a ruling from the Australian Taxation Office (ATO) in which the ATO expressed its view that the trust established by the Original Trust Deed was not a charitable trust, the parties to the Original FFA considered (without conceding or considering the ATO’s conclusion was or is correct at law) that the relevant condition precedent set out in the Original FFA was not satisfied. In order to achieve the purposes set out in the Original FFA, JHISE proposed an alternative arrangement be pursued, entailing the establishment of separate trusts in respect of the corpus and income arising from the JHISE Contributions or income derived thereon, with the Trustee acting as common trustee of both trusts.

E.	The Parties enter into this amended and restated deed:

(a)	to reflect their formal and legally binding agreement to implement the principles set out in the Heads of Agreement and the Modified Objectives;

(b)	in particular, to record the financial obligations of JHISE and the Performing Subsidiary set out in clauses 6 and 9 below; and

(c)	to reflect certain amendments agreed between the parties to ensure that the Trustee may at its discretion apply income of the Compensation Funds for the benefit of one or more of the Liable Entities by paying Proven Claims or such other Payable Liabilities of those entities, in accordance with the Trust Deed and the Transaction Legislation, but without creating any entitlement of the Liable Entities to receive such amounts or to give any directions to the Trustee with respect to such payments.

F.	The parties hereto acknowledge that since the Trustee had acceded to the Original FFA in its capacity as trustee of the trust established by the Original Trust Deed, it is a party thereto.

G.	The parties have agreed to use their best endeavours to procure that the Trustee enter into an amended and restated trust deed (the “Trust Deed”) in the form of Annexure 3 and that the Trustee in its capacity as trustee of the Discretionary Fund then execute a Deed of Accession.

TERMS OF AGREEMENT

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

The following definitions apply in this deed including its Recitals unless the context requires otherwise.

ABN 60 means ABN 60 Pty Limited (ABN 60 000 009 263).

ABN 60 Foundation means ABN 60 Foundation Pty Ltd (ACN 106 266 611).

Accepted Tax Condition means any condition to which a Ruling is expressed to be subject and any additional condition imposed (and accepted by JHISE) in accordance with clause 6.4(a)(ii).

Additional Payment has the meaning given to it in clause 9.2(a)(v).

AICF means Asbestos Injuries Compensation Fund Limited (ACN 117 363 461).

Amaba means Amaba Pty Limited (ABN 98 000 387 342).

Amaca means Amaca Pty Limited (ABN 49 000 035 512).

Amending Bill means the James Hardie Former Subsidiaries (Winding Up and Administration) (Trust Funds) Amendment Bill 2006 (NSW), as initialled by JHISE and the NSW Government for the purposes of identification, and the James Hardie Former Subsidiaries (Winding up and Administration) Amendment Bill 2009 (NSW).

Annual Actuarial Report means a report prepared by the Approved Actuary pursuant to clause 14.

Annual Contribution Amount has the meaning given in clause 9.4.

Annual Payment means for each year, the payment to be made pursuant to clause 9.3.

Appointor means each person described in clauses 5.1 to 5.3 inclusive and clause 16.3 who is entitled to appoint one or more Directors.

Approved Actuary means an actuarial firm which:

(a)	has been appointed in accordance with clause 5.15 and which nominates a principal who is an approved actuary under the Insurance Act 1973 or who has qualifications under equivalent legislation of another relevant jurisdiction;

(b)	has relevant and substantive experience and expertise in Asbestos-related liability provisioning appropriate to undertake the determination referred to in clause 14.4;

(c)	has no interest or duty which conflicts or may conflict with its functions as contemplated under this deed as the Approved Actuary; and

(d)	is not affiliated with the accounting firm performing the role of Approved Auditor during the term of the Approved Actuary’s appointment,

or, where the circumstances set out in clause 5.15(f) apply, an actuarial firm determined in accordance with that clause.

Approved Auditor means the auditor of the Trustee to be appointed by the Trustee under clause 5.12.

Asbestos means the fibrous form of those mineral silicates that belong to the serpentine or amphibole groups of rock-forming minerals, including actinolite, amosite (brown asbestos), anthophyllite, chrysotile (white asbestos), crocidolite (blue asbestos) and tremolite.

Asbestos Liabilities means any and all liabilities of the Liable Entities in connection with Asbestos, including without limitation Personal Asbestos Claims, Marlew Claims, Claims Legal Costs, and Excluded Claims and any Liability owed by the Liable Entities to the Trustee pursuant to any indemnity in favour of, or right of reimbursement of, the Trustee arising from the Trustee paying any liability of the Liable Entities, but for the avoidance of doubt, excluding Operating Expenses and Claims Legal Costs in each case incurred but unpaid by the Trustee or the Liable Entities.

Asbestos Mining Activities has the meaning given in the Marlew Legislation.

Asbestos Support Groups means each of The Asbestos Diseases Foundation of Australia, Asbestos Diseases Society of Australia Inc, The Asbestos Victims Association of South Australia, Queensland Asbestos Related Disease Support Society, Gippsland Asbestos Related Disease Support Inc, and Asbestos Diseases Society of Victoria.

ATO means the Australian Taxation Office.

ASIC means the Australian Securities and Investments Commission.

Audited Financial Statements means, in respect of a Person and a Financial Year the audited consolidated financial statements of that Person for that Financial Year prepared in accordance with the following generally accepted accounting principles (GAAP), consistently applied throughout that Financial Year:

(a)	where that Person is Listed at the time the relevant audit report is signed, the generally accepted accounting principles used in that Person’s published financial reports; or

(b)	where that Person is not Listed at that time and paragraph (c) does not apply, US GAAP or such other GAAP as is commonly applied by multinational companies at that time in respect of their financial statements; or

(c)	where that Person is not Listed at that time and it and its subsidiaries operate wholly or predominantly in one jurisdiction, the generally accepted accounting principles of that jurisdiction.

Australia has the meaning given in Section 17 of the Acts Interpretation Act 1901 (Cth), as in force with the date of this deed.

Authorised Loan Facility means a loan facility provided under a Facility Agreement and secured under Security Documentation.

Banton means Bernie Banton of 133-7 Parramatta Road Granville, in the State of New South Wales, as the designated representative of the Asbestos Support Groups.

Black Hole Deductibility means that payments of the JHISE Contributions (including, for the avoidance of doubt, the Initial Funding) will, for the purpose of determining the taxable income of the JHISE Group Taxpayer under the Tax laws of Australia, be fully deductible as capital expenses to the JHISE Group Taxpayer in equal proportions over a period of 5 income years starting in the year of income in which they are incurred by the JHISE Group Taxpayer.

Board Papers means:

(a)	in relation to a Director, all Documents circulated by the Trustee to him or her acting in that capacity.

(b)	all Documents tabled at a meeting of the Directors or otherwise made or physically available to Directors at such meetings, including, without limitation, periodic board papers, submissions, minutes, letters, board committee and sub-committee papers.

Business Day means a day (not being a Saturday or a Sunday) on which banks are open for general banking business in Sydney.

Cessation in relation to a Ruling means the Ruling is withdrawn, expires or ceases to have the effect provided for in respect of such a Ruling under Tax law as at the date of this deed without renewal or substitution by another private binding ruling having the same effect.

Change of Tax Law means:

(a)	a change to the Taxation law of Australia or of a state or territory;

(b)	any Cessation of a Ruling; or

(c)	any announcement by a responsible Minister of the Commonwealth or of a state or territory, or the introduction of a bill into the parliament of the Commonwealth, to effect a change of Taxation law.

Charitable Fund means, until the Trust Deed is executed by the parties thereto, the charitable trust established under clause 3 of the Original Trust Deed and, thereafter, the Charitable Fund as defined in that Trust Deed.

Charitable Fund Property means the assets and property of the Charitable Fund from time to time.

CHESS Depository Interest has the meaning given to it in the operating rules of the settlement facility operated by ASX Settlement and Transfer Corporation Pty Ltd (ACN 008 504 532).

Claimant means an individual (or legal personal representative of an individual) who makes a Personal Asbestos Claim or a Marlew Claim.

Claims Legal Costs means all costs, charges, expenses and outgoings incurred or expected to be borne by the Trustee or the Liable Entities, in respect of legal advisors, other advisors, experts, Court proceedings and other dispute resolution methods in connection with Personal Asbestos Claims and Marlew Claims but in all cases excluding any costs included as a component of calculating a Proven Claim.

Commencement Date means the date described in clause 2.7.

Compensation Funds means the trusts constituted by the Original Trust Deed, as amended or to be amended by the Trust Deed, which for the avoidance of doubt consists of both:

(a)	the Charitable Fund; and

(b)	the Discretionary Fund.

Compensation Funds Account means the bank account opened by the Trustee and into which an amount equal to the Initial Funding is to be paid by the Performing Subsidiary pursuant to clause 9.2 of this deed.

Concurrent Wrongdoer in relation to a personal injury or death claim for damages under common law or other law (disregarding any law which comes into force in breach of clause 13 and which breach has been Notified to the NSW Government under clause 16.5), means a Person whose acts or omissions, together with the acts or omissions of one or more Liable Entities or Marlew or any member of the JHISE Group (whether or not together with any other Persons) caused, independently of each other or jointly, the damage or loss to another Person that is the subject of that claim.

Condition means a condition precedent set out in clause 2.1.

Contribution Claim means a cross-claim or other claim under common law or other law (disregarding any law which comes into force in breach of clause 13 and which breach has been Notified to the NSW Government under clause 16.5)

(a)	for contribution by a Concurrent Wrongdoer against a Liable Entity or a member of the JHISE Group in relation to facts or circumstances which give rise to a right of a Person to make a Personal Asbestos Claim or a Marlew Claim; or

(b)	by another Person who is entitled under common law (including by way of contract) to be subrogated to such a first mentioned cross-claim or other claim,

provided that any such claim of the kind described in clause 13.7 shall be subject to the limits contained in that clause.

Controlled Entity means, in respect of a Person, another Person in respect of which the first-mentioned Person is required to consolidate in its Audited Financial Statements but, in the case of JHISE, does not include any Liable Entity or the Trustee. For the avoidance of doubt, JHISE is not a Controlled Entity of JHISE.

Corporations Act means the Corporations Act 2001 (Cth).

Costs Review Inquiry means the Review of Legal and Administrative Costs in Dust Diseases Compensation Claims announced by the NSW Government on 18 November, 2004.

Costs Review Inquiry Legislation means the Dust Diseases Tribunal Amendment (Claims Resolution) Act 2005, which commenced on 1 July 2005.

Costs Review Inquiry Report means the report of the Review of Legal and Administrative Costs in Dust Diseases Compensation Claims, as released by The Hon. Robert John Carr, the then Premier of New South Wales on 8 March 2005.

Court means a court or tribunal in Australia having jurisdiction to hear and determine common law personal injury and death claims arising from exposure to Asbestos.

Cross Guarantee means any guarantee or indemnity (or other covenant to secure satisfaction of any payment or obligation) given by a Controlled Entity of JHISE to secure satisfaction of any payment or obligation of any Controlled Entity of JHISE to a Lender which is entitled or becomes entitled to the benefit of the Intercreditor Deeds in accordance with clause 2.2 of that deed.

Deed of Accession means a deed of accession in the form set out in Annexure 1.

Deeds of Covenant and Indemnity means:

(a)	the deed of that name dated 16 February 2001 between JHIL, Amaba and Amaca and any amendments thereto (including without limitation pursuant to the amending deed dated 10 September 2001); and

(b)	the Deed of Covenant Indemnity and Access between JHISE and ABN 60 dated 31 March 2003 and any amendments thereto.

Director means a director of the Trustee appointed in accordance with clause 5 or 16.3.

Discounted Central Estimate means the central estimate of the present value (determined using the discount rate used within the relevant actuarial report) of the liabilities of the Liable Entities and Marlew in respect of expected Proven Claims and Claims Legal Costs, calculated in accordance with clause 14.4.

Discretionary Fund means the trust with respect to income to be established pursuant to the Trust Deed.

Discretionary Fund Property means the assets and property of the Discretionary Fund from time to time.

Document means:

(a)	anything on which there is writing;

(b)	anything on which there are marks, figures, symbols or perforations having a meaning for persons qualified to interpret them;

(c)	anything from which sounds, images or writing can be reproduced with or without the aid of anything else; and

(d)	a map, plan, drawing or photograph.

Dust Diseases Tribunal means the Dust Diseases Tribunal of New South Wales.

Duty means any stamp, transaction or registration duty or any similar charge imposed by a Government Authority and includes, but is not limited to, any interest, fine, penalty, charge or other amount imposed in respect of the above.

Equity Distribution has the meaning given in clause 7.1.

Equity Securityholder has the meaning given to it in clause 7.1.

Excluded Claims means the claims referred to in clause 8.2(b).

Excluded Marlew Claim means a Marlew Claim:

(a)	covered by the indemnities granted by the Minister of Mineral Resources under the deed between the Minister, Fuller Earthmoving Pty Limited and James Hardie Industries Limited dated 11 March 1996; or

(b)	by a current or former employee of Marlew in relation to an exposure to Asbestos in the course of such employment to the extent:

(i)	the loss is recoverable under a Worker’s Compensation Scheme or Policy; or

(ii)	the Claimant is not unable to recover damages from a Marlew Joint Tortfeasor in accordance with the Marlew Legislation;

(c)	by an individual who was or is an employee of a person other than Marlew arising from exposure to Asbestos in the course of such employment by that other person where such loss is recoverable from that person or under a Worker’s Compensation Scheme or Policy; or

(d)	in which another defendant (or its insurer) is a Marlew Joint Tortfeasor from whom the plaintiff is entitled to recover compensation in proceedings in the Dust Diseases Tribunal, and the Claimant is not unable to recover damages from that Marlew Joint Tortfeasor in accordance with the Marlew Legislation.

Facility Agreement means a loan facility agreement between the NSW Government, the Trustee and the Liable Entities authorised under the Transaction Legislation.

Final Payment means the payment referred to in clause 9.9.

Financial Covenants means those covenants initialled for the purposes of identification by the Parties on the Original Execution Date, as varied or replaced from time to time in accordance with clause 15.

Financial Year means a year ending on 31 March, or if there is any change from time to time to the Financial Year of the JHISE Group, the twelve-month period as ends on the new end date adopted by JHISE except that the first such Financial Year after that change shall be a period of not less than six months and not greater than 18 months ending on the new end date.

Financial Year End means, in respect of any Financial Year, the last date of that Financial Year.

First Release Bill means the James Hardie (Civil Liability) Bill 2005 (NSW) as initialled by the parties for the purposes of identification on the Original Execution Date.

Free Cash Flow means, in respect of a Financial Year but subject to clauses 9.5 and 9.14(c), the net cash provided by operating activities (as calculated in accordance with US GAAP as in force on 21 December 2004) of the JHISE Group for that Financial Year:

(a)	for the avoidance of doubt, after deducting:

(i)	interest paid, increases in net operating assets and liabilities, and Taxes paid;

(ii)	any Asbestos-related payments paid by any member of the JHISE Group in that Financial Year, whether by way of any Funding Payments paid to the Trustee, or any other payments in connection with Asbestos paid by any member of the JHISE Group to any other Person in that Financial Year; and

(b)	after deducting the income statement charge in relation to minority interests’ share of profits,

(c)	for the avoidance of doubt, after adding:

(i)	interest received, decreases in net operating assets and liabilities, and receipts of Taxes;

(ii)	any Asbestos-related payments received by any member of the JHISE Group in that Financial Year, whether by way of any Funding Payments refunded to the Performing Subsidiary by the Trustee, or any other amounts in connection with Asbestos received by any member of the JHISE Group from any other Person in that Financial Year; and

(d)	after adding the income statement credit in relation to minority interests’ share of losses,

as certified in accordance with clause 5.16.

Free Cash Flow Amount has the meaning given in clause 9.5.

Funding Obligation means each obligation of the Performing Subsidiary to make a Funding Payment.

Funding Payments mean:

(a)	the Initial Funding payable under clause 9.2 (which, for the avoidance of doubt, includes the Additional Payment);

(b)	the Annual Payments payable under clause 9.3; and

(c)	any Final Payment payable under clause 9.9.

and Funding Payment means any of those payments.

Further Actuarial Report means a report prepared by the Approved Actuary under clause 14.2(b).

Government Authority means any government or any governmental, semi-governmental or judicial entity, authority or agency and for the avoidance of doubt, includes without limitation, the Commonwealth of Australia or any state or territory of Australia and the Australian Taxation Office.

GST Group has the meaning given in A New Tax System (Goods and Services Tax) Act 1999 (Cth).

Heads of Agreement means the non-binding agreement entered into on 21 December 2004 between the Initial Negotiating Parties.

Independent Expert means a person who customarily performs the role of an independent expert appointed to provide the report referred to in clause 2.1(b).

Indirect Tax means any goods and services tax, consumption tax, value added tax or any tax of a similar nature.

Initial Facility Agreement means the Facility Agreement entitled “AICF Facility Agreement” between the Trustee (in its capacity as trustee of the Charitable Fund), the Liable Entities and the NSW Government and dated 9 December 2010.

Initial Funding has the meaning given in clause 9.2.

Initial Lenders means the Lenders to the JHISE Group under facilities or notes notified by JHISE (by listing the facilities but removing lender identification details) as at the date of this deed but excluding any of those Persons who have ceased to be Lenders or have been replaced, and adding any new Lenders, as at the date of satisfaction of the Conditions (other than the Conditions set out in clauses 2.1(d) and (n)), as at that later date, in each case as initialled by the Parties for the purposes of identification.

Initial Negotiating Parties means each of JHISE, the NSW Government, the ACTU, Unions NSW and Banton.

Initial Report means the report of KPMG Actuaries dated 13 November 2006 in respect of liabilities of the Liable Entities as at 30 September 2006.

Insolvency Event means, in respect of a Person, the occurrence in respect of that Person of any one or more events referred to in paragraphs (a) to (h) of the definition of “Insolvent”.

A Person is Insolvent if the Person:

(a)	admits in writing its inability to pay its debts generally as they become due (otherwise than as contemplated in clause 16.6);

(b)	was established under Irish law and files a petition with any court in the Republic of Ireland in relation to its liquidation, the bringing forward of a scheme of arrangement or the appointment of an examiner;

(c)	files, or consents by answer or otherwise to the filing against it of, a petition for relief or insolvent reorganisation or insolvent arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, insolvent reorganisation, insolvent moratorium or other similar law of any jurisdiction (including, without limitation, a filing by the Person under Chapter 7 or Chapter 11 of the US Bankruptcy Code), provided that where the filing is a filing under Chapter 11 of that Code, the Person:

(i)	is at the time of filing unable to pay its debts generally as and when they become due; or

(ii)	in the case of JHISE, after it makes such a filing, fails to pay a JHISE Contribution or other amount under the JHISE Guarantee when such payment would (but for the moratorium granted as a result of that filing) have been due for 30 days after that due date, and also provided that, in any such filing under Chapter 11 of that Code a Person is Insolvent no later than the earliest date as of which creditors may vote on any matter or accept or reject a plan of reorganisation;

(d)	makes an assignment for the benefit of its creditors generally;

(e)	consents to the appointment of a custodian (not being a nominee for the person), receiver, receiver and manager, trustee or other officer with similar powers with respect to it or with respect to a substantial part of its property;

(f)	consents to the appointment of an insolvency administrator or such an insolvency administrator is appointed and that appointment is not terminated within 28 days;

(g)	is adjudicated as insolvent or to be liquidated, in each case, by a court of competent jurisdiction; or

(h)	is subject to a Wind-Up Event.

and Insolvency has a corresponding meaning.

Insurance and Other Recoveries means any proceeds which may reasonably be expected to be recovered or recoverable for the account of a Liable Entity or to result in the satisfaction (in whole or part) of a liability of a Liable Entity (of any nature) to a third party, under any product liability insurance policy or public liability insurance policy or commutation of such policy or under any other contract, including any contract of indemnity, but excluding any such amount recovered or recoverable under a Worker’s Compensation Scheme or Policy.

Insurer includes any insurer as well the Insurer Guarantee Fund established under the Workers Compensation Act 1987 or any similar fund or body (whether within or outside Australia) which assumes the liabilities of defaulting or insolvent insurers.

Intercreditor Deeds means the deeds substantially in the form set out in Annexures 7A and 7B, as may be amended with the agreement of JHISE and the NSW Government (in each case acting reasonably) as the result of review by, and negotiations with, JHISE’s existing bank Lenders.

Interest Rate for a period means the following rate, as determined by the Approved Actuary and notified to the Parties:

(a)	the rate determined as the arithmetic mean (rounded up, if necessary, to the nearest 0.01%) of the bid rates displayed at or about 10.30am (Sydney time) on the first day of that period on the Reuters screen BBSW page for a term equivalent to the period after eliminating one of the highest and one of the lowest of those rates; or

(b)	if:

(i)	for any reason there are no rates displayed for a term equivalent to that period; or

(ii)	the basis on which those rates are displayed is changed,

then the Interest Rate will be the average of the buying rates quoted by the three largest Australian banks by market capitalisation at or about that time on that day. The buying rates must be for bills of exchange which are accepted by an Australian bank and which have a term equivalent to the period and the Interest Rate is to be expressed as a yield per cent per annum to maturity.

Irrevocable Power of Attorney means the deed of that name dated 8 June 2006, a copy of which is annexed in Annexure 9.

Jackson Inquiry means the inquiry referred to in paragraph (a) of recital A.

JHIL means the company formerly known as James Hardie Industries Limited (now ABN 60).

JHISE Articles means the articles of association of JHISE.

JHISE Auditor means the external auditor of JHISE from time to time.

JHISE Boards means each of the Supervisory Board, the Managing Board and the Joint Board of JHISE.

JHISE Contributions means the payments to be made by JHISE or the Performing Subsidiary under clause 9.

JHISE Group means JHISE and its Controlled Entities from time to time, excluding the Trustee and any of the Liable Entities, if they are or become such Controlled Entities.

JHISE Group Taxpayer means the Performing Subsidiary or, if another member or members of the JHISE Group is or are liable to pay Australian federal income tax on the taxable income of a tax consolidated group which includes the Performing Subsidiary, that member or those members of the JHISE Group.

JHISE Guarantee means the deed in the form set out in Annexure 5.

KPMG Actuaries means KPMG Actuaries Pty Ltd (ABN 77 002 882 000).

Lenders means:

(a)	the Initial Lenders; and

(b)	all other Persons to whom liabilities are owed where such liabilities are or are required to be included in the JHISE Group’s financial statements or notes thereto as debt or borrowings, but excluding any person who is an “Excluded Lender” defined in the Intercreditor Deeds.

Liable Entities means Amaca, Amaba and ABN 60.

Liquidation means, in respect of any Person, the liquidation of all or substantially all of its assets (other than, in the case of JHISE, where the acquirer of all or substantially all of such assets has by deed of accession become bound to observe all the obligations of JHISE under this deed and the JHISE Guarantee and the other Related Agreements to which JHISE is a party) with the intention of distributing the proceeds to creditors or security holders, or a final order directing or requiring such a liquidation is made or entered or deemed to have been made or entered by any court of competent jurisdiction.

Listed means listed on a stock market of a Stock Exchange.

Managing Board means the Managing Board of JHISE established under Article 14 of JHISE’s Articles of Association.

Marlew means the company registered under the Corporations Act as Marlew Mining Pty Limited (ACN 000 049 650) that was formerly called Asbestos Mines Pty Limited and includes any successor to or continuation of that company.

Marlew Claim means, subject to clause 13.7 a claim which satisfies one of the following paragraphs and which is not an Excluded Marlew Claim:

(a)	any present or future personal injury or death claim by an individual or the legal personal representative of an individual, for damages under common law or other law (disregarding any law which comes into force in breach of clause 13 and which breach has been Notified to the NSW Government under clause 16.5) which:

(i)	arose or arises from exposure to Asbestos in the Baryulgil region from Asbestos Mining Activities at Baryulgil conducted by Marlew, provided that:

(A)	the individual’s exposure to Asbestos occurred wholly within Australia; or

(B)	where the individual has been exposed to Asbestos both within and outside Australia, the amount of damages included in the Marlew Claim shall be limited to the amount attributable to the proportion of the exposure which caused or contributed to the loss or damage giving rise to the Marlew Claim which occurred in Australia;

(ii)	is commenced in New South Wales in the Dust Diseases Tribunal; and

(iii)	is or could have been made against Marlew had Marlew not been in external administration or wound up, or could be made against Marlew on the assumption (other than as contemplated under the Marlew legislation) that Marlew will not be in the future in external administration;

(b)	any claim made under compensation to relatives legislation by a relative of a deceased individual (or personal representative of such a relative) or (where permitted by law) the legal personal representative of a deceased individual in each case where the individual, but for such individual’s death, would have been entitled to bring a claim of the kind described in paragraph (a); or

(c)	a Contribution Claim relating to a claim described in paragraphs (a) or (b).

Marlew Joint Tortfeasor means any Person who is or would be jointly and severally liable with Marlew in respect of a Marlew Claim, had Marlew not been in external administration or wound up, or on the assumption (other than as contemplated under the Marlew legislation that Marlew will not in the future be in external administration or wound up).

Marlew legislation means the legislation set out in Part 4 of the First Release Bill.

Modified Objectives means the Objectives appropriately updated in respect of paragraphs 20 and 23 inclusive thereof to take due account of the establishment of the Costs Review Inquiry.

MRCF means the Medical Research & Compensation Foundation (ABN 21 095 924 137).

Notice has the meaning given to it in clause 30(a).

NSW Government Auditor means an auditor engaged in accordance with and for the purposes described in clause 5.13.

NSW Government Deed of Release means the deed of that name dated 22 June 2006, a copy of which is annexed in Annexure 6.

NSW Government Reviewing Actuary means an actuarial firm appointed in accordance with clause 14.5 which:

(a)	nominates a principal who is an approved actuary under the Insurance Act 1973 (Cth) or has equivalent qualifications under equivalent legislation of another relevant jurisdiction;

(b)	is not and has not for a period of at least five (5) years been a service provider to the Trustee or any member of the JHISE Group;

(c)	is not affiliated with the accounting firm performing the Approved Auditor role; and

(d)	is not affiliated with the firm performing the role of the Approved Actuary,

or, where the circumstances set out in clause 14.5(b) apply, an actuary determined in accordance with that clause 14.5(b).

NYSE means the New York Stock Exchange Inc.

Objectives means the Statement of Objectives set out in Annexure 1 of the Heads of Agreement.

Operating Expenses means the reasonable operating costs, expenses and Taxes of the Trustee or Liable Entities of conducting the activities referred to in clause 4.2 but excludes any Claims Legal Costs and also excludes, for the avoidance of doubt, any principal repayable and any interest (whether or not capitalised) or other amounts payable under or in connection with an Authorised Loan Facility.

Original Execution Date means 1 December 2005.

Original FFA has the meaning given in Recital A.

Original Trust Deed has the meaning given in Recital C.

Original Trustee Constitution means the constitution of the Trustee in the form contained in Schedule 10 of the Original FFA.

Other Governments means each of the Australian government and the governments of the states and territories of Australia other than the NSW Government.

P has the meaning given in clause 7.2(m).

Parties mean the parties to this deed, being JHISE, the Performing Subsidiary, the NSW Government and, subject to clause 1.5, the Trustee.

Payable Liability means:

(a)	any Proven Claim (whether arising before or after the date of this deed);

(b)	Operating Expenses;

(c)	Claims Legal Costs;

(d)	any liability of a Liable Entity to the Trustee, however arising, in respect of any amounts paid by the Trustee in respect of any liability or otherwise on behalf of the Liable Entity;

(e)	any pre-commencement claim (as defined in the Transaction Legislation) against a Liable Entity;

(f)	if regulations are made pursuant to section 30 of the Transaction Legislation and if and to the extent the Trustee and JHISE have Notified the NSW Government that any such liability is to be included in the scope of Payable Liability, any liability of a Liable Entity to pay amounts received by it from an insurer in respect of a liability to a third party incurred by it for which it is or was insured under a contract of insurance entered into before the date on which the Transaction Legislation receives the Royal Assent;

(g)	Recoveries within the meaning and subject to the limits set out in clause 13.7; and

(h)

any amount payable in connection with an Authorised Loan Facility, including without limitation any principal repayable, any interest payable (whether or not capitalised) and any other amounts payable by the Trustee or any Liable Entity under or in connection with an Authorised Loan Facility, but in the cases of paragraphs (a), (c) and (e), excludes any such liabilities or claims to the extent that they have been recovered or are recoverable under a Worker’s Compensation Scheme or Policy.

Payment Date means 1 July 2007 and each subsequent 1 July in each year of the Term, or in the event that the Financial Year End is not 31 March, the date falling 3 months and 1 day after that Financial Year End.

Performing Subsidiary means James Hardie 117 Pty Limited (formerly known as LGTDD Pty Limited) or, if a subsidiary of JHISE other than that entity is nominated under clause 6.2 to perform the obligations described in clauses 6 and 9 and each of JHISE and that subsidiary has complied with clause 6.2, that subsidiary.

Period Actuarial Estimate means, in respect of a period, the central estimate of the present value (determined using the discount rate used in the relevant actuarial report) of the liabilities of the Liable Entities and Marlew in respect of expected Proven Claims and Claims Legal Costs (in each case which are reasonably expected to become payable in that period), before allowing for Insurance and Other Recoveries, calculated in accordance with clause 9.2 or 14.4(b)(ii) as the case may be.

Person includes any general partnership, limited partnership, corporation, limited liability company, joint venture, trust, business trust, governmental agency, co-operative, association, individual or other entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such a person as the context may require.

Personal Asbestos Claim means, subject to clause 13.7:

(a)	any present or future personal injury or death claim by an individual or the legal personal representative of an individual, for damages under common law or under other law (disregarding any law which comes into force in breach of clause 13 and which breach has been Notified to the NSW Government under clause 16.5) which:

(i)	arises from exposure to Asbestos occurring in Australia, provided that:

(A)	the individual’s exposure to Asbestos occurred wholly within Australia; or

(B)	where the individual has been exposed to Asbestos both within and outside Australia, damages included in the Personal Asbestos Claim shall be limited to the amount attributable to the proportion of the exposure which caused or contributed to the loss or damage giving rise to the Personal Asbestos Claim which occurred in Australia;

(ii)	is made in proceedings in an Australian court or tribunal; and

is made against all or any of the Liable Entities or any member of the JHISE Group from time to time;

(b)	any claim made under compensation to relatives legislation by a relative of a deceased individual (or personal representative of such a relative) or (where permitted by law) the legal personal representative of a deceased individual in each case where the individual, but for such individual’s death, would have been entitled to bring a claim of the kind described in paragraph (a); or

(c)	a Contribution Claim made in relation to a claim described in paragraph (a) or (b),

but in each case excludes any Marlew Claim and any other claim to the extent they have been recovered or are recoverable under a Worker’s Compensation Scheme or Policy.

Proven Claim means any Personal Asbestos Claim or Marlew Claim in respect of which final judgment has been given against, or a binding settlement has been entered into by a Liable Entity or any member of the JHISE Group from time to time, and in each case, to the extent to which that entity incurs liability under that judgment or settlement (including any interest, costs or damages to be borne by a Liable Entity or the relevant member of the JHISE Group pursuant to such judgment or settlement).

Qualifying Capital Ratio has the meaning given to it in clause 7.8.

Quoted means, in relation to securities of a Listed entity, quoted for trading on a Stock Exchange.

Reconstruction Event means:

(a)	the summoning of a meeting of creditors or the obtaining of an order of a court to do so for the purpose of considering any scheme or plan of arrangement for reconstruction or compromise with creditors;

(b)	a voluntary case is commenced, or a final order for relief is entered, under Chapter 11 of the US Bankruptcy Code;

(c)	a filing of a petition for the appointment of an examiner or the brining forward of a scheme of arrangement under Irish law;

(d)	any comparable action under the laws of any other jurisdiction occurs having substantially the same effect as the orders described in paragraphs (b) and (c),

but in each case none of the aforementioned events will comprise a Reconstruction Event where the proceeding or other action is commenced or initiated by or on behalf of the Trustee or the NSW Government under this deed or the JHISE Guarantee, whether acting alone or together with others, and for this purpose an order will be deemed to be final when any timely-commenced proceeding for review of such an order has been concluded without such order being subsequently dismissed, withdrawn, struck out, vacated or reversed, and the time for commencing any further proceeding for review of such order has expired.

Related Agreements means documents ancillary to this deed listed in Schedule 1.

Release Bills mean the First Release Bill and the Second Release Bill.

Release Legislation has the meaning given in clause 2.1(g).

Released Person has the meaning given in clause 12.1(a)(i).

Releases means the releases and extinguishments of liability described in clause 12 and set out in the Release Legislation or the NSW Government Deed of Release.

Relevant Matters means all matters relating to or arising out of any of the following or their facts, matters and circumstances:

(a)	the establishment and underfunding or funding of the MRCF, and the February 2001 ABN 60 group corporate reorganisation (including, without limitation, the transfer of the Liable Entities out of the JHIL Group, representations made to incoming directors of the Liable Entities and other third parties regarding the Liable Entities and their assets and liabilities, the media releases of ABN 60 of 16 February 2001 and of JHISE of 29 and 30 October 2003 and any statements made in relation to any of the foregoing matters);

(b)	the Deeds of Covenant and Indemnity;

(c)	the transfers of assets, and the dividends and management fees paid, by the Liable Entities, as described in the report of the Jackson Commission;

(d)	the August to October 2001 ABN 60 group corporate reorganisation, including without limitation the scheme of arrangement in relation to ABN 60 of August to October 2001, the contemporaneous reduction of capital of (and cancellation of fully paid ordinary shares in) ABN 60 and subscription by JHISE for partly paid shares in ABN 60, the subsequent cancellation of those partly paid shares in ABN 60 in March 2003 and representations to third parties and the court and any statements made in relation to any of the foregoing matters; and

(e)	the transfer of assets from ABN 60 to JHISE, the establishment of the ABN 60 Foundation Limited and ABN 60 Foundation Trust, and the allotment of fully paid shares in ABN 60 to ABN 60 Foundation Limited.

Resolution means the resolution to be voted on by Shareholders, as described in clause 2.1(d).

Ruling means a binding private ruling as referred to in clause 2.2(b)(i) or Schedule 11, or any renewal of the same or substitution on a basis which is satisfactory to the JHISE Boards and the Board of Directors of the Performing Subsidiary, each acting reasonably.

Second Irrevocable Power of Attorney means a deed in the form set out in Annexure 10.

Second Release Bill means the James Hardie (Civil Penalty Compensation Release) Bill 2005 (NSW), as initialled by the parties for the purposes of identification on the Original Execution Date.

Security Documentation means security documentation authorised under the Transaction Legislation under which the Trustee (in its capacity as trustee of the Charitable Fund) and the Liable Entities grant interests in, or other entitlements to, assets (or proceeds of asset realisations) as security for or in connection with a loan facility provided under a Facility Agreement.

Security Interest means a right, power or arrangement in relation to an asset which provides security for the payment or satisfaction of a debt, obligation or liability including without limitation under a bill of sale, mortgage, charge, lien, pledge, trust, power, deposit or hypothecation and includes an agreement to grant or create any of those things.

Shareholder means a holder of Shares.

Shareholder Documentation means the notice of meeting (including without limitation, the Resolution), explanatory memorandum and all accompanying documents to be sent to the Shareholders in relation to seeking the approval of entry into, and implementation of, this deed and the Related Agreements.

Shares means:

(a)	ordinary shares in JHISE; and

(b)	for so long as they are Quoted, the Quoted CHESS Depository Interests over the ordinary shares in JHISE, to the exclusion of the relevant underlying ordinary shares in JHISE.

Special Default has the meaning given in clause 16.2.

SPF Funded Liability means:

(a)	only those liabilities described in paragraphs (a), (b), (c), (e), (g) and (h) of the definition of Payable Liability and excludes the liabilities described in paragraph (d) or (f) of the definition of “Payable Liability”; and

(b)	a claim or category of claim which JHISE and the NSW Government agree in writing is a “SPF Funded Liability” or a category of “SPF Funded Liability”.

Stock Exchange means ASX or any approved foreign exchange (as defined under the Corporations Act).

Supervisory Board means the Supervisory Board of JHISE established under Article 21 of JHISE’s Articles of Association.

Tax and Taxation mean all forms of taxation, duties, imposts, fees, levies, deductions or withholdings, whether of Australia, a state or territory or elsewhere, including without limitation income tax, fringe benefits tax, withholding tax, capital gains tax, pay-as-you-go tax, goods and services tax, customs and other import or export duties, excise duties, sales tax, stamp duty or other similar contributions and any interest or penalty, in respect of any of them.

Tax Requirements means the requirements set out in clause 2.1(a) and Schedule 11.

Term means the period from the Commencement Date to 31 March 2045, which may be extended as referred to in clause 9.9.

Term Central Estimate means the central estimate of the present value (determined using the discount rate used in the relevant Annual Actuarial Report) of the liabilities of the Liable Entities and Marlew in respect of expected Proven Claims and Claims Legal Costs (in each case reasonably expected to become payable in the period specified in clause 14.4(b)(iii)) determined under clause 14.4(b)(iii), after allowing for Insurance and Other Recoveries during that period, and otherwise calculated in accordance with clause 14.4.

Transaction Bill means the James Hardie Former Subsidiaries (Winding up and Administration) Bill 2005 (NSW), as initialled by the parties for the purposes of identification on the Original Execution Date.

Transaction Documentation means this deed, the Related Agreements, the Transaction Legislation and the Release Legislation.

Transaction Legislation means the Transaction Bill as enacted and amended by the Amending Bill.

Trust Deed means the amended and restated trust deed for the Compensation Funds to be entered into in the form set out in Annexure 3.

Trustee means the trustee of the Compensation Funds from time to time, in its capacity as trustee, initially being the AICF.

Trustee Board means the board of directors of the Trustee established in accordance with clause 5.1.

Trustee Constitution means the constitution of the Trustee in the form set out in Schedule 10.

Unions’ Deed of Release means the deed of that name entered into on or about 23 December 2005, a copy of which is annexed in Annexure 4.

Unions NSW means Unions New South Wales of 10th Floor, 377-383 Sussex Street, Sydney in the State of New South Wales.

US Bankruptcy Code means title 11 of the United States Code, the codification of United States bankruptcy law.

US GAAP means generally accepted accounting principles as in force in the United States of America and, unless expressly otherwise provided in this deed, means those principles as in force from time to time.

VA has the meaning given in clause 7.2(m).

VL has the meaning given in clause 7.2(m).

Valuation Ratio has the meaning given in clause 7.2(m).

Wind-Up or Reconstruction Amount has the meaning given in clause 10.4.

Wind-Up Event means, in respect of a Person, the occurrence of any one or more of the following:

(a)	a final court order is entered that it be wound up or declared bankrupt;

(b)	a liquidator (excluding a provisional liquidator) is appointed to it and the appointment is not subsequently terminated;

(c)	a court declaration of bankruptcy is made in relation to it and is not subsequently withdrawn, struck out, dismissed, vacated or reversed;

(d)	the dissolution of such Person under Irish law or the law of any other jurisdiction;

(e)	[intentionally blank];

(f)	the Liquidation of that Person;

(g)	a final order for relief occurs or is deemed to occur in relation to it under Chapter 7 or Chapter 11 of the US Bankruptcy Code which, when implemented, will result in the Liquidation of that Person; and

(h)	any comparable action occurs under the law of any competent jurisdiction which has a substantially the same effect to paragraphs (a) to (g) of this definition,

and an order shall be deemed to be final when any timely-commenced proceeding for review of such an order has been concluded without such order being subsequently dismissed, withdrawn, struck out, vacated or reversed, and the time for commencing any further proceeding for review of such order has expired.

Worker’s Compensation Scheme or Policy means any of the following:

(a)	any worker’s compensation scheme established by any law of the Commonwealth of Australia or of any State or Territory of Australia;

(b)	any fund established to cover liabilities under insurance policies upon the actual or prospective insolvency of the insurer (including without limitation the Insurer Guarantee Fund established under the Worker’s Compensation Act 1987 (NSW)); and

(c)	any policy of insurance issued under or pursuant to such a scheme.

1.2	Interpretation

Headings are for convenience only and do not affect interpretation. The following rules apply unless the context requires otherwise.

(a)	The singular includes the plural, and the converse also applies.

(b)	A gender includes all genders.

(c)	If a word or phrase is defined, its other grammatical forms if capitalised have a corresponding meaning.

(d)	A reference to a clause, Schedule or Annexure is a reference to a clause of, or schedule or annexure to, this deed.

(e)	A reference to an agreement or document (including a reference to this deed) is to the agreement or document as amended, supplemented, novated or replaced, except to the extent prohibited by this deed or that other agreement or document, and includes the recitals and schedules and annexures to that agreement or document.

(f)	A reference to writing includes any method of representing or reproducing words, figures, drawings or symbols in a visible and tangible form.

(g)	A reference to a party to this deed or another agreement or document includes the party’s successors, permitted substitutes and permitted assigns (and, where applicable, the party’s legal personal representatives).

(h)	A reference to legislation or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it.

(i)	A reference to conduct includes an omission, statement or undertaking, whether or not in writing.

(j)	A reference to an agreement includes any undertaking, deed, agreement and legally enforceable arrangement, whether or not in writing, and a reference to a document includes an agreement (as so defined) in writing and any certificate, notice, instrument and document of any kind.

(k)	A reference to dollars and $ is to Australian currency.

(l)	A reference to a particular Government Authority or Stock Exchange includes a reference to any other Government Authority or Stock Exchange which succeeds the former or which performs substantially the same functions and duties as the former.

(m)	A reference to a person’s consent is to that person’s consent given in writing.

(n)	For the avoidance of doubt, clause 6.1 does not and is not intended to give rise to any greater obligation on the part of the JHISE Group than is contemplated by clause 9 or its implementation in this deed.

(o)	A reference to the Trustee is a reference to the Trustee having the assets, benefits and liabilities under this deed, the Trust Deed, the other Related Agreements and any Cross Guarantee or other agreement or instrument binding upon it.

1.3	Agreement Legally Binding

(a)	This deed is and is intended to be legally binding on all Parties hereto and to be enforceable at law and equity.

(b)	Notwithstanding clause 29 of the Original FFA, each party to the Original FFA agrees to be bound by the terms of this deed from the time that the parties to the Original FFA have executed this deed.

(c)	This deed binds the Crown in right of New South Wales and to the maximum extent permitted by law the State Crown hereby waives all Crown immunity with respect to this deed and the Related Agreements.

1.4	Execution of Trust Deed and Accession by any new Trustee

(a)	The Parties other than the Trustee irrevocably consent to the amendment and restatement of the Original Trust Deed in the terms set out in Annexure 3.

(b)	Immediately after the Amending Bill receives royal assent, JHISE agrees to execute and deliver to the Trustee the Trust Deed in the form set out in Annexure 3 and to deliver a copy of the same to the NSW Government.

(c)	Immediately following its receipt of the Trust Deed executed by JHISE, the Trustee agrees to execute and deliver the Trust Deed to JHISE and to deliver a copy of the same to the NSW Government.

1.5	Accession by Trustee

(a)	On execution of the Trust Deed in accordance with clause 1.4, the Parties must:

(i)	use their respective best endeavours to procure the Trustee in its capacity as trustee of the Discretionary Fund, to agree to become party to this deed; and

(ii)	promptly following the Trustee agreeing to do so, execute and deliver to the other Parties, and use their respective best endeavours to procure the Trustee in its capacity as trustee of the Discretionary Fund to execute and deliver to the parties, a Deed of Accession.

(b)	Where the Trustee and the Parties deliver a Deed of Accession in accordance with clause 1.5(a) or a novation deed in accordance with clause 1.5(c), the Trustee shall be, and shall be taken to be, a Party to this deed both in its capacity as trustee of the Charitable Fund and trustee of the Discretionary Fund effective from the time of delivery of such deed and shall have the benefit of each right expressed to be that of the Trustee and be entitled to enforce each such right against the other Parties.

(c)	Upon the appointment of a new Trustee in accordance with the Trust Deed, the Parties shall execute a novation deed which has been executed by the new Trustee, under which, among other things, all liabilities incurred by or on behalf of the outgoing Trustee under this deed are assumed by the new Trustee.

1.6	Business Days

If the day on or by which a person must do something under this deed is not a Business Day, it must be done on or by the next Business Day.

2	CONDITIONS PRECEDENT

2.1	Conditions precedent

The provisions of and obligations of the Parties under this deed (excluding this clause 2 and clauses 1, 3, 17, 21 to 27, 29 to 34 inclusive) are subject to, and do not commence until each of the following Conditions has been satisfied or waived in writing by the Parties:

(a)	the JHISE Boards and the board of directors of the Performing Subsidiary are satisfied, acting reasonably that with effect on or before payment of the Initial Funding (and by force of retrospective legislation where necessary), that for the purposes of the Tax laws of Australia:

(i)	payments of the JHISE Contributions (including, for the avoidance of doubt, the Initial Funding) to the Trustee will be deductible to the JHISE Group Taxpayer on the basis of Black Hole Deductibility for the purpose of determining the taxable income of the JHISE Group Taxpayer;

(ii)	the JHISE Contributions received by the Trustee of the Charitable Fund from the Performing Subsidiary will comprise corpus of a trust and so will not form part of the assessable income of the Trustee of the Charitable Fund as either ordinary or statutory income;

(iii)	if the Trustee of the Discretionary Fund exercises its discretion during a tax year to pay or apply Annual Income for the benefit of a Liable Entity, that:

A.	the Liable Entity will be deemed to be presently entitled to such Annual Income;

B.	such Annual Income will not form part of the assessable income of the Trustee of the Discretionary Fund for that year;

C.	the Trustee of the Discretionary Fund will not be subject to tax under sections 99 or 99A of the Income Tax Assessment Act 1936 in respect of such Annual Income;

(iv)	section 100A of the Income Tax Assessment Act 1936 will not apply to deem the Trustee of the Discretionary Fund to be taxed on any income paid or applied by the Trustee of the Discretionary Fund for the benefit of the Liable Entities in the manner described in clause 2.1(a)(iii);

(v)	Part IVA of the Income Tax Assessment Act 1936 will not apply with respect to any or all payments or transactions contemplated in this deed or the Trust Deed;

(vi)	Proven Claims:

A.	will be allowable deductions to Amaca and Amaba during the Term when incurred;

B.	are incurred for the purpose of the Income Tax Assessment Acts 1936 and 1997 on the date of making, in respect of a specific claim, an order for final judgement or on the date of a deed of settlement, as the case may be in relation to such specific claim;

(vii)	the assessable income of Amaca and Amaba in respect of a year of income:

A.	will include amounts of the Discretionary Fund paid or applied by the Trustee for the benefit of Amaca or Amaba, as the case may be;

B.	will be offset to reduce the taxable income of Amaca or Amaba, as the case may be, by allowable deductions of Amaca or Amaba, as the case may be, arising from the amounts referred to in clause 2.1(a)(vi)(A);

(viii)	the amount of payments made by the Trustee of the Charitable Fund to Claimants to meet Proven Claims against any Liable Entity will not form part of the assessable income of the Liable Entity;

(ix)	and in particular for the purposes of A New Tax System (Goods and Services Tax) Act 1999:

A.	the Funding Payments to be made by the Performing Subsidiary to the Trustee do not represent or comprise consideration for a taxable supply made by the Trustee;

B.	the payment of Proven Claims by the Trustee will not represent or comprise consideration for a taxable supply;

C.	the application of any part of the Discretionary Fund by the Trustee for the benefit of a Liable Entity will not represent or comprise consideration for a taxable supply;

D.	compensation payments made to a Proven Claimant by a Liable Entity do not represent or comprise consideration for a taxable supply;

E.	if the Liable Entities and the Trustee are members of the same GST Group, the following activities of the Trustee will not comprise taxable supplies:

I.	management of the Trustee or Liable Entities and the winding up of the Liable Entities;

II.	management of legal and administrative costs in respect of Claims and the negotiation of settlements of those Claims;

III.	investment of the assets contributed to or received by the Trustee;

IV.	management of the insurance claims the Liable Entities may make in relation to losses resulting from Claims or recovery of Insurance and Other Recoveries;

F.	the Trustee, as a representative member of the GST Group of which it is a member from time to time, will be entitled to input tax credits for GST incurred on:

I.	acquisitions associated with the receipt of Funding Payments by the Trustee from the Performing Subsidiary

II.	acquisitions made in connection with payments of Proven Claims;

III.	investment management services (but only to the extent of a reduced input tax credit); and

IV.	acquisitions made in connection with the carrying out of other activities closely connected to the making of compensation payments to claimants of Proven Claims;

(b)	the JHISE Boards and the board of directors of the Performing Subsidiary receive an independent expert’s report from the Independent Expert that subject to satisfaction of the Conditions under clause 2.1(a) if those Conditions have not been satisfied by the date of finalisation of the report, the implementation of this deed and the JHISE Guarantee by JHISE and the Performing Subsidiary is in the best interests of JHISE and its enterprise as a whole;

(c)	the JHISE Boards resolve, being satisfied in their discretion they should do so having regard to their duties as directors, to recommend that the Shareholders vote in favour of approval of this deed and its implementation by the JHISE Group (which resolution may, at JHISE’s discretion, be sought so as to be conditional upon satisfaction of the Conditions under clause 2.1(a) if those Conditions have not been satisfied by the date of such resolution, such resolution not to be otherwise conditional upon anything not required to be done under this deed on or before the Commencement Date);

(d)	the Shareholders in a general meeting duly convened under the JHISE Articles approve this deed and the JHISE Guarantee and their implementation by the JHISE Group (which approval may, at the discretion of JHISE, be sought so as to be conditional upon satisfaction of the Conditions under clause 2.1(a) if those Conditions have not been satisfied by the date at which the Shareholders vote on that resolution, such resolution not to be otherwise conditional upon anything not required to be done under this deed on or before the Commencement Date);

(e)	the Initial Lenders approve the JHISE Group implementing this deed on terms acceptable to JHISE acting reasonably (such approvals to be evidenced in the usual form of such approvals provided by such Initial Lenders);

(f)	the Transaction Bill is enacted by the NSW Parliament and has come into force:

(i)	in the form initialled by authorised representatives of JHISE and the NSW Government on or prior to the Original Execution Date for the purposes of identification; or

(ii)	otherwise on terms stated in writing by JHISE to be acceptable to it;

(g)	the Release Bills are enacted by the NSW Parliament and come into force:

(i)	in the form initialled by authorised representatives of JHISE and the NSW Government on or prior to the Original Execution Date for the purpose of identification; or

(ii)	otherwise on terms stated in writing by JHISE to be acceptable to it,

(such legislation, the “Release Legislation”);

(h)	execution of each of the Related Agreements by each of the parties thereto;

(hh)	execution of the Trust Deed;

(i)	the following are satisfied (or waived by agreement in writing by the Parties) on the date at which all Conditions set out in this clause 2.1 (other than this clause 2.1(i) and clause 2.1(n)) have been satisfied:

(A)	JHISE confirms in writing to the NSW Government (without qualification) that the terms of clause 7 of this deed would not have been breached; and

(B)	the NSW Government confirms in writing to JHISE (without qualification) that no adverse or discriminatory legislative action within the meaning of clause 13.2 or 13.3 has been taken nor has clause 13.4 had any application;

in each case, had those provisions been binding upon the Parties for the period between the date of signing this deed and the date at which all other Conditions set out in this clause 2.1 (other than clause 2.1(n)) have been satisfied or waived by the Parties; and

(C)	to the extent shares in the Liable Entities have not been transferred to the Trustee on or prior to the Commencement Date, the Minister empowered to do so under section 16(1) of the Transaction Legislation (when in force) serves an order under that section upon each of the shareholders of each of the Liable Entities and the directors of each of the Liable Entities to transfer all of the shares held by such shareholders in the Liable Entities to the Trustee, on a day on or prior to the Commencement Date, and such transfers occur so as to vest legal and beneficial title in the Liable Entities in the Trustee; and

(D)	the NSW Government has not breached clauses 2.3(b) and (c) between the date of signing this deed and the date at which all other Conditions set out in this clause 2.1 (other than clause 2.1(n)) have been satisfied or waived by the Parties;

(j)	the receipt by JHISE and the NSW Government of each of the opinions required under clause 22 of the Original FFA;

(jj)	the receipt by the relevant parties (as identified in each of the opinions) of each of the opinions required under clause 22 of this deed;

(k)	the Trustee appoints the Approved Actuary on terms consistent with this deed and JHISE irrevocably waives in writing (in the form of Annexure 8), any right to object to KPMG Actuaries being appointed as and performing the role of the initial Approved Actuary of the Trustee, notwithstanding that KPMG Actuaries has provided or may provide before the Commencement Date any services to any member of the JHISE Group;

(l)	the execution and delivery of a deed of accession by the Trustee as trustee of the trust established under the Original Trust Deed by the Parties thereto, including the Trustee;

(ll)	the execution and delivery of a Deed of Accession by the Trustee by the parties thereto including the Trustee in its capacity as trustee of the Discretionary Fund;

(lll)	the adoption by the Trustee of the amended constitution of the Trustee in the form set out in Schedule 10;

(m)	the Amending Bill is enacted by the NSW Parliament and comes into force:

(i)	in the form initialled by authorised representatives of JHISE and the NSW Government on or prior to the date of this deed for the purposes of identification; or

(ii)	otherwise on terms stated by JHISE to be acceptable to it,

(such legislation the “Amending Legislation”);

(n)	the Performing Subsidiary deposits the Initial Funding into the Compensation Funds Account,

provided that upon satisfaction or waiver of such conditions, clauses 7 and 13.2, 13.3 and 13.4 shall be taken for all purposes of this deed to have been binding and effective from the date of this deed.

2.2	Satisfaction of Conditions Precedent

(a)	(i)	The Conditions contained in clauses 2.1(b), (c), (k) and (m) (other than those elements of the Transaction Legislation described in clause 2.2(a)(ii)) must be satisfied or waived by 31 December 2006 or such later date as JHISE and the NSW Government may agree in writing.

(ii)	Subject to clause 2.2(a)(iii) the Conditions described in clauses 2.1(d), (e), (hh), (i), (jj), (ll), (lll) and (n) and those parts of the Conditions under clauses 2.1(f) and (h) which remain unsatisfied and that part of the Condition under clause 2.1(m) which relates to the amendment of the uncommenced provisions of the Transaction Legislation must be satisfied or waived within 12 weeks of the satisfaction of the other Conditions.

(iii)	In relation to clause 2.2(a)(ii):

A.	that part of the Condition under clause 2.1(m) which relates to the amendment of the uncommenced provisions of the Transaction Legislation and the balance of the Condition described at clause 2.1(f) that remains unsatisfied, must only be satisfied once all other Conditions, other than the Conditions set out at clauses 2.1(i) and 2.1(n) have been satisfied or waived; and

B.	the Condition described in clause 2.1(n) must only be satisfied once all other Conditions have been satisfied or waived.

(b)	Each of the Parties acknowledges and agrees that as at the date of this deed:

(i)	the Conditions set out in clause 2.1(a) have been satisfied for the purposes of clause 2.1 by the issue of the private binding rulings issued to the Trustee and others on 8 November 2006;

(ii)	the Tax Requirements have been satisfied for the purposes of clause 6.4(a)(i) by the issue of the private binding rulings issued to the Trustee and others on 8 November 2006;

(iii)	regarding the Condition set out in clause 2.1(f), the Transaction Bill has been enacted and Part 1, Part 2, Divisions 1, 4 and 6 of Part 3, Part 1 of Schedule 1 and clause 3 of Schedule 1 and Sections 61-69 and 71 of Part 5 have come into force;

(iv)	the Condition set out at clause 2.1(g) has been satisfied;

(v)	the Condition set out in clause 2.1(h) has been satisfied except in relation to the Intercreditor Deeds, the JHISE Guarantee, the Second Irrevocable Power of Attorney and the Trust Deed;

(vi)	the Condition set out at clause 2.1(j) has been satisfied or to the extent of the opinions described in clause 22.2 of the Original FFA, is waived; and

(vii)	the Condition set out at clause 2.1(l) has been satisfied.

2.3	Best Endeavours to Satisfy Conditions

(a)	Each Party shall use its best endeavours promptly to satisfy each Condition for which it is responsible including, without limitation, taking the steps set out in the timetable initialled for identification by the Parties for which they are responsible, to the extent possible, by the relevant date set out in that timetable. Each Party must give the Party responsible for the satisfaction of a Condition any reasonable assistance that such responsible party may request to satisfy that Condition. Each Party must promptly give a Notice to the other Parties that a Condition for which it is responsible has been satisfied upon becoming aware of that satisfaction.

(b)	Prior to the Commencement Date, without prejudice to any right or remedy of the NSW Government, the releases and extinguishments of liabilities set out in the Release Legislation in respect of Persons who are not natural persons may only be suspended by the NSW Government if:

(i)	JHISE or the Performing Subsidiary is and remains in breach of its obligations under clauses 2.3(a) or 2.4; or

(ii)	this deed is terminated under clause 2.6, on or after the conclusion of the negotiations (if any) under clause 2.6(d),

provided that any suspension of such releases shall not take effect less than 14 days after JHISE has been Notified of any proposed suspension. This clause 2.3(b) shall have no operation after the Commencement Date.

(c)	The NSW Government must revoke the suspension of any release of liability suspended as a result of a breach of a kind described in clause 2.3(b) immediately upon JHISE remedying that breach and Notifying the NSW Government demonstrating that such a breach has been remedied.

2.4	Specific actions to be taken by each party

The following table sets out the Conditions for which each party is responsible and, without limiting clause 2.3, specific actions it must take to satisfy those Conditions:

In relation to this Condition…	this party is responsible…	…and must take this action:

Clause 2.1(a)	JHISE and the Trustee

Seek relevant taxation opinions or rulings (where applicable).

Participate in discussions with Federal Government regarding the income tax position of the Trustee and tax deductibility of payments to the Trustee.

Clause 2.1(b)	JHISE	Retain and instruct Independent Expert.

Clause 2.1(c)	JHISE	Request JHISE Boards to consider this resolution. Provide JHISE Boards with the material information relevant to their decision whether to pass this resolution.

Clause 2.1(d)	JHISE	Comply with clause 2.5.

Clause 2.1(e)	JHISE

Provide the Initial Lenders with the material information relevant to their decision whether to give their approval.

Seek the approval of the Initial Lenders for the entry into and implementation of this deed.

Clause 2.1(f)	NSW Government	On a timely basis, introduce the Transaction Bill into Parliament, cause it to be debated and considered by Parliament and, if passed, seek royal assent in relation thereto and the timely commencement of the operation of such legislation.

Clause 2.1(g)	NSW Government	On a timely basis, introduce the Release Bills into Parliament, cause them to be debated and considered by Parliament and, if passed, seek royal assent.

Clause 2.1(h)	Each Party	Execute those Related Agreements to which it is a party.

Clause 2.1(hh)	The Settlor and the Trustee	Execute the Trust Deed.

In relation to this Condition…	this party is responsible…	…and must take this action:

Clause 2.1(i)	JHISE NSW Government

Provide the confirmation set out in clause 2.1(i)(A).

Provide the confirmation set out in clause 2.1(i)(B). If the shares described therein are not transferred within the date described therein, issue the order described in clause 2.1(i)(C).

Clause 2.1(j)	JHISE	Procure the delivery of the legal opinions referred to in that clause.

Clause 2.1 (jj)	JHISE	Procure the delivery of the legal opinions referred to in that clause.

Clause 2.1(k)	Trustee JHISE	Retain and instruct the Approved Actuary. Provide waiver of conflict letter.

Clause 2.1(l)	All Parties	Execute deed of accession.

Clause 2.1(ll)	All Parties	Execution of Deed of Accession

Clause 2.1(lll)	JHISE	Amendment of Trustee Constitution

Clause 2.1(m)	NSW Government	On a timely basis introduce the Amending Bill into Parliament, cause it to be debated and considered by Parliament and, if passed, seek royal assent thereto and the timely commencement of operation of such legislation.

Clause 2.1(n)	Performing Subsidiary	Once all other Conditions have been satisfied in full or waived by agreement in writing by the Parties, deposit the Initial Funding into the Compensation Funds Account

2.5	Shareholder Documentation

Without in any way limiting the generality of clause 2.3, JHISE must use its best endeavours to take each of the following steps:

(a)	provide permitted recipients under the terms of a confidentiality deed duly executed by inter alia the NSW Government and JHISE on or by the date of this deed with access (and subject at all times to the NSW Government and the other permitted recipients adhering to the confidentiality requirements set out in that deed) to enable them to review (but not take a copy of) a verification draft of the Shareholder Documentation at least 10 days before the proposed date of despatch to the Shareholders;

(b)	consider in good faith any comments of the NSW Government on the draft Shareholder Documentation;

(c)	ensure that the Shareholder Documentation complies in all material respects with all disclosure requirements under applicable Dutch laws and regulations and, to the extent applicable, under the Australian and US laws, regulations and ASX Listing Rules and equivalent US requirements;

(d)	promptly convene a meeting of Shareholders and despatch the Shareholder Documentation following the date on which such actions are resolved to be taken by the JHISE Boards; and

(e)	ensure that if it or any other member of the JHISE Group becomes aware that clause 2.5(c) has not been complied with, it makes timely and adequate disclosure of such further matters required to be disclosed under the relevant law, regulation or listing rule, in each case, using best endeavours to achieve those steps.

2.6	Failure to satisfy Conditions

If all of the Conditions are not satisfied or waived by written agreement between the Parties under clause 2.1, on or by the date referred to in clause 2.2(a) or any later date as may be agreed in writing by the Parties (or if clause 6.4(i)(ii) applies):

(a)	any Party may, by Notice to the others, terminate this deed and each of the Related Agreements;

(b)	where that termination occurs:

(i)	each Party is relieved of any further obligation under this deed other than under this clause 2.6, clauses 23, 25 to 27 and 29 to 34 inclusive, which will survive termination;

(ii)	any amount received by the Trustee from JHISE or the Performing Subsidiary pursuant to this deed or a Related Agreement before that time must be refunded in full to JHISE, excluding:

(A)	any monies paid under clause 17.1 on terms that such funding is not required to be repaid (either generally or in specified circumstances, where those circumstances have arisen); and

(B)	any amounts which, as at the date of termination, the Trustee or Liable Entities:

I.	have paid out in settlement of SPF Funded Liabilities;

II.	have incurred a liability to pay SPF Funded Liabilities; or

III.	reasonably expect will be required to be paid to meet Proven Claims arising from Personal Asbestos Claims and Marlew Claims which were notified by Claimants to the Trustee or the Liable Entities prior to the date of termination; and

(iii)	each of the Parties undertakes that it will not take any steps to prevent or impede the repayment of any monies required to be repaid to the Performing Subsidiary or JHISE in accordance with this clause; and

(iv)	such monies shall only be taken to be repaid for the purposes of this clause 2.6 when received by JHISE in cleared funds in an account nominated by JHISE (and for this purpose the Performing Subsidiary authorises and directs that any amounts due to be refunded to it pursuant to this clause 2.6 must be paid directly to JHISE);

(c)	the termination does not affect accrued rights arising from any breach of this deed occurring before such termination; and

(d)	following termination, where practicable the Parties must negotiate in good faith for a period of up to one month, to seek, on a bona fide basis, to agree to alternative arrangements in relation to any Condition or Conditions which have not been satisfied as will enable such Condition(s) to be:

(i)	satisfied in an alternative manner; or

(ii)	where agreed in writing between the Parties, disregarded or no longer required.

2.7	Commencement Date

The Commencement Date shall fall 5 Business Days after the date on which all Conditions (excluding the Condition in clause 2.1(n)) have been satisfied or waived by agreement in writing by the Parties. The Parties may by agreement in writing vary the Commencement Date.

2.8	Representations and Warranties

(a)	JHISE represents and warrants that the statements set out in Part 1 of Schedule 2 are true and accurate as at the date of this deed.

(b)	On the date of this deed, JHISE has provided to the NSW Government, and the NSW Government acknowledges receipt, of an officer’s certificate signed by the chief financial officer of JHISE in the form set out in Part 2 of Schedule 2.

3	STRUCTURE

3.1	Agreed Structure

The Parties agree to the structure set out in the Transaction Legislation and the Trust Deed for establishing the Compensation Funds for the purpose of funding the payment of liabilities to Claimants in respect of Proven Claims, and for meeting reasonable Operating Expenses and Claims Legal Costs, and other Payable Liabilities, and for dealing with such Liable Entities.

3.2	Selection of Agreed Structure

The Parties acknowledge and agree that in determining the method of restructuring of the Liable Entities and the Trustee under the Original FFA, the matters referred to in clause 5.4 of the Heads of Agreement were taken into account.

3.3	No recourse

(a)	The Parties agree that, without prejudice to the NSW Government’s ability to undertake adverse legislative or regulatory action against the JHISE Group in the manner permitted under clause 13 during any period where the circumstances set out in clauses 13.2(d) or 13.3(d) apply, neither JHISE nor any other member of the JHISE Group shall have any obligations, and there shall be no (and the Parties shall not seek) recourse to any of them, with respect to any liabilities of the Liable Entities, other than and then only to the extent set out in:

(i)	this deed and the Related Agreements; and

(ii)	the Transaction Legislation and the Release Legislation, each as in force in the form accepted by JHISE as satisfying the Conditions set out in clauses 2.1(f) and (g) respectively, or as may be amended by NSW Government (in relation to amendments which would not adversely affect JHISE, the Performing Subsidiary or the Compensation Funds) or following agreement in writing with JHISE (in relation to any amendments which would adversely affect any of those parties).

(b)	The Parties agree that Claimants have no rights arising under this deed or any Related Agreement against any of the Parties to this deed or any Related Agreement.

4	THE COMPENSATION FUNDS

4.1	Governing law and principal place of business of the Trustee

The Trustee must ensure:

(a)	that the Compensation Funds remain governed by the laws of New South Wales; and

(b)	that the Trustee maintains its principal place of business in New South Wales.

4.2	Role of the Trustee

The Trustee’s role is to do the following (and in respect of clauses 4.2(c), (d), (h)(ii), (i) and (k) in relation to a Liable Entity, the Trustee shall only be obliged to take such steps to the extent that the Liable Entity is under the control or direction of the Trustee):

(a)	hold in the Charitable Fund the benefit of the Funding Obligations and the obligation of the Performing Subsidiary (if applicable) to pay the Wind-Up or Reconstruction Amount in accordance with clause 10, the JHISE Guarantee and of JHISE’s covenants and obligations under this deed and the Related Agreements to ensure the payment by the JHISE Group of the JHISE Contributions under this deed and any Cross Guarantee given pursuant to clause 15.7, and enforce the same as may be required from time to time;

(b)	in its capacity as trustee of the Charitable Fund be the creditor of the Performing Subsidiary and JHISE for payments (whether actually or contingently) due and payable to the Trustee under this deed and receive and give a proper receipt for such amounts;

(c)	manage itself or through one or more of the Liable Entities or otherwise cause to be managed, the response to all Payable Liabilities for itself or for or on behalf of the Liable Entities (and in respect of Payable Liabilities which are not SPF Funded Liabilities, on the basis that the Liable Entities must bear the full cost and all liabilities associated with such claims);

(d)	subject to it having the necessary funds to do so and clause 9.15, pay (in accordance with and subject to clause 4.7 and the provisions of the Transaction Legislation) SPF Funded Liabilities itself or through one or more of, or on behalf of, or for the benefit of, one or more of, the Liable Entities (including without limitation by applying the Discretionary Fund Property for the benefit of one or more Liable Entities or otherwise as permitted under the Trust Deed), and in each case for itself, or through, or for the benefit of or on behalf of, one or more of the Liable Entities as the Trustee may in its discretion determine. In any case where an amount is paid through, or on behalf of, or for the benefit of, a Liable Entity, then unless expressly notified by the Trustee to the Liable Entity, the Liable Entity shall have no rights to direct the Trustee as to the payment or manner or timing of any payment of such amounts, nor to have any rights to itself receive such amounts;

(e)	use its best endeavours to achieve all available legal and administrative cost savings in relation to:

(i)	the process for handling the response to Personal Asbestos Claims and Marlew Claims;

(ii)	court proceedings dealing with apportionment of damages in relation to Personal Asbestos Claims and Marlew Claims; and

(iii)	exercising rights of recovery;

(f)	review and implement legal and administrative cost savings in the claims management process on a continuing basis both in relation to the process for settling Personal Asbestos Claims and Marlew Claims and the process generally applicable in relation to Personal Asbestos Claims and Marlew Claims, including reducing Claims Legal Costs;

(g)	invest the assets contributed to or received by the Trustee;

(h)	use its best endeavours to:

(i)	recover;

(ii)	procure that each Liable Entity recover; and

(iii)	exercise or procure the exercise of rights subrogated from any Claimant to recover,

amounts paid or liabilities incurred with respect to any Personal Asbestos Claims, Marlew Claims or any other Payable Liabilities from insurers, reinsurers and other parties who may have contributed to the loss relating to such claims;

(i)	generally do all things necessary and convenient for the purposes of handling and finalising Payable Liabilities for itself, or through, for the benefit of, or for or on behalf of, one or more of the Liable Entities (provided that nothing in this deed shall require the Trustee to incur any liability or pay any amount with respect to a liability which is not a SPF Funded Liability. The condition set out in clause 4.2(d) shall apply equally with respect to any payment made under this clause 4.2(i));

(j)	as provided by the Transaction Legislation or to the extent otherwise entitled to do so, be subrogated to the rights of the Claimants against the Liable Entities and Marlew or any other persons in relation to any Payable Liability settled or met by the Trustee out of the Charitable Fund Property; and

(k)	be authorised and permitted to negotiate with Claimants and at its discretion procure that the relevant Liable Entity enter into binding settlements in relation to (including without limitation compromises of) Payable Liabilities.

4.3	Association of the Trustee with JHISE

(a)	If at any time the Trustee is proposed to become part of, or an associate of, the JHISE Group other than as contemplated under clauses 4 or 5 (excluding this clause 4.3), the Trustee and JHISE must give the NSW Government at least 90 days’ prior Notice with such Notice containing all relevant details of the proposal (Relevant Proposal). Such association may only occur if the NSW Government gives Notice that it is satisfied, acting reasonably and diligently:

(i)	with the adequacy of the protections afforded with respect to the Trustee;

(ii)	that any Insolvency within the JHISE Group will not result in the Trustee also becoming insolvent, save to the extent that the group Insolvency may impact on the payment of the JHISE Contributions; and

(iii)	that creditors of the JHISE Group will not have access to any funds or assets of the Trustee or the Liable Entities for payment of liabilities owing to them in their capacity as creditors of the JHISE Group.

(b)	The NSW Government shall be taken to be satisfied with a Relevant Proposal and to have given Notice to that effect if, by the end of the 90 day Notice period or such longer period as extended under clause 4.3(c), it has not given any Notice to JHISE of its decision in relation to such Relevant Proposal.

(c)	Before the end of the 90 day Notice period, the NSW Government may extend by Notice the period within which it must make a decision on the Relevant Proposal by an additional 60 days commencing immediately after the last day of the first 90 day period.

(d)	If the NSW Government is not satisfied as to the matters in clause 4.3(a), it must give Notice of its decision (including reasons) within the 90 day Notice period or such longer period as extended under clause 4.3(c).

(e)	Without limiting any other rights or remedies available to JHISE or the Trustee, either or both of those Parties may seek a declaratory relief from a Court in relation to an adverse decision of the NSW Government under clause 4.3(d), but JHISE and the Trustee agree not to implement any step of the proposal unless and until such declaration of the Court has been made.

(f)	Where a Relevant Proposal will or may reasonably be expected to result in clause 6.4(a) having any operation, the NSW Government shall be entitled to reject that Relevant Proposal.

(g)	Nothing in this clause 4.3 derogates from, or reduces or increases the rights or obligations of JHISE and the Performing Subsidiary under any other provision of this deed.

4.4	Trustee Covenants

(a)	The Trustee covenants in favour of each other Party to fully comply with the terms of the Trust Deed and with its obligations under this deed.

(b)	Subject to clause 9.15, the Trustee covenants that it will ensure that each Liable Entity will continue to trade notwithstanding the occurrence of an Insolvency Event of that Liable Entity so long as the Transaction Legislation permits the Liable Entity to do so and no other law prohibits the Liable Entity from doing so.

(c)	The Trustee covenants in favour of the other Parties that it will comply with all Accepted Tax Conditions in respect of Taxation of the Trustee in relation to the Compensation Funds (including the Taxation of the income of the Compensation Funds).

4.5	Inconsistency

In the event, and to the extent, of any inconsistency between the provisions of this deed and the terms of the instrument establishing or governing the Trustee or any Related Agreement, this deed shall prevail except in the event that the relevant instrument is the Transaction Legislation or the Release Legislation.

4.6	Alternative payment mechanism if Trustee insolvent etc.

(a)	In the event that the Trustee is unable by operation of law or incapacity to carry out its functions under clause 4.2(a) and (c), for whatever reason including Insolvency, each Party agrees to use all reasonable endeavours to overcome that difficulty, including by replacing the Trustee where the new Trustee, while governed in the same way as the outgoing Trustee, would not suffer the same inability.

(b)	If after 6 months the Trustee or any replacement Trustee remains unable to carry out its functions for the reasons set out in clause 4.6(a), then unless that inability has arisen by reason of any breach of this deed by the NSW Government (whether by an act or an omission by the NSW Government) or an act of the NSW Government, the NSW Government may, subject to the remainder of this clause 4.6, establish an alternative payment mechanism by giving Notice to JHISE of the Person to whom the Funding Payments (and, to the extent payable, any Wind-Up or Reconstruction Amount) shall be made for the benefit of Claimants having Proven Claims (the “New Person”) and the Performing Subsidiary shall thereafter make such payments to the New Person in substitution for the Trustee.

(c)	Nothing in this clause 4.6 will, and no alternative funding arrangements established under this clause may:

(i)	negate or reduce or increase the continuing obligations of JHISE or the Performing Subsidiary under this deed; or

(ii)	entitle the NSW Government or any Government Authority (whether directly or indirectly) to the benefit of any amounts paid or which are or may become payable to the Trustee by JHISE or the Performing Subsidiary under this deed or any Related Agreement.

(d)	Any nomination by the NSW Government of a Person as the New Person shall not be effective unless and until that Person irrevocably agrees in favour of the Parties to perform the obligations of the Trustee under this deed and the Related Agreements to which the Trustee is a party, and the Parties agree promptly to comply with clause 1.5 by executing a novation deed.

(e)	The NSW Government must ensure that the New Person nominated by it pursuant to clause 4.6(b) is reasonably capable of properly and diligently performing and discharging the obligations described in clause 4.6(d).

(f)	The NSW Government must not nominate a New Person to be appointed under this clause 4.6 which is not incorporated in Australia without the prior written consent of JHISE.

4.7	Indemnity by Liable Entities

The Parties acknowledge and agree that where the Trustee has made a payment in respect of which it is entitled to be indemnified by one or more Liable Entities under section 36(2) of the Transaction Legislation, the Trustee shall be entitled to charge the relevant Liable Entity or Liable Entities (as the case may be) interest on that amount for the period between the date on which the Trustee makes the relevant payment, until the date the Liable Entity or Liable Entities (as the case may be) discharges its or their indemnity obligations in relation to that payment. That interest shall be calculated at the Interest Rate or such other rate as agreed in writing by the Parties.1

5	GOVERNANCE AND AUDIT OF THE COMPENSATION FUNDS

5.1	The Trustee Board

(a)	The management of the Compensation Funds shall vest in the Trustee.

(b)	The Trustee Board shall consist of a minimum of three Directors and a maximum of five Directors as determined by the Directors.

(c)	Initially there shall be five Directors. JHISE must appoint three of those initial Directors and the NSW Government must appoint two of those initial Directors.

[1]	See letter agreements dated 3 August 2007 and 13 May 2008 specifying agreed interest rates for particular periods.

5.2	Power to appoint directors

(a)	Subject to clause 16.3(b):

(i)	JHISE shall be entitled to appoint a majority of the Directors from time to time to the Trustee Board and to designate one of those Directors to be Chairman;

(ii)	JHISE may, by Notice to the other Parties, nominate a subsidiary for so long as it remains a subsidiary of JHISE, to exercise its rights under this clause 5.2(a); and

(iii)	JHISE shall, or shall procure that the nominated subsidiary shall, promptly give Notice to the Trustee and the NSW Government of any appointment made pursuant to this clause 5.2(a).

(b)	The NSW Government shall be entitled to appoint the remaining Directors.

(c)	If the NSW Government appoints officers of the NSW Government as Directors, the Trustee shall and JHISE shall procure that the Directors nominated by it vote in favour of any resolutions of the Trustee Board necessary to ensure that to the extent permitted by applicable law the Trustee waives any potential conflicts of interest arising because the officer is both a Director and has duties to the NSW Government as a public servant.

(d)	A Party shall promptly remove a Director appointed by that Party from office if that Director has committed, or is suspected on reasonable grounds by one or more Parties, of having committed a material breach or successive breaches of confidentiality in relation to the affairs of the Trustee or any of the Parties in connection with this deed or who otherwise engages in conduct which renders him or her unsuitable to be a Director.

5.3	Power to remove and replace Directors

Each Appointor may, by Notice in writing to the Trustee, remove and replace, from time to time, the persons appointed by it as a Director or Chairman. Except in cases of emergency, at least 5 Business Days’ Notice shall be given to the other Parties of any proposed appointment of a Director.

5.4	Quorum

The quorum for a Trustee Board meeting is, if JHISE has appointed at least one Director, one Director appointed by JHISE and, if the NSW Government has appointed at least one Director, one Director appointed by the NSW Government, provided that:

(a)	subject to clause 5.4(b), if a quorum is not present at a meeting, the meeting shall be reconvened by Notice to a date no less than 24 hours after the date of the original meeting (or such time as is reasonable in cases of emergency) and the quorum for such a reconvened meeting of which all Directors have been given notice in writing shall be at least two Directors; and

(b)	if clause 16.3(b) applies, the quorum shall be determined in accordance with clause 16.3(b)(i).

5.5	Voting at Trustee Board meetings

(a)	Except as otherwise specified in this deed, at any meeting of the Directors, each Director has one vote.

(b)	If a Director representative of a Party and his or her alternate Director is absent, the remaining Director representatives of that Party shall be entitled to jointly exercise the absent Director’s vote.

5.6	Chairman and Chairman’s vote

The Chairman will have a casting vote in addition to a deliberative vote.

5.7	Interests of Appointor

(a)	Subject always to a Director’s obligations under the Trust Deed, the Trustee Constitution, statute or otherwise at law, a Director may take into account the views of that Director’s Appointor and may act on the wishes of that Appointor in performing any of his or her duties or exercising any power, right or discretion as a Director in relation to the Trustee.

(b)	A Director may provide that Director’s Appointor with copies of all documents, Board Papers and other material which come into the possession of the Director in that capacity and may disclose to and discuss with the Appointor all information to which the Director becomes privy in that capacity.

5.8	Adjournment

If a quorum is not present within 1 hour after the time appointed for a meeting, the meeting will stand adjourned to:

(a)	if clause 5.4(a) applies, the time specified in that clause; and

(b)	in any other case the same time and place seven days after the meeting or to another day, time and place determined by those Directors present.

5.9	Alternate Directors

Each Director may appoint, by Notice in writing to the Trustee, an alternate to act in his or her place. Except in cases of emergency, at least 5 Business Days’ Notice must be given of any proposed appointment of an alternate Director pursuant to this clause 5.9.

5.10	Chief Executive Officer

The Trustee will be responsible for the selection, appointment and termination of the chief executive officer of the Compensation Funds and the terms on which he or she is engaged from time to time.

5.11	Insurance and Indemnities

The Trustee must use best endeavours to take out and maintain Directors and Officers liability insurance with a reputable insurer in respect of each Director and must execute a deed of access and indemnity in favour of each Director.

5.12	Approved Auditor

(a)	The Trustee shall, with the consent of each of the NSW Government and JHISE, appoint and continue to retain an Approved Auditor to be the auditor of the Trustee.

(b)	The Trustee shall, before purporting to appoint an Approved Auditor, give Notice to the NSW Government and JHISE setting out:

(i)	the name and address of the proposed appointee;

(ii)	the qualifications and experience of the proposed appointee; and

(iii)	all information that it has concerning the independence (or potential conflicts of duty affecting or that may affect) the proposed appointee (including any information concerning the matters set out in clause 5.12(d)(iii)).

(c)	The consent of each of the NSW Government and of JHISE to the appointment of any Approved Auditor shall not be unreasonably withheld. If the Trustee gives Notice in accordance with clause 5.12(b) and the NSW Government or JHISE (as the case may be) either gives consent or does not give Notice to the Trustee Board refusing consent (with reasons) within one month of the Trustee Board’s Notice to it, the Trustee Board may appoint the Person specified in its Notice.

(d)	The Approved Auditor must at all times:

(i)	be a registered company auditor;

(ii)	have appropriate qualifications and experience to be able to perform the audit expected to be performed as at the time of the appointment; and

(iii)	not be associated with the current Approved Actuary of the Trustee or the NSW Government Reviewing Actuary and not associated with any firm who has held either of those roles within the last 5 years.

(e)	If after having made reasonable enquiries and assessment the Trustee has not been able to identify an auditor who meets all of the requirements set out in clause 5.12(d) above, or the NSW Government or JHISE has given Notice refusing consent in accordance with clause 5.12(c), the Trustee shall notify the other Parties of that fact and, failing agreement between the Parties within 21 days as to an auditor acceptable to all of the Parties, the Trustee shall promptly refer the matter and relevant correspondence between the Parties (including reasons for refusal to a particular auditor being appointed)) to the President of the Institute of Chartered Accountants of Australia, who shall have the sole power to determine an available auditor who best meets those requirements. Upon being given Notice of such auditor, the Trustee must promptly offer to engage the selected auditor to audit the Trustee on usual commercial terms. Any refusal by JHISE or NSW Government to consent to the appointment of a Person as an Approved Auditor does not prevent the said President from appointing that Person as the Approved Auditor.

(f)	The reports of the Approved Auditor to the Trustee shall be provided to the Trustee with copies to JHISE and the NSW Government.

(g)	The Trustee must:

(i)	prepare a set of consolidated financial statements for the Trustee and the Liable Entities in respect of each Financial Year during the Term, in accordance with requirements applicable under the Corporations Act and in accordance with Australian generally accepted accounting principles (or on such other basis as may be agreed between the Parties); and

(ii)	engage the Approved Auditor to audit those financial statements on a timely basis in respect of each Financial Year and to provide a copy of the relevant audit reports to the other Parties to this deed.

5.13	Government Review

(a)	The NSW Government may by Notice to the Trustee and JHISE, at its own cost, appoint an auditor (NSW Government Auditor) to conduct a general or more limited audit of the activities, affairs and financial position of the Trustee. The NSW Government Auditor must also satisfy the requirements described in clause 5.12(d).

(b)	The Notice appointing a NSW Government Auditor must specify the scope of the proposed audit.

(c)	The NSW Government Auditor may not commence the proposed audit until 10 Business Days after the Notice under clause 5.13(a) has been received by the Trustee and JHISE.

(d)	The Trustee must give the NSW Government Auditor:

(i)	full and free access to the books and records of the Trustee at its premises;

(ii)	all reasonable assistance and explanations of information that the NSW Government Auditor may request; and

(iii)	to the extent the Trustee is entitled to do so without being in breach of any confidentiality obligation to which it is subject, access to the working papers of all Approved Auditors.

(e)	The NSW Government Auditor must give its report (which must include all of its material findings and recommendations) to the NSW Government with copies to the Trustee and JHISE. Otherwise it must keep its report and all the information made available to it during its audit by the Trustee confidential.

5.14	Reporting

The Trustee shall establish an annual budget for the operations of the Compensation Funds and shall within 3 months after each Financial Year End report to JHISE and the NSW Government, as to the performance of the Trustee by reference to its budget, financial objectives, and the role of the Trustee.

5.15	Approved Actuary

(a)	The Trustee must ensure that at all times during the Term an Approved Actuary is retained by the Trustee on terms consistent with the terms of this deed.

(b)	The Trustee shall appoint KPMG Actuaries as the initial Approved Actuary and may:

(i)	terminate the appointment of any Approved Actuary; and

(ii)	appoint another person as the Approved Actuary with the prior consent of the NSW Government and JHISE,

and in engaging any Approved Actuary, the Trustee shall require the Approved Actuary to undertake that the nominated principal of the Approved Actuary from time to time must:

(A)	meet the requirements set out in paragraph (a) of the definition of “Approved Actuary” and that if that principal changes the Approved Actuary must notify the Parties to this deed of the new principal’s qualifications and experience details; and

(B)	ensure that at all times such a principal is so nominated.

(c)	The Trustee shall, before purporting to appoint an Approved Actuary other than KPMG Actuaries Pty Limited (which is to be appointed as the initial Approved Actuary in accordance with clause 5.15(b)), give Notice to the NSW Government and JHISE setting out:

(i)	the name and address of the proposed appointee;

(ii)	all information that it has concerning the proposed appointee relating to their satisfying the definition of “Approved Actuary” in clause 1.1.

(d)	Where the NSW Government’s or JHISE’s consent to the appointment of any Approved Actuary is required, such consent shall not be unreasonably withheld and shall be taken to be given if the NSW Government or JHISE (as the case may be) does not give Notice to the Trustee and to the other of them refusing consent (with reasons) to that Person being appointed within 1 month of the Trustee’s Notice to it.

(e)	In the event that the Approved Actuary ceases at any time to satisfy the requirements set out in the definition of “Approved Actuary”, or to continue to have the qualifications and attributes which resulted in the engagement of that Person as the Approved Actuary, then the Trustee shall appoint another Person, with the consent of the NSW Government and JHISE, to be sought in accordance with clause 5.15(c) and given in accordance with clause 5.15(d) or, if such consent is refused, under clause 5.15(f).

(f)	If after having made reasonable enquiries and assessment the Trustee has not been able to identify an actuary who meets all of the requirements set out in the definition of “Approved Actuary” in clause 1.1, or the NSW Government or JHISE has given Notice in accordance with clause 5.15(d) refusing consent, the Trustee shall notify the other Parties of that fact and, failing agreement between the Parties within 21 days as to an actuary acceptable to all of the Parties, the Trustee shall promptly refer the matter (including relevant correspondence between the Parties (including reasons for refusing that a particular actuary be appointed)) to the President of the Institute of Actuaries of Australia, who shall have the sole power to determine an available actuary who best meets those requirements. Upon being given Notice of such actuary, the Trustee must promptly offer to engage the selected actuary as Approved Actuary on usual commercial terms. Neither the NSW Government’s nor JHISE’s refusal to consent to the appointment of a Person as an Approved Actuary shall prevent the said President from appointing that Person as an Approved Actuary.

(g)	If a replacement Approved Actuary is to be appointed, the Trustee must use its reasonable endeavours to procure that until such appointment, the current Approved Actuary continues in its role as such, and the Approved Actuary shall be permitted to do so despite any event described in clause 5.15(a) while a replacement is found.

5.16	Free Cash Flow Certification

JHISE agrees that, within 30 days after receipt of a signed audit opinion with respect to its Audited Financial Statements in respect of a Financial Year, JHISE will use its best endeavours to procure that the Free Cash Flow of JHISE for that Financial Year is verified by the end of that 30 day period:

(a)	by using its best endeavours to procure that the JHISE Auditor confirms the calculation of the amount of that Free Cash Flow in a certificate signed by it addressed to JHISE, the NSW Government and the Trustee;

(b)	if the JHISE Auditor is unavailable or unwilling to provide such a certificate, by disclosing to the other Parties the reasons known to JHISE for such unavailability or unwillingness and by using its best endeavours to procure that another suitably qualified auditor of similar standard and reputation provides such a certificate; and

(c)	by providing that certificate to each of the Trustee and the NSW Government.

6	FUNDING OBLIGATIONS OF JHISE AND THE PERFORMING SUBSIDIARY

6.1	Primary Funding Obligation

JHISE hereby nominates the Performing Subsidiary as the entity which is primarily liable, and the Performing Subsidiary agrees to be primarily liable, to pay the JHISE Contributions to the Trustee in accordance with the terms of this deed and in particular clause 9 of this deed.

6.2	Substitution of Performing Subsidiary

(a)	JHISE:

(i)	may, subject to there being no Funding Obligations or other amounts due and payable by the Performing Subsidiary under this deed which remain outstanding, by Notice to the Trustee (with a copy to the NSW Government) from time to time;

(ii)	must, on request from the NSW Government to do so after the occurrence of an Insolvency Event in respect of the Performing Subsidiary which has not been cured before the earlier of the next date on which the Performing Subsidiary is due to make a payment to the Trustee under this deed and the date falling 3 months after that Insolvency Event; and

(iii)	must, if required under clause 6.3, in accordance with clause 6.2(b),

replace the Performing Subsidiary with another subsidiary of JHISE as the person primarily liable for the payment to the Trustee of the JHISE Contributions and the performance of all other obligations and liabilities of the Performing Subsidiary under this deed and the Related Agreements.

(b)	A substitution under clause 6.2(a) will not occur unless and until:

(i)	the incoming party is not subject to an Insolvency Event;

(ii)	the incoming party duly executes and delivers a novation deed to and in favour of the Parties in the form set out in Schedule 9 under which, among other things, all obligations of the outgoing Performing Subsidiary under this deed are assumed by the incoming party;

(iii)	where the incoming party is not a wholly owned subsidiary of JHISE, or if the NSW Government so requests, JHISE duly executes and delivers to the Trustee and the NSW Government a guarantee in respect of the obligations of the incoming party which is mutatis mutandis on the same terms as the current JHISE Guarantee; and

(iv)	if the incoming party is not incorporated in or within Australia, JHISE procures the delivery of an opinion of generally recognised independent legal counsel qualified to practice in the relevant jurisdiction to the effect that all deeds of accession or novation, agreements or other instruments effecting such assumption are valid, binding and enforceable in accordance with their terms and comply with the requirements set out in this deed and the Related Agreements in relation to such deeds or instruments (assuming, for the purposes of such opinion, the validity of all terms of this deed and all Related Agreements); and

(v)	where the outgoing Performing Subsidiary has been subject to an Insolvency Event, JHISE executes and delivers to the Trustee and the NSW Government a deed poll in favour of them acknowledging that despite any compromise or extinguishment of the Funding Obligations under that Insolvency Event, the nature and the value of obligations of the incoming Performing Subsidiary and JHISE under this deed and the JHISE Guarantee (including in relation to the Funding Obligations and (where payable) the Wind-Up or Reconstruction Amount) have not been reduced or compromised by that compromise or extinguishment and procures that the incoming party provides a corresponding acknowledgement in respect of its obligations under this deed and the Related Agreements save that this clause 6.2(b)(v) does not apply where at the time of substitution under clause 6.2(a), both the Insolvency Event has been discharged or cured, and such discharge or cure did not involve any such compromise or extinguishment of the abovementioned rights which would affect the obligations of the incoming Performing Subsidiary.

(c)	If JHISE nominates a new Performing Subsidiary pursuant to this clause 6.2 which is not an Australian Tax resident for the purposes of the Income Tax Assessment Act 1997 (Cth) or which is a resident of a country other than Australia for taxation purposes, then:

(i)	the new Performing Subsidiary shall be liable to make the Funding Payments free and clear of any Tax due or payable in any country other than Australia;

(ii)	if that Performing Subsidiary is or becomes subject to a law of any jurisdiction outside Australia which requires deductions or withholdings of amounts from the Funding Payments, then that Performing Subsidiary shall make such deduction or withholding but shall pay an additional amount in respect of each affected Funding Payment as shall be required so that such aggregate amount in respect of the Funding Payment as is received by the Trustee will not be less than the amount of such Funding Payment assuming no deduction or withholding was required; and

(iii)	clause 6.4(a) shall have no operation in respect of that new Performing Subsidiary.

6.3	Cessation of Subsidiary Status

If the Performing Subsidiary ceases for any reason to be a subsidiary of JHISE, JHISE shall promptly Notify the Trustee and the NSW Government and, unless otherwise agreed in writing within 25 Business Days of such Notice by the Trustee and the NSW Government, JHISE shall Notify such Parties of a new subsidiary in accordance with clause 6.2(a) to act as the Performing Subsidiary and promptly cause that nominated subsidiary to comply with clause 6.2(b)(ii).

6.4	Tax conditionality of payments

(a)	Subject to the remainder of this clause 6.4, any obligations of JHISE or the Performing Subsidiary to make payments under this deed or any Related Agreement other than the Initial Funding shall be conditional upon, and neither JHISE nor the Performing Subsidiary shall have any obligation to make such payments unless:

(i)	binding legislation or Rulings which satisfy the Tax Requirements have come into and remain in full force; and

(ii)	if the applicable legislation or any Ruling (as the case may be), when enacted, made or amended as the case may be, imposes any additional conditions or qualifications to the Tax Requirements being or remaining satisfied, those conditions are acceptable to JHISE acting reasonably; and

(iii)	there is no Change of Tax Law which results in, or which will if implemented result in, one or more of the Tax Requirements ceasing to be satisfied, and there has been no Cessation of Ruling (unless, if there has been such a Cessation of Ruling, the relevant taxpayer has obtained a final judgement that (or to the effect that) the Tax consequences set out in that Ruling continue to apply in respect of that taxpayer).

(b)	Clause 6.4(a) will have no operation if all of the following conditions are satisfied:

(i)	the JHISE Group Taxpayer, the Trustee or any Liable Entity (each a Relevant Entity) incur Tax in a year of income that exceeds the amount of Tax that would have been incurred by those Relevant Entities in that year of income had the requirements of clause 6.4(a) remained satisfied (Additional Tax) (and all amounts of Additional Tax incurred in that year of income as a result of those requirements not being satisfied shall be aggregated for the purposes of applying this clause 6.4(b) and are referred to in paragraph (ii) as the “Total Additional Tax”);

(ii)	the Total Additional Tax is not more than a de minimis amount of the average JHISE Contributions for the three Financial Years prior to the Financial Year in which the Change of Tax Law or event occurred which triggered (or which would but for this clause 6.4(b) trigger) the operation of clause 6.4(a). For this purpose, the JHISE Contributions for each of the three Financial Years ending 31 March 2005, 31 March 2006 and 31 March 2007 shall be deemed to be the amount of the Initial Funding divided by 2.5.

(c)	[Deliberately left blank.]

(d)	Clause 6.4(a) shall have no operation:

(i)	in relation to a year or years of Taxation, where JHISE makes an irrevocable election by Notice in writing to the other parties to this deed that clause 6.4(a) shall not operate in relation to that year or years of Taxation or in relation to particular forms or levels of Taxation;

(ii)	where any of the Tax Requirements ceases to be satisfied by reason of any Accepted Tax Condition ceasing to be satisfied by reason of any deliberate or reckless act or omission of any member of the JHISE Group; or

(iii)	where any of the Tax Requirements ceases to be satisfied by reason of any Accepted Tax Condition ceasing to be satisfied by reason of any inadvertent or negligent act or omission of any member of the JHISE Group, unless:

(A)	JHISE has:

I.	given Notice to the Trustee and the NSW Government of the relevant circumstances; and

II.	paid or agreed to pay any applicable penalty or interest reasonably imposed by assessment of the Australian Taxation Office and has taken such other reasonable steps as necessary to remedy the non-compliance with the Accepted Tax Condition; and

(B)	either:

I.	the Australian Taxation Office has then revoked or withdrawn the Black Hole Deductibility of the JHISE Contributions or has not otherwise confirmed to JHISE within 12 months of the date of Notice under paragraph (A) that the Tax Requirements will thereafter be satisfied; or

II.	where the Tax Requirements were satisfied under the legislation in force, that legislation is amended or repealed so as to result in the Tax Requirements ceasing to be satisfied and alternate legislation resulting in the Tax Requirements being again satisfied does not come into force within 12 months of the date of amendment or repeal of the earlier legislation.

(e)	If the Performing Subsidiary is replaced with another JHISE subsidiary that is an Australian tax resident for the purposes of the Income Tax Assessment Act 1997 (Cth), clause 6.4(a) shall not be triggered where any of the Tax Requirements ceases to be satisfied by reason of that replacement resulting (whether immediately or subsequently) in any Accepted Tax Condition not being satisfied, including as a result of a Change of Tax Law which, at the time of replacing the Performing Subsidiary, was in force or which could not, on reasonable grounds have been anticipated at that time to come into force and which would not have applied to the initial Performing Subsidiary as a Change of Tax resulting in a Tax Requirement ceasing to be satisfied.

(f)	Clause 6.4(a) shall have no operation in respect of an obligation to pay the Wind-Up or Reconstruction Amount where a Tax Requirement ceases to apply solely by reason of the Wind-Up Event or Reconstruction Event to which the Wind-Up or Reconstruction Amount relates.

(g)	For the avoidance of doubt, this clause 6.4 may operate as a result of the Tax Requirements ceasing to be satisfied as a result of or following the substitution of the Trustee (after appropriate consultation) with an alternative payee pursuant to clause 4.6.

(h)	If clause 6.4(a) has any operation and subsequently legislation, a Ruling or a final judgement resulting in the Tax Requirements being satisfied comes into force or is delivered within 12 months of the start of that operation of clause 6.4(a), then:

(i)	the Performing Subsidiary must, within 20 Business Days, pay any JHISE Contributions or other payments which have not been paid but would have been due and payable under this deed or any Related Agreement but which were not due and payable by reason of the operation of this clause 6.4, together with Interest on each such payment at the Interest Rate for the period from the date that payment would have been due and payable but for clause 6.4 until the date the payment was made; and

(ii)	JHISE’s obligations under this deed and the JHISE Guarantee with respect to the payment of the JHISE Contributions described in clause 6.4(h)(i) shall apply from the date of coming into force of such legislation or ruling, or the date of delivery of such final judgement as the case may be.

(i)	If clause 6.4(a) has any operation and legislation, a Ruling or a final judgement satisfying the Tax Requirements does not come into force or is not delivered within 12 months of the start of that operation of clause 6.4(a) or such later date as the Parties may agree in writing, then:

(i)	clause 6.6 shall apply where the Tax Requirement which has ceased to be satisfied (or if more than one Tax Requirement has ceased to be satisfied, each such Tax Requirement) is a Tax Requirement described in clause 2.1(a)(iii) to (ix) other than clause 2.1(a)(ix)(A) (each a “Relevant Tax Requirement”); and

(ii)	in all other circumstances, clause 2.6 shall apply as if JHISE had validly served a Notice of termination pursuant to clause 2.6(a) on the last day of that period or such later specified date, as the case may be.

(j)	If JHISE considers that a Change of Tax Law results or is likely to result in the operation of clause 6.4(a) it shall give a Notice to the NSW Government containing material particulars of that Change of Tax Law.

(k)	If:

(i)	clause 6.4(a) has any operation;

(ii)	the event which triggered the operation of clause 6.4(a) has not resulted in one or more of the Conditions in clause 2.1(a)(i), (a)(ii) or (a)(ix)(A) ceasing to be satisfied; and

(iii)	the Trustee, acting in good faith and consistently with its duties as Trustee, determines and Notifies the other Parties that if that Annual Payment is not made, the Trustee would not have sufficient funds to pay all SPF Funded Liabilities which would become due and payable during the Financial Year in which the Annual Payment would (but for the suspension of payments) be made, then clause 6.4(a) shall not apply and clause 6.6 shall apply. For the purpose of making its determination under clause 6.4(k), the Trustee shall estimate the SPF Funded Liabilities and funds available and likely to become available to it or the Liable Entities within the 12 months referred to in clause 6.4(i) by reference to the then most recent Actuarial Report, consolidated financial statements prepared in accordance with clause 5.12(g), expected earnings of the Compensation Funds for that Financial Year, and such other information as the Trustee, acting reasonably, considers appropriate.

6.5	Further obligations on a Change of Tax Law

(a)	If clause 6.4(a) has any operation, then each Party agrees that for a period of 12 months from the time that clause commences operation, or any longer period as may be agreed by the Parties in writing (Interim Period), it will:

(i)	subject to clause 6.5(b), use its best endeavours to secure the satisfaction within the Interim Period of each Tax Requirement which has ceased to be satisfied, including without limitation by taking one or more of the following steps, in each case in a timely manner:

(A)	any Party bearing Tax as a result of a Tax Requirement ceasing to be satisfied must object against any assessment to such Tax issued to it, within the statutory timeframe for validly objecting against such an assessment and must pursue vigorously all avenues of internal review or reconsideration available in relation to such an assessment;

(B)	if a Liable Entity bears Tax as a result of a Tax Requirement ceasing to be satisfied, the Trustee must procure (to the extent that the Liable Entity remains under the control of the Trustee) that the Liable Entity objects against any assessment to such Tax issued to it, within the statutory time frame for validly objecting against such an assessment and that the Liable Entity pursues such avenues of internal review or reconsideration available in relation to such an assessment;

(C)	any Party bearing Tax as a result of a Tax Requirement ceasing to be satisfied must apply (and where a Liable Entity bears Tax as a result of a Tax Requirement ceasing to be satisfied, the Trustee must, to the extent that the Liable Entity remains under the control of the Trustee, procure that the Liable Entity apply) to the Australian Taxation Office for a further ruling or rulings, the issue of which will result in the Tax Requirement again being satisfied;

(D)	any Party bearing Tax as a result of a Tax Requirement ceasing to be satisfied (and any other appropriate Party) must commence and prosecute proceedings to seek review of, appeal against and/or dispute the ruling or other decision which has resulted in the Tax Requirement ceasing to be satisfied unless a Senior Counsel approved by JHISE and the NSW Government has advised that such proceedings do not have reasonable prospects of success; and

(E)	negotiate with the other Parties in good faith to make such modifications to the terms of this deed and the Related Agreements (and the NSW Government agrees to use its best endeavours to amend the Transaction Legislation and if applicable the Release Legislation) as are reasonably necessary to result in the Tax Requirements again becoming satisfied, save that no Party shall have any obligation to agree to any provision which increases its financial obligations arising under this deed, including without limitation any obligation which would arise from the operation of clause 6.6(b) or (c)) or any Related Agreement;

(ii)	keep the other Parties informed as to the progress of steps taken pursuant to this clause 6.5, consult with such Parties in relation to material steps taken pursuant to this clause 6.5 and provide all reasonable assistance and information to any Party in connection with the taking of any steps pursuant to this clause 6.5.

(b)	For the avoidance of doubt:

(i)	in order to satisfy the obligations imposed on the Parties by clause 6.5(a)(i), it may be necessary for a Party to take one or more of the steps referred to in clauses 6.5(a)(i)(A) to (E) at the same time, where it is reasonable to do so in the circumstances in order to secure satisfaction of the Tax Requirements within the Interim Period;

(ii)	the obligation to commence and prosecute proceedings referred to in clause 6.5(a)(i)(D) extends to and includes the making of any urgent application which is reasonable in the circumstances and the exercise of any rights of appeal and/or leave to appeal from the judgment of any relevant Court or tribunal; and

(iii)	to the extent that a Liable Entity remains under the control of the Trustee, and the Liable Entity is a necessary or appropriate party to proceedings of the kind referred to in clause 6.5(a)(i)(D), the Trustee must procure that the Liable Entity commences and prosecutes such proceedings.

(c)	The costs of a Party taking any action of the kind referred to in clause 6.5(a) or (b) (including any costs of a third party or parties ordered to be paid by a Party in proceedings of the kind referred to in clause 6.5(a)(i)(D)) shall be borne solely by that Party.

6.6	Sharing of impact of Tax becoming payable

Where this clause 6.6 applies:

(a)	subject to any adjustments required to be made under clauses 6.6(b) or (c), the Performing Subsidiary shall remain obliged to make JHISE Contributions which are due on or after the date of operation of this clause 6.6, being:

(i)	where this clause operates in the circumstances set out in clause 6.4(i), the day following the 12 month period referred to in clause 6.4(i)(i); and

(ii)	where this clause operates in the circumstances set out in clause 6.4(k), the date on which the Trustee provides the Notice under clause 6.4(k),

and for the avoidance of doubt clause 6.4(a) shall not thereafter apply in relation to the Change of Tax Law which triggered that operation of that clause;

(b)	If by reason of any event or circumstance any member of the JHISE Group incurs Tax (or incurs an increased liability to Tax) in a year of income that exceeds the amount of Tax it would have incurred in that year of income had the Relevant Tax Requirements remained satisfied at all times (regardless of whether that amount of Tax was incurred in the same year of income in which a Relevant Tax Requirement ceased to be satisfied) (such Tax, the “Incremental JHISE Tax”), an amount equal to 50% of the amount of the Incremental JHISE Tax (such proportionate amount, the Fund’s Share of JHISE Tax) shall, when the Incremental JHISE Tax is incurred, for the purposes of the calculation of net assets relevant to determining Annual Payments or relevant to determining the Valuation Ratio under clause 7.2(m), be deemed to:

(i)	increase and on a continuing basis form part of the net assets of the Trustee;

(ii)	earn tax exempt income for each Financial Year ended on or after the date the Incremental JHISE Tax is incurred at the discount rate published by the Approved Actuary in the Annual Actuarial Report in relation to the relevant Financial Year and such income shall be carried forward and capitalised on a compound basis.

If by reason of any event or circumstance the Trustee (in any capacity) or any Liable Entity incurs Tax (or incurs an increased liability to Tax) in a year of income that exceeds the amount of Tax it would have incurred in that year of income had the Relevant Tax Requirements remained satisfied at all times (regardless of whether that amount of Tax was incurred in the same year of income in which a Relevant Tax Requirement ceased to be satisfied) (such Tax, the “Incremental Tax”), an amount equal to 50% of the amount of the Incremental Tax (such proportionate amount, the Fund’s Share of Tax) shall, when the Incremental Tax is incurred, for the purposes of the calculation of net assets relevant to determining Annual Payments or relevant to determining the Valuation Ratio under clause 7.2(m), be deemed to:

(i)	increase and on a continuing basis form part of the net assets of the relevant Liable Entity or the Trustee (as applicable); and

(ii)	earn tax exempt income for the Liable Entity or the Trustee (as applicable) for each Financial Year ended on or after the date the Incremental Tax is incurred, at the discount rate published by the Approved Actuary in the Annual Actuarial Report in relation to the relevant Financial Year and such income shall be carried forward and capitalised on a compound basis.

(d)	the Performing Subsidiary must, within 20 Business Days of the date of operation of this clause 6.6, pay any JHISE Contributions or other payments which have not been paid but would have been due and payable under this deed or any Related Agreement during any period in which clause 6.4(a) had operation, save that any such payments shall be adjusted in accordance with clauses 6.6(b) or (c) where the circumstances described therein apply.

6.7	Consequences of Fund bearing Tax on Rationing arrangements

If clause 6.6(b) or (c) has any operation, the Trustee shall consider:

(a)	introducing an appropriate rationing scheme as contemplated by clause 9.15 as a result of the actual and expected impact of the operation of clause 6.6, so as to ensure that there is no discrimination between Claimants (or the proportion of their Proven Claim which may be expected to be paid) on the basis of the time at which they lodge their Claim with the relevant Liable Entity; and

(b)	deferring payment of claims as contemplated in clause 9.15.

7	RESTRICTIONS ON SPECIFIED DEALINGS

7.1	Clause 7 Definitions

(a)	Unless otherwise indicated elsewhere in this deed by an express capitalised reference to a defined term herein, the following definitions apply in and solely for the purposes of this clause 7:

Capital Management Transaction means any capital reduction, return of capital, share buyback, dividend characterised by JHISE as a special dividend or other capital management transaction having a similar effect in relation to Equity Securities of JHISE, but excludes any Distribution.

Close Group means, at any time, JHISE and each member of the JHISE Group that is a wholly owned subsidiary (whether directly or indirectly through one or more interposed wholly owned entities) of JHISE.

Distribution means any distribution to the Equity Securityholders in JHISE or a class of such Equity Securityholders (other than a dividend characterised by JHISE as a special dividend), in their capacity as such, whether by JHISE or any member of the JHISE Group, including without limitation, any dividend or distribution in cash or in specie to, those Equity Securityholders.

Equity Distribution means:

(a)	any Distribution; and

(b)	any amount of money paid (or agreed or declared to be paid) and/or valuable consideration provided (or agreed or declared to be provided) to Equity Securityholders in respect of any Capital Management Transaction.

Equity Security means, in respect of a Person:

(a)	a security in that Person which permits or entitles a holder of that security to participate in:

(i)	the profits available for distribution to holders of equity of that Person; or

(ii)	the surplus available for distribution to holders of equity on a Wind Up Event of that Person,

ignoring any securities in respect of which such rights are contingent on the exercise of conversion or exchange rights, unless or until such rights are exercised; or

(b)	a CHESS Depository Interest, American Depository Receipt or other Stock Exchange traded interest (created by or at the instance of that Person) in a security which is within paragraph (a) of this definition, other than a Hybrid.

Equity Securityholder means at any time a Person (excluding any member of the Close Group) who holds Equity Securities.

Excluded Related Entity means any Person which becomes:

(a)	a Parent Entity of JHISE pursuant to a transaction or related transactions where the following requirements are satisfied:

(i)	the value of Equity Securities in the Parent Entity issued or transferred (or to be issued or transferred) to the JHISE Equity Securityholders in their capacity as such in connection with the transaction or transactions by which the Person becomes a Parent Entity of JHISE is less than 80% of the aggregate value of all Equity Securities of the Parent Entity which will be on issue immediately after fully implementing such transaction(s); and

(ii)	the proportion of voting shares in the Parent Entity issued or transferred or to be issued or transferred to JHISE Equity Securityholders in their capacity as such, as a result of the transaction or transactions by which the Person becomes a Parent Entity of JHISE, is less than 80% of all voting shares in the Parent Entity which will be on issue immediately after fully implementing such transaction(s); and

(iii)	the transaction or transactions by which the Person becomes the Parent Entity of JHISE are not wholly or predominantly financed (directly or indirectly) by or on the credit of any member of the JHISE Group; or

(b)	a Sibling Entity of JHISE pursuant to a transaction or related transactions where the following requirements are satisfied:

(i)	the aggregate value of Equity Securities in the Sibling Entity held (or to be held) by members of the JHISE Group or issued or transferred (or to be issued or transferred) to the JHISE Equity Securityholders in their capacity as such in connection with the transaction or transactions by which the Person becomes a Sibling Entity of JHISE is less than 80% of the aggregate value of all Equity Securities of the Sibling Entity which will be on issue immediately after fully implementing such transaction(s);

(ii)	the proportion of the aggregate voting shares in the Sibling Entity held (or to be held) by members of the JHISE Group or issued or transferred or to be issued or transferred to JHISE Equity Securityholders in their capacity as such, as a result of the transaction or transactions by which the Sibling Entity becomes a Sibling Entity of JHISE, is less than 80% of all voting shares in the Sibling Entity which will be on issue immediately after fully implementing such transaction(s); and

(iii)	the transaction or transactions by which the Person becomes the Sibling Entity of JHISE are not wholly or predominantly financed (directly or indirectly) by or on the credit of any member of the JHISE Group, where for this purpose, if a Person becomes a Parent Entity or a Sibling Entity by means of one or more related transactions, the effect of all such transactions shall be taken into account in applying the tests in paragraphs (a) or (b) above (as applicable).

Hybrid means a security (other than an Equity Security) issued by any member of the JHISE Group the terms of which entitle its holder or the issuer, either generally or in specific circumstances, to convert that security into, or exchange that security for:

(a)	one or more securities in a member of the JHISE Group that fall within paragraph (a) or (b) of the definition of Equity Securities;

(b)	if the JHISE Group issuer is not a body with share capital, other ownership interests conferring voting power at a general meeting of members of the JHISE Group issuer; or

(c)	a multiple or a fraction of any of the foregoing securities.

Independent Valuation Expert means a Person who is appointed by JHISE in accordance with clause 7.1(b).

Liable Group means the following persons, taken as a whole:

(a)	JHISE, unless or until JHISE no longer has obligations under this deed or under the JHISE Guarantee;

(b)	if any Person becomes and remains liable (whether in addition to or in substitution for JHISE) to perform JHISE’s obligations under this deed or the JHISE Guarantee, that Person; and

(c)	the Performing Subsidiary from time to time.

Market Capitalisation means, in relation to any Person on any date, the sum of:

(a)	the amount calculated in accordance with the following formula for each class of Equity Securities in that Person which is Quoted:

V = N x P

where:

V is the value of that class of Equity Securities in that Person;

N is the number of Equity Securities in that Person on issue in that class on that date; and

P is the VWAP of those securities during:

(i)	in the circumstances set out in clause 7.2(g), the 12 months immediately preceding that date; and

(ii)	otherwise, the 5 trading days immediately preceding that date;

(b)	in respect of each class of Equity Securities in that Person which is not Quoted, the market value of those securities as at that date, as determined by:

(i)	JHISE acting reasonably; or

(ii)	if required by JHISE, the Independent Valuation Expert; or

(iii)	the Independent Valuation Expert, if a Party, by Notice in writing to the other Parties, requires such a determination to be made; and

(c)	in respect of each class of Hybrids of that Person, the total value attributable to the equity component of all Hybrids, as determined on the same basis as the determination described in paragraph (b) above, provided in each case that:

(d)	where a security is a Quoted depository interest in respect of another security of that Person which is not Quoted, only the Quoted depositary interest will be counted in assessing the Market Capitalisation;

(e)	where a security is a Quoted depository interest in respect of another Quoted security, depository interest or Hybrid of that Person, only the second-mentioned Quoted security, depository interest or Hybrid will be counted in assessing the Market Capitalisation;

(f)	where a security is Quoted on more than one Stock Exchange, only the price of those securities as Quoted on the primary Stock Exchange will be counted in assessing the Market Capitalisation; and

and for the avoidance of doubt, while the classes of Equity Securities of JHISE remain those on issue as at the date of this deed, the Market Capitalisation of JHISE shall be calculated by reference to the market value of the CHESS Depository Interests over the ordinary shares of JHISE.

Net Income means, in respect of a Financial Year, the consolidated net income for the JHISE Group for that Financial Year as set out in JHISE’s Audited Financial Statements for that Financial Year, adjusted (if necessary) to:

(a)	for the avoidance of doubt, deduct any Tax expense incurred or add any Tax credit arising in that Financial Year;

(b)	deduct any increase or add back any reduction in non-cash provisions (including Asbestos provisions) required under the GAAP in respect of which the Audited Financial Statements are prepared with respect to the Funding Payments; and

(c)	after deducting the income statement charge in relation to minority interests’ share of profits or adding the income statement credit in relation to minority interests’ share of losses.

Non-Arm’s-Length Dealing means, in relation to a member of the JHISE Group, any transaction or dealing:

(a)	between that member of the JHISE Group and any Person which is not part of the Close Group; and

(b)	which is not on arm’s-length terms; and

(c)	where that member of the JHISE Group incurs or will incur a detriment (other than a de minimus detriment) because the terms are not arm’s-length terms.

Parent Entity means any Person of which JHISE is a Controlled Entity or where there are two or more such Persons, only the ultimate holding company of JHISE shall be a Parent Entity.

Relevant Obligations means the obligations of the Performing Subsidiary to the Compensation Funds under clauses 6 and 9, and the obligations of JHISE under the JHISE Guarantee.

Reorganisation means:

(a)	any:

(i)	increase or decrease in;

(ii)	variation of any rights attaching to all or any part of; or

(iii)	reorganisation or scheme of arrangement with respect to,

the share capital of any Controlled Entity of JHISE, howsoever effected that has the effect or consequence of creating rights in respect of such share capital in favour of any Person outside the Close Group or transferring such rights from a member of the JHISE Group to a Person outside the Close Group;

(b)	any:

(i)	decrease in;

(ii)	variation of any rights attaching to all or any part of; or

(iii)	reorganisation or scheme of arrangement with respect to,

the share capital of JHISE, howsoever effected that has the effect or consequence of adversely affecting the rights of the Trustee relative to JHISE Equity Securityholders;

(c)	any Capital Management Transaction in relation to Equity Securities of JHISE, excluding any Capital Management Transaction (or the part thereof) the only counterparties to which are members of the Close Group;

(d)	any transfer by JHISE or any other member of the JHISE Group of any Equity Securities (or if the member is not a body with a share capital, other ownership interests conferring voting power at a general meeting of members) in any Controlled Entity of JHISE to one or more Persons outside the Close Group;

(e)	any issue of Equity Securities (or if the member is not a body with a share capital, other ownership interests conferring voting power at a general meeting of members) in any Controlled Entity of JHISE to one or more Persons outside the Close Group;

(f)	any issue, or transfer by JHISE or any other member of the JHISE Group, of Hybrids in any member of the JHISE Group to one or more Persons outside the Close Group; or

(g)	any Person becoming a Parent Entity or a Sibling Entity, other than an Excluded Related Entity.

Sibling Entity means any Person (including without limitation any Person which is and then ceases to be a member of the JHISE Group) in respect of which shares or other securities in that Person are offered (whether by way of issue or transfer), issued or transferred to all or substantially all of the Equity Securityholders or a class of Equity Securityholders in their capacity as such (disregarding any Equity Securityholders to whom it is illegal in their jurisdiction of residence to be offered, issued or transferred the same), where a member of the JHISE Group causes, procures or otherwise materially facilitates the transaction under which such securities are offered, issued or transferred and:

(a)	the relevant Equity Securityholders continue to hold Equity Securities in JHISE (whether or not a lesser or greater number than they held before such issue or transfer); or

(b)	the relevant Equity Securityholders cease to hold Equity Securities in JHISE and that Person does not immediately become a Parent Entity.

Specified Dealing means a Distribution, a Reorganisation or a Non-Arm’s-Length Dealing.

Valuation Ratio means the amount determined under clause 7.2(m).

VWAP means the volume weighted average price for the specified securities over the specified period as determined in accordance with the rules of the primary Stock Exchange on which those securities are Listed.

(b)	If an Independent Valuation Expert is required to determine a matter under this clause 7, JHISE shall use its best endeavours to procure that:

(i)	the Person appointed:

A.	is a reputable independent valuer of shares or businesses who has the requisite financial expertise having regard to the nature of the transaction or asset being considered;

B.	has declared it has no interest or duty which conflicts with its functions as an Independent Valuation Expert under this deed;

C.	is not an associate (as defined in the Corporations Act) of any member of the JHISE Group; and

D.	has not provided any material services to any member of the JHISE Group within the previous 12 months other than as an Independent Valuation Expert; and

(ii)	it appoints that Person on usual commercial terms, including that:

A.	the terms state the purpose of appointing that Person;

B.	the Independent Valuation Expert must:

I.	prepare a written report setting out the terms of reference and its assessment with a statement of its detailed reasoning for its assessment;

II.	address that report to JHISE, the Trustee and the NSW Government such that each of those persons is severally entitled to rely on such report; and

III.	contemporaneously provide a copy of that report to JHISE, the Trustee and the NSW Government, provided that no such obligation will apply to a Person unless such Person has agreed to keep such information confidential on the same basis as that applying under clause 23;

C.	subject to clause 7.1(g), JHISE is responsible for the payment of the Independent Valuation Expert’s costs and fees;

D.	the Independent Valuation Expert acts as an expert and not an arbitrator;

E.	JHISE must allow the Independent Valuation Expert full and free access to the relevant financial and other relevant information of the JHISE Group and give the Independent Valuation Expert any assistance that the Independent Valuation Expert may reasonably request; and

F.	any limitations on the liability of the Independent Valuation Expert with respect to the engagement are consistent with usual practice for independent valuation experts.

(c)	JHISE must by Notice inform the NSW Government and the Trustee of any appointment of the Independent Valuation Expert at the same time such appointment is publicly announced.

(d)	A written report of an Independent Valuation Expert prepared and provided pursuant to clause 7.1(b) shall, in the absence of manifest error, be binding on the Parties.

(e)	Where a Distribution or Capital Management Transaction includes a distribution in specie or other non-cash distribution, then for the purposes of this clause 7 the amount of that part of the distribution shall equal the market value of such property less any consideration payable by the Equity Securityholder to the relevant member of the JHISE Group in respect of that distribution. If there is any dispute concerning the valuation of any such distribution for the purposes of this clause 7, a Party may require that JHISE refer the matter to an Independent Valuation Expert or, if the Independent Valuation Expert does not so determine within 3 months of the distribution being made, or if no Independent Valuation Expert accepts such an appointment within that 3 month period shall be determined by an Independent Valuation Expert appointed by the NSW Government on the same basis that JHISE is required to appoint such an expert under clauses 7.1(b), (c) and (d) and provided that the NSW Government shall notify JHISE immediately of any appointment by it of an Independent Valuation Expert pursuant to this clause.

(f)	In this clause 7, in the case of an offer of securities for issue or transfer (and performance of any contract arising from that offer), in determining whether the terms of that transaction are on arm’s-length terms, but without limiting the circumstances in which terms may be regarded as being on an arm’s-length basis:

(i)	in relation to pricing terms, any normal market discount associated with a transaction of that kind (taking account of the nature and the terms of the securities offered, the terms of the offer and the size of the offer) shall be disregarded;

(ii)	in relation to pricing terms, if the pricing of the securities offered, the amount of any discount or both results from an open market bookbuild or auction conducted in relation to the offer by reputable investment bankers, stockbrokers or other relevant market intermediaries:

A.	the pricing of the securities offered shall be taken to be arm’s-length pricing terms; and

B.	the amount of any discount shall be taken to be a normal market discount.

(iii)	regard shall be had to all other relevant circumstances.

(g)	Where a Party exercises a right under this deed to require that a determination or estimation is referred to an Independent Valuation Expert and the matter to be determined or estimated is reasonably capable of being determined or reasonably estimated without such a referral, and JHISE has made that determination or estimation and provided reasons with supporting information in relation to that determination or estimation to the referring Party, then JHISE shall bear the reasonable costs and expenses of the Independent Valuation Expert’s review of that determination or estimation, unless the Independent Valuation Expert finds that JHISE’s determination or estimation was substantively correct, in which case such costs will be borne by the referring Party.

7.2	Exempt Transactions

Unless otherwise expressly specified in this clause 7.2, the provisions of clauses 7.3 to 7.6 inclusive do not and are not intended to apply in relation to a transaction which satisfies one or more of the following paragraphs:

(a)	any transaction or dealing (including, without limitation, any purchase or sale of a business or assets, or any sale, purchase or issue of shares or securities, or a transaction or dealing under which a liability is assumed or a Security Interest is granted) by a JHISE Group member on arm’s-length terms;

(b)	any transaction (excluding any transaction with JHISE Equity Securityholders acting in their capacity as such) of a revenue or capital nature entered into in the ordinary course of the business of the JHISE Group taken as a whole, to be assessed having regard to the JHISE Group’s historical operations and activities over the period of 3 years prior to the relevant transaction;

(c)	any transaction or dealing the only parties to which (other than parties whose consent is required in order to effect such transaction or dealing and whose involvement is on arm’s length terms) are Close Group members before and after the transaction or dealing, and where no value or consideration is provided or made available to any Person outside the Close Group other than (i) with respect to Taxes or other amounts payable to any Government Authorities in connection with the transaction or dealing; (ii) to advisers in respect of their fees and disbursements, and (iii) to other Persons whose consent is required in order to effect such transaction or dealing or who are otherwise involved in implementing the transaction or dealing, again provided their involvement is on arm’s-length terms;

(d)	a member of the JHISE Group making a takeover bid for shares, or other securities in, or all or substantially all of the assets of a company or enterprise to the extent that the consideration offered and given for the takeover bid is:

(i)	Equity Securities in JHISE; or

(ii)	on arm’s-length terms (regardless of the nature and source of funding or consideration for the takeover bid);

(e)	JHISE becoming a Controlled Entity of an Excluded Related Entity;

(f)	payments by JHISE of ordinary dividends or provisions in relation thereto, provided that the total dividends paid or provided for by JHISE in any period of two consecutive Financial Years (the “Dividend Period”) (and ignoring payments to the extent previously provided for) is not more than 75% of the aggregate Net Income in respect of the two Financial Years ending at the end of the first Financial Year of the Dividend Period (and after deducting from the dividends included in that calculation any dividends to the extent such dividends are reinvested in any member of the JHISE Group or are replaced pursuant to an underwritten dividend reinvestment plan or equivalent program);

(g)

if, at the time of implementation of the transaction Shares are Listed, any Capital Management Transaction in relation to Equity Securities in JHISE where the sum of money paid and valuable consideration provided by members of the JHISE Group to Equity Securityholders in JHISE in respect of the Capital Management Transaction and all other transactions falling within this clause 7.2(g) which occurred or were announced within the period of 36 months prior to the date on which the transaction is first announced does not exceed 15% of the Market Capitalisation of JHISE determined as at the date such transaction is first announced (and where a Capital Management Transaction (such as a buyback scheme) is announced but is not fully given effect to at the time a further Capital Management Transaction is announced, only the Capital Management Transactions implemented under that scheme to that date shall be taken into account, but any further utilisation of that scheme shall be treated as a new Capital Management Transaction which will be deemed to be announced on the date of its implementation);

(h)	any issue of Equity Securities in JHISE (whether to JHISE Equity Securityholders or to other persons);

(i)	any issue of bonds, notes or other unsecured debentures, excluding Hybrids, made by any member of the JHISE Group on arm’s-length terms;

(j)	while Shares are Quoted, any issue by a JHISE Group member of Hybrids on arm’s-length terms;

(k)	any Capital Management Transaction (which, for the avoidance of any doubt, does not include any ordinary dividend) in relation to Equity Securities in JHISE to the extent the sum of money to be paid and the value of other consideration to be provided to Equity Securityholders as part of that Capital Management Transaction and other previous transactions under this clause 7.2(k) does not exceed the amount of capital raised as a result of issuing Equity Securities in JHISE after the date of this deed to Persons outside the JHISE Group less:

(i)	where such capital has been raised and in respect of which JHISE has given a Notice of Capital Election under clause 7.8(b) or which has been included in “SRC” or has been deducted from “ED” for the purposes of determining “QCR” under clause 7.8(f), the amount of that capital; and

(ii)	where such capital has been raised and in respect of which JHISE has not given a Notice of Capital Election under clause 7.8(b) the total Equity Distributions made under clause 7.2(m) after the date of this deed;

(l)	a transaction (or, if relevant, that part of a transaction) that consists of:

(i)	a Person becoming a Parent Entity or a Sibling Entity where the Person is an Excluded Related Entity or where each of JHISE and the Parent Entity or the Sibling Entity, as the case may be, have complied with clause 7.7 but nothing in this clause 7.2(l)(i) exempts any Distribution or Capital Management Transaction which would not otherwise be exempt under another provision of clause 7.2; or

(ii)	a transaction or dealing between JHISE and any Sibling Entity (or their respective wholly-owned subsidiaries), where each of JHISE and the Sibling Entity have complied with clause 7.7 and the Sibling Entity has acceded to this deed and the relevant Related Agreements;

(m)	any transaction or dealing where the number determined by the following formula (the “Valuation Ratio”) is equal to or greater than 2.75, on:

(i)	where the transaction or dealing is publicly announced, the trading day prior to the date it is first publicly announced; or

(ii)	otherwise, the trading day prior to the day on which JHISE approves the entry into a legally binding commitment to undertake the transaction:

where:

VR is the Valuation Ratio;

MC is the Market Capitalisation of JHISE (assessed by reference to the relevant trading day described above) less:

A.	in the case of a cash Equity Distribution, the amount declared or payable;

B.	in the case of a non-cash Equity Distribution, the market value of the Equity Distribution effected or to be effected under the transaction or dealing, less any consideration payable to the JHISE Group in return for the Equity Distribution; and

C.	in all other cases, the consideration payable by the JHISE Group with respect to the transaction less the consideration receivable by the JHISE Group with respect to the transaction,

and in each case, if there is any dispute as to the calculation of any amount or formula under this clause 7.2, a Party may require that the matter be referred to an Independent Valuation Expert in accordance with clause 7.1(b);

QCR is the Qualifying Capital Ratio applicable on that date; and

TCE equals the Term Central Estimate set out in the most recent Annual Actuarial Report;

VA equals the value of the assets of the Trustee and the Liable Entities reported in the Audited Financial Statements of those entities as at the date to which the Annual Actuarial Report referred to in “TCE” was prepared, but does not include any assets included in that calculation of “TCE” or any current or non-current asset reported in the Audited Financial Statements of those entities as an amount receivable from the Performing Subsidiary or any other member of the JHISE Group under this deed;

VL equals the value of the liabilities of the Trustee and the Liable Entities reported in the Audited Financial Statements referred to in the definition of “VA”, but does not include any Asbestos Liabilities, whether included in “TCE” or otherwise. For the avoidance of doubt, Asbestos Liabilities for the purpose of determining VL includes the amount of any liability included in the Audited Financial Statements as being referable to a margin which is added to the estimated costs of asbestos claims incurred but not settled to recognise the inherent uncertainty of the estimated costs of those claims;

P equals the sum of all payments (other than payments by way of loan) received by Trustee from the Performing Subsidiary or any other member of the JHISE Group since the date to which the Annual Actuarial Report referred to in “TCE” was prepared;

(n)	any transaction which occurs pursuant to a composition or compromise plan which has been duly approved by creditors of JHISE in accordance with applicable law in connection with a Reconstruction Event to which clause 10 applies and any transaction following a Wind-Up Event which transaction has been duly approved by the liquidator of JHISE; or

(o)	the making of a Capital Election or the related Capital Raising.

None of the paragraphs in this clause 7.2 is limited by any of the others. The inclusion of a transaction or dealing in this clause 7.2 does not and should not be taken to imply that, but for that inclusion, it would be a Specified Dealing to which clause 7.3 would, or is intended to, apply. Where a Specified Dealing is of a kind described in an exemption listed in this clause 7.2 but that Specified Dealing exceeds (or would result in JHISE exceeding) a quantum limitation set out in that exemption, the exemption shall be available for that part of the Specified Dealing which does not exceed (or which would not result in JHISE exceeding) that limitation.

7.3	Covenant not to undertake prejudicial Specified Dealings

Subject to clauses 7.2 and 7.6, JHISE must not, without the prior written consent of the NSW Government, undertake, make, permit or cause to occur any Specified Dealing which would:

(a)	materially adversely affect the priority (whether under statute, security or otherwise) as between the Trustee and Equity Securityholders to a surplus of the Liable Group after payments to the Lenders and other creditors having a right of priority of payment over the Trustee (whether under statute, security or otherwise) as if such surplus were to be notionally allocated between those entitled thereto but without assuming that a Wind-Up or Reconstruction Amount is then payable; or

(b)	materially impair the legal or financial capacity of the Liable Group (assessed by reference to the whole Liable Group and not merely one or some Liable Group members),

in each case such that the Liable Group would, by reason of the Specified Dealing, cease to be likely, assessed on a reasonable basis (and having regard to all relevant circumstances), to be able to satisfy the Relevant Obligations that would have arisen had the Specified Dealing not occurred.

7.4	Application of clause 7.3

(a)	Specified Dealings to which clause 7.5 applies are to be aggregated in accordance with clause 7.5 before applying clause 7.3 in respect of the most recent Specified Dealing (and without affecting the application of this clause 7 in relation to any earlier Specified Dealing).

(b)	Where a Specified Dealing:

(i)	is not exempt under clause 7.2 from the operation of clause 7.3; and

(ii)	impairs the legal or financial capacity of the Liable Group to perform the Relevant Obligations but that impairment is not itself material,

then in applying clause 7.3 to that Specified Dealing, regard shall be had to the cumulative effect of all other Specified Dealings which attracted the operation of this clause 7.4(b) within the period of 24 months prior to the date on which that Specified Dealing was publicly announced or (if earlier) on which it was first implemented, and where part of a Specified Dealing would be exempt under clause 7.2 from the operation of clause 7.3, that part of the Specified Dealing is to be ignored in applying this clause 7.4.

(c)	Where an assessment under clause 7.3 requires consideration of the likely level of Annual Contribution Amounts or likely future Free Cash Flow after the relevant Specified Dealing takes effect, that assessment is to be made by reference to:

(i)	the Annual Actuarial Report most recently received prior to the date of the assessment, and not to further actuarial assessments of the liabilities of the Liable Entities; and

(ii)	the likely effect of the Specified Dealing on the likely future Free Cash Flow of JHISE, comparing the position that would be or is expected to arise if the Specified Dealing had, or had not, occurred, and to the extent that assumptions are required to be made in assessing that likely effect, having regard only to assumptions that are reasonable.

7.5	Aggregation of Certain Specified Dealings

Two or more Specified Dealings agreed (including by way of conditional agreement or option), or completed in any 12 month period, will be deemed to comprise a single Specified Dealing for the purposes of clause 7.4(a) if and only if they:

(a)	are entered into by any one or more members of the JHISE Group with the same party or with parties associated with or acting in concert with one another; or

(b)	together lead to one or more material parts of the JHISE Group’s activities or business (taken as a whole) ceasing to be owned or controlled by a member of the JHISE Group; or

(c)	are proposed to the JHISE Equity Securityholders as related Specified Dealings or for consideration at one or more general meetings to be held within a period of 90 days.

If aggregation under this clause 7.5 results in a requirement for NSW Government consent under clause 7.3, then that consent is required only for the latest transaction and each transaction which is conditional on the latest transaction and which has otherwise not yet been implemented.

7.6	Excluded transactions

(a)	A Specified Dealing will not be regarded as being undertaken, made, permitted or caused to occur contrary to clause 7.3 if:

(i)	prior to it occurring, JHISE gives a Notice to the NSW Government setting out that JHISE is seeking to apply this clause 7.6 and containing:

A.	reasonable details of the relevant Specified Dealing in writing together with a written report of an Independent Valuation Expert stating that in the opinion of that expert clause 7.3 would not be contravened by that Specified Dealing occurring and setting out a reasoned statement by the expert as to why the expert holds that opinion; and

B.	the information, calculations and documents, which were provided by or on behalf of members of the JHISE Group to the Independent Valuation Expert; and

C.	a statement that the JHISE Boards consider that the Specified Dealing will not contravene clause 7.3; and (ii) the NSW Government does not within the period of 30 days after JHISE has complied with clause 7.6(b) (or if clause 7.6(d) applies, the further period described in that clause) (the “Review Period”), give Notice to JHISE stating that in its opinion it is satisfied that clause 7.3 would be contravened by the Specified Dealing occurring and giving its reasons for holding that opinion.

(b)	From the time a Notice of the kind described in clause 7.6(a)(i) is given by JHISE, JHISE shall make available to the NSW Government and its advisers the Independent Valuation Expert on reasonable notice during normal working hours to answer questions regarding the opinion and underlying reasons of the Independent Valuation Expert. The NSW Government shall undertake, and shall procure that any advisers appointed by it for the purposes of this clause 7.6 undertake, to keep all of such information confidential on the basis that clause 23 of this deed applies in respect of such information.

(c)	Where the NSW Government acting with reasonable diligence identifies that the information provided to it under clause 7.6(b) does not provide a sufficient basis for an informed opinion as to whether a Specified Dealing breaches clause 7.3, the NSW Government may, by Notice to JHISE, request such further information from JHISE or the Independent Valuation Expert as is reasonably necessary to form such an opinion and the Review Period will automatically be extended by a reasonable period (not exceeding 30 days) after receipt by the NSW Government of such information.

(d)	Where the NSW Government acting reasonably determines that the Review Period is insufficient to review the information provided to it under clause 7.6(b) or 7.6(c) in order to form an opinion as to whether a Specified Dealing breaches clause 7.3, the NSW Government may, by Notice to JHISE, extend the Review Period by such further period as is reasonably required to review such information (but in any event such further period shall not exceed a period of 60 days). Without limiting the foregoing, it shall be reasonable for the Review Period to be extended under this clause 7.6(d) if the Review Period is insufficient for the NSW Government to engage as expeditiously as possible (but having regard to required due process) any external advisers from which it considers it necessary or appropriate to obtain advice with respect to its opinion and the proposed Specified Dealing.

(e)	Any opinion given by the NSW Government under this clause 7.6 shall not result in clause 7.3 being rendered inapplicable to a Specified Dealing if the information provided or made available to the Independent Valuation Expert or the NSW Government under this clause 7.6, contained any material misstatement of fact or any material omission.

(f)	Without prejudice to JHISE’s obligations under clause 7.6(b), JHISE must pay the reasonable costs of the NSW Government (including the reasonable cost of advisers) of any review by the NSW Government of a proposed Specified Dealing under this clause 7.6.

7.7	Mandatory accession

(a)	The remaining provisions of this clause 7.7 have no application in relation to:

(i)	an Excluded Related Entity;

(ii)	a Person becoming a Sibling Entity where:

A.	clause 7.3 is not breached by its creation;

B.	both the Sibling Entity and JHISE are Listed following its creation; and

C.	none of the securities of the Sibling Entity are stapled to any securities of JHISE at or around the time the Person becomes a Sibling Entity; or

(iii)	a Person becoming a Sibling Entity where the Valuation Ratio (as applied to JHISE but excluding the Sibling Entity) immediately after that Person becoming a Sibling Entity is not less than 2.75.

Further, nothing in this clause 7.7 requires JHISE or its directors to do anything the authorising of which would require or entail the JHISE Boards taking or refraining from taking or authorising JHISE taking or refraining to take any action which is contrary to law.

(b)	JHISE agrees that to the extent within its power or control, it will procure that each Person who becomes or who will upon implementation of a transaction become a Parent Entity promptly enters into a deed of accession under which it becomes bound to observe all of the obligations of JHISE under this deed and the JHISE Guarantee (in each case as if all references to “JHISE” were a reference to the Parent Entity). Subject to clause 7.7(f) and 7.7(g) JHISE shall remain bound by its obligations under this deed and the JHISE Guarantee.

(c)	JHISE agrees that to the extent within its power or control, it will procure that a Person who becomes or who will upon implementation of a transaction become a Sibling Entity enters into a deed on terms equivalent (other than differences of the kind contemplated in and agreed between JHISE and the NSW Government pursuant to clause 7.7(d)), to those in this deed under which it agrees to be bound by obligations equivalent to those of JHISE under this deed, the JHISE Guarantee and each other Related Agreement to which JHISE is a party, but applied on the basis that a reference to “JHISE” is a reference to that Person and on the basis that a reference to the Performing Subsidiary is to a subsidiary of that Person which also enters into that deed and agrees to the same obligations as apply to the Performing Subsidiary under this deed and JHISE shall remain bound by its obligations under this deed and the Related Agreements.

(d)	Where a Person is to become a Sibling Entity and clause 7.7(c) applies, JHISE and the NSW Government shall negotiate in good faith such changes to this deed and the Related Agreements as are necessary to reflect the division of obligations under this deed between two separate and distinct groups and such that the Trustee is not worse off (other than de minimis detriments) as a consequence of that Person becoming a Sibling Entity.

(e)	Where a Person described in clauses 7.7(b) or (c) executes an accession deed or other deed under those clauses, JHISE must procure the delivery of an opinion of a recognised expert independent legal counsel practising in the place of incorporation of the Parent Entity or the Sibling Entity, or other independent legal counsel reasonably satisfactory to the NSW Government, to the effect that all deeds of accession (or if applicable any other agreements or other instruments effecting such accession) are enforceable in accordance with their terms to no material extent less than this deed would have been enforceable against JHISE.

(f)	If an accession deed has been delivered by the Parent Entity referred to in clause 7.7(b) and the financial position of the Liable Group after substituting the Parent Entity for JHISE would be substantially the same or better than the position of the Liable Group prior to that substitution and all material consents and conditions referred to in the legal opinion given under clause 7.7(e) have been given or satisfied, then the Parties must, on request by Notice from JHISE, execute a deed of release in favour of JHISE releasing it from all obligations under this deed and the Related Agreements to which it is a party, within 15 Business Days of receipt of such Notice from JHISE.

(g)	If the Parent Entity executes a deed of accession referred to in clause 7.7(b), then:

(i)	this deed shall apply as if references to JHISE were to the Parent Entity;

(ii)	if the Parent Entity is not the immediate holding company of JHISE, it shall procure the immediate holding company to enter into a deed of guarantee on terms equivalent to the JHISE Guarantee;

(iii)	subject to clause 7.7(f), JHISE shall be jointly and severally liable with the Parent Entity to perform the obligations of the Parent Entity under this deed;

(iv)	for the purposes of clause 7.8, the Parent Entity shall be deemed to have completed a Capital Raising at the time of the Parent Entity’s accession to this deed and may make a Capital Election in relation to that Capital Raising. In such a case the definitions in clause 7.8 shall be applied as follows:

QCR means the Qualifying Capital Ratio to apply to the Parent Entity.

MV means the Market Capitalisation of JHISE immediately prior to the announcement of the transaction by which the Parent Entity is to become the Parent Entity.

ED means the amount of ED which would have applied in a calculation of QCR for JHISE after taking into account the sum of all Equity Distributions paid or payable to the Equity Securityholders of JHISE in connection with the transaction or transactions under which the relevant Person becomes a Parent Entity (other than such Equity Distributions which occurred prior to the announcement of the transaction by which the Parent Entity is to become the Parent Entity).

SRC means the sum of the Market Capitalisation of the Parent Entity immediately prior to the announcement of the transaction by which the Parent Entity is to become the Parent Entity (less the sum of the amount (if any) which is double counted in the Market Capitalisation of the Parent Entity and MV and the amount of all Equity Distributions made or declared by the Parent Entity between the time of the announcement of the transaction by which the Parent Entity is to become the Parent Entity and the time of accession) and any new capital raised in connection with the transactions under which the Person becomes the Parent Entity (other than such capital which was raised prior to the announcement of the transaction by which the Parent Entity is to become the Parent Entity).

PQCR means the QCR which applied to JHISE immediately prior to the announcement of the transaction by which the Parent Entity is to become the Parent Entity.

(v)	any discharge of any obligation (whether under this deed or under a guarantee or other Related Agreement) by any of the Parent Entity, the immediate holding company of JHISE or JHISE shall comprise full performance and discharge by the other persons just described of that (or their equivalent) obligation); and

(vi)	for so long as JHISE remains a wholly owned subsidiary of the Parent Entity, the Close Group of JHISE shall include members of the Close Group of the Parent Entity.

(h)	Without prejudice to the obligations of JHISE under clause 7.7(b) if a Person becomes a Parent Entity which is the ultimate holding company of JHISE and clause 7.7(b) applies in respect of that Parent Entity but it does not enter into an accession deed under that clause, on and from the time at which that Person becomes a Parent Entity:

(i)	the definition of JHISE’s Free Cash Flow shall be the Free Cash Flow of the Parent Entity; and

(ii)	for the purposes of clause 7.8, JHISE shall be deemed to have completed a Capital Raising at the time that the Parent Entity became the Parent Entity and may make a Capital Election in relation to that Capital Raising. In such a case the definitions in clause 7.8 shall be applied as follows:

QCR means the Qualifying Capital Ratio to apply to JHISE.

MV means the Market Capitalisation of JHISE immediately prior to the announcement of transaction by which the Parent Entity is to become the Parent Entity.

ED means the amount of ED which would have applied in a calculation of QCR for JHISE after taking into account the sum of all Equity Distributions paid or payable to the Equity Securityholders of JHISE in connection with the transaction or transactions under which the relevant Person becomes a Parent Entity (other than such Equity Distributions which occurred prior to the announcement of the transaction by which the Parent Entity is to become the Parent Entity).

SRC means the sum of the Market Capitalisation of the Parent Entity immediately prior to the announcement of the transaction by which the Parent Entity is to become the Parent Entity (less the sum of the amount (if any) which is double counted in the Market Capitalisation of the Parent Entity and MV and the amount of all Equity Distributions made or declared by the Parent Entity between the time of the announcement of the transaction by which the Parent Entity is to become the Parent Entity and the time at which the Parent Entity becomes the Parent Entity) and any new capital raised in connection with the transactions under which the Person becomes the Parent Entity (other than such capital which was raised prior to the announcement of the transaction by which the Parent Entity is to become the Parent Entity).

PQCR means the QCR which applied to JHISE immediately prior to the announcement of the transaction by which the Parent Entity is to become the Parent Entity.

(i)	Without prejudice to the obligations of JHISE under clause 7.7(c), if a Person becomes a Sibling Entity and clause 7.7(c) applies in respect of that Sibling Entity but it does not enter into an accession deed under that clause, on and from the time at which that Person becomes a Sibling Entity:

(i)

the definition of JHISE’s Free Cash Flow shall comprise the sum of (A) the Free Cash Flow of JHISE (excluding any Free Cash Flow arising from JHISE’s ownership of the Sibling Entity) and (B) the Free Cash

Flow of the Sibling Entity multiplied by the proportion of the higher of the Equity Securities and voting shares in the Sibling Entity held in aggregate by JHISE Equity Securityholders and members of the JHISE Group as at the time at which that Person became a Sibling Entity; and

(ii)	for the purposes of clause 7.8, JHISE shall be deemed to have completed a Capital Raising at the time the Sibling Entity became a Sibling Entity and may make a Capital Election in relation to that Capital Raising. In such a case the definitions in clause 7.8 shall be applied as follows:

QCR means the Qualifying Capital Ratio to apply to JHISE.

MV means the Market Capitalisation of JHISE immediately prior to the announcement of the transaction by which the Sibling Entity is to become a Sibling Entity.

ED means the amount of ED which would have applied in a calculation of QCR for JHISE after taking into account the sum of all Equity Distributions paid or payable to the Equity Securityholders of JHISE in connection with the transaction or transactions under which the Sibling Entity becomes a Sibling Entity (other than Equity Distributions that occurred prior to the announcement of the transaction by which the Sibling Entity is to become a Sibling Entity).

SRC means the sum of (A) the sum of the Market Capitalisation of the Sibling Entity (less the sum of the amount (if any) which is double counted in the Market Capitalisation of the Sibling Entity and MV and the amount of all Equity Distributions made or declared by the Sibling Entity between the time of the announcement of the transaction by which the Sibling Entity is to become a Sibling Entity and the time at which the Sibling Entity becomes a Sibling Entity) and new capital raised by the Sibling Entity in connection with the transactions under which the Person becomes a Sibling Entity (other than such capital which was raised prior to the announcement of the transaction by which the Sibling Entity is to become a Sibling Entity), such sum multiplied by the proportion of the higher of the Equity Securities and voting shares in the Sibling Entity held in aggregate by JHISE Equity Securityholders and members of the JHISE Group as at the time at which that Person becomes a Sibling Entity and (B) new capital raised by JHISE (other than such capital which was raised prior to the announcement of the transaction by which the Sibling Entity is to become a Sibling Entity).

PQCR means the QCR which applied to JHISE immediately prior to the announcement of the transaction under which the Sibling Entity is to become a Sibling Entity.

7.8	Capital Election

(a)	The following definitions apply in and solely for the purposes of this clause 7.8 and clauses 7.2(k), (m) and (o), and for the purpose of defining the Qualifying Capital Ratio (as referred to in clause 9.3):

Capital Election has the meaning given to it in clause 7.8(b).

Capital Raising means the issue of Equity Securities in JHISE:

(i)	in a single transaction (whether underwritten or not) where the payment of subscription moneys for those Equity Securities is made within 12 months of the commencement of the transaction (and if such payment occurs after a period of 12 months, the capital raised after that time shall be deemed for the purposes of this clause 7.8 to comprise a separate Capital Raising commencing on the first day after that 12-month period); or

(ii)	as all or part of the consideration for an acquisition by a member of the JHISE Group of an asset, business or entity or a merger of JHISE with a Person other than a member of the JHISE Group.

Capital Raising Announcement means, in respect of a Capital Raising, the first public announcement of that Capital Raising (whether prospectively or otherwise) on the principal Stock Exchange on which Shares are Listed.

Capital Raising Completion Date means, in respect of a Capital Raising:

(i)	under paragraph (i) of the definition of Capital Raising, the earlier of the date on which the Capital Raising is completed and 12 months after the Capital Raising Announcement; and

(ii)	under paragraph (ii) of the definition of Capital Raising, the last date on which the relevant JHISE Group member may issue Equity Securities as consideration for the relevant acquisition or merger.

Capital Ratio Period means, subject to clause 7.8(g), in respect of a Capital Raising for which a Capital Election has been made, the period:

(i)	commencing on the first day of the first Financial Year commencing after the Capital Raising Completion Date of that Capital Raising (“First Year”); and

(ii)	ending on the last day of the Financial Year in which the Capital Raising Completion Date for the next Capital Raising for which a Capital Election has been made occurs.

Qualifying	Capital Ratio means the ratio determined in accordance with clause 7.8(e), (f), (g), (h) and (i).

(b)	If, while the Shares are Quoted, JHISE proposes to raise capital under a Capital Raising of an amount greater than 5% of the Market Capitalisation of JHISE as at the trading day immediately prior to the Capital Raising Announcement, JHISE may elect to apply the provisions of this clause 7.8 in respect of all but not some of that capital by giving a Notice in accordance with clause 7.8(c) (“Capital Election”).

(c)	A Notice by JHISE of a Capital Election:

(i)	must be given to the Trustee and the NSW Government within 15 Business Days after the Capital Raising Announcement;

(ii)	applies in relation to all and not some of the capital to be raised under the Capital Raising;

(iii)	shall annex a copy of the Capital Raising Announcement and specify the material terms of the proposed Capital Raising, including the amount to be raised and where applicable, the minimum and/or maximum amounts to be raised (provided that any failure to satisfy this subparagraph (iii) shall not invalidate the Capital Election); and

(iv)	may not be withdrawn or revoked once given unless the Capital Raising is not completed, in which case the Capital Election shall be automatically deemed for all purposes not to have been made.

(d)	If JHISE has given a Notice under clause 7.8(c) in respect of a Capital Election and the relevant Capital Raising has been completed, JHISE must give a Notice to the Trustee and the NSW Government within 15 Business Days after the Capital Raising Completion Date to which that Capital Election relates, specifying the total amount of capital raised under that Capital Raising.

(e)	If no Capital Raising has ever occurred for which a Capital Election has been made, the Qualifying Capital Ratio shall be 1.

(f)	Subject to clauses 7.8(e), (g), (h) and (i), the Qualifying Capital Ratio to apply during a Capital Ratio Period will be calculated in accordance with the formula:

QCR =	(	MV + ED	)	x PQCR

	(	(MV + SRC))

where:

QCR means the Qualifying Capital Ratio;

MV means the Market Capitalisation of JHISE as at the trading day immediately prior to the Capital Raising Announcement;

ED equals:

(a)	nil, where the Valuation Ratio (assessed by reference to the trading day described in “MV”) as adjusted by clause 9.14(c) is equal to or greater than 2.75; or

(b)	in any other case, the greater of zero and the sum of the following Distributions and Capital Management Transactions, provided each occurred while the Valuation Ratio was below 2.75:

(i)	that part of each Distribution made during the Previous Period which when made exceeded the limit described in clause 7.2(f) and which did not fall within clause 7.2(k); and

(ii)	that part of each Capital Management Transaction during the Previous Period which did not fall within clause 7.2(k),

less the sum of all other Capital Raisings completed during the Previous Period in respect of which an election under clause 7.8(i) was not made;

SRC means the sum of:

(a)	the capital raised under the Capital Raising for which the Capital Election was made; and

(b)	the total amount of capital raised under Capital Raisings since the first day of the Previous Period for which Capital Elections were not made (where JHISE elects by Notice under clause 7.8(i) that such amounts should be included in the calculation of “SRC”) less capital which has been returned or cancelled since the first day of the Previous Period;

PQCR is the Qualifying Capital Ratio which applied in respect of the Previous Period (and, for the first Capital Raising for which a Capital Election has been made, equals 1);

Previous Period means, in respect of:

(a)	the first Capital Raising occurring after the date of this deed for which a Capital Election has been made, the period commencing on 1 April 2005 and ending on the last day of the Financial Year in which the Capital Raising Completion Date in respect of that Capital Raising falls; and

(b)	for each subsequent Capital Raising for which a Capital Election has been made, the period:

(i)	commencing immediately after the last applicable Previous Period; and

(ii)	ending on the last day of the Financial Year in which the Capital Raising Completion Date in respect of that Capital Raising falls.

(g)	If there is more than one Capital Raising which is subject to a Capital Election and is completed in any Financial Year (“Relevant FY”), there will be only one Capital Ratio Period for all of those Capital Raisings and the Qualifying Capital Ratio for that Capital Ratio Period will be as calculated in respect of the last such Capital Raising Completion Date on the basis of the following amended definitions for clause 7.8(f):

(i)	MV means the Market Capitalisation of JHISE as at the trading day immediately prior to the first Capital Raising Announcement in the Relevant FY; and

(ii)	SRC means the sum of the total amount of capital raised in respect of each Capital Raising for which a Capital Election has been made completed in the Relevant FY and the total amount of capital raised since the first day of the Previous Period in respect of which a Capital Election has not been made but excluding all such capital which has been returned or cancelled.

(h)	Notwithstanding clause 7.8(f), the Qualifying Capital Ratio to be applied to the Free Cash Flow Amount for the purposes of determining the Annual Payment pursuant to clause 9.3 cannot increase as a result of the making of a Capital Election in respect of a Capital Raising. If such a result would otherwise arise from the making of a Capital Election under clause 7.8(b), the Qualifying Capital Ratio shall remain unchanged for all purposes and the Capital Election shall be automatically deemed for all purposes not to have been made.

(i)	In calculating ED and SRC under clause 7.8(f) where paragraph (a) of the definition of ED does not apply, all Capital Raisings completed during the Previous Period will be deducted from the amount of ED under paragraph (b) of the definition of ED unless and to the extent that JHISE has irrevocably elected by Notice to the NSW Government that some or all of such capital is to be included in the definition of SRC.

7.9	Notice of certain Specified Dealings

If JHISE undertakes a Specified Dealing other than a Specified Dealing falling within clause 7.2, it shall give a Notice of such Specified Dealing and material particulars to the NSW Government within 14 days of the earlier of announcing and undertaking that Specified Dealing.

8	SCOPE OF OBLIGATIONS

8.1	Application of funds

The Parties acknowledge that it is the intent of this deed and the Transaction Legislation and the Trust Deed to ensure that:

(a)	the monies and other assets provided to the Trustee (including the JHISE Contributions) may only be applied in the payment of SPF Funded Liabilities; and

(b) such monies and other assets are not to be applied to satisfy any other creditors of the Trustee or of the Liable Entities or of the JHISE Group.

8.2	Excluded Claims

Each of the Parties agree and acknowledge that:

(a)	this deed and the Transaction Legislation seek to address, within the limits set out in this deed (including but without limitation the limits set out in clause 9) the funding for payment of SPF Funded Liabilities and the handling of Payable Liabilities; and

(b)	nothing in this deed requires or shall require JHISE, the Performing Subsidiary or any other member of the JHISE Group to provide any funding for payment of any of the following liabilities of the Liable Entities (together, the Excluded Claims):

(i)	personal injury or death claims arising from exposure to Asbestos outside Australia;

(ii)	personal injury or death claims arising from exposure to Asbestos made outside Australia;

(iii)	claims for economic loss (other than any economic loss forming part of the calculation of an award of damages for personal injury or death) or loss of property, including those relating to land remediation and/or Asbestos or Asbestos products removal, arising out of or in connection with Asbestos or Asbestos products manufactured, sold, distributed or used by or on behalf of the Liable Entities;

(iv)	any Excluded Marlew Claim;

(v)	any liabilities of the Liable Entities other than SPF Funded Liabilities.

9	FUNDING ARRANGEMENTS

9.1	Funding Agreement

The Performing Subsidiary agrees in favour of the Trustee that it will make the Funding Payments to the Trustee at the times those payments are required to be made under this deed and shall be liable to make such payments when due and payable to the Trustee by way of a specialty debt owing to the Trustee, as evidenced and constituted by this deed.

9.2	Initial funding (including Additional Payment)

The Performing Subsidiary shall, on the Commencement Date, pay into the Compensation Funds Account an amount equal to the following (Initial Funding), calculated using the same methodologies and assumptions used in determining the Discounted Central Estimate, and to be set out in the Initial Report, being $184.3 million, which is comprised of:

(a)	$211.0 million, being the sum of the following amounts:

(i)	the Period Actuarial Estimate for the six months ending 31 March 2007, being $37.0 million;

(ii)	plus the Period Actuarial Estimate for the Financial Year ending 31 March 2008, being $75.0 million;

(iii)	plus the Period Actuarial Estimate for the Financial Year ending 31 March 2009, being $88.0 million;

(iv)	plus an amount equal to the estimated reasonable Operating Expenses of the Trustee and the Liable Entities for the six months to 31 March 2007, being $3.3 million;

(v)	plus a prepayment (the “Additional Payment”) equal to $7.7 million; and

(b)	minus the value of the net assets of the Liable Entities as at 30 September 2006 determined in accordance with clause 9.10 and by any amounts (other than by way of loan) received by the Trustee or a Liable Entity from any member of the JHISE Group between 30 September 2006 and the Commencement Date (whether under clause 17 or otherwise).

9.3	Annual payment

(a)	Subject to clause 9.3(b) and clauses 9.7 and 9.11, on each Payment Date, the Performing Subsidiary must pay to the Trustee an amount equal to the lesser of:

(i)	the Annual Contribution Amount for that Payment Date plus, for the Payment Date falling on 1 July 2007, $7.7 million; and

(ii)	whichever is the greater of:

(A)	the amount equal to the Free Cash Flow Amount for that Payment Date multiplied by the Qualifying Capital Ratio applicable at that time; and

(B)	zero,

less, in respect of the Payment Date falling on 1 July 2007, $7.7 million.

(b)	If the amount calculated under clause 9.3(a) in respect of a Payment Date (as adjusted by clause 9.14(b)) is a negative amount and JHISE Notifies the Trustee that this clause 9.3(b) should apply, on that Payment Date the Trustee must pay the absolute value of that negative amount to the Performing Subsidiary or to such other entity nominated by the Performing Subsidiary.

9.4	Annual Contribution Amount and adjustments thereto

(a)	The Annual Contribution Amount in respect of a Payment Date shall be the amount equal to:

(i)

the Period Actuarial Estimate, as set out in the Annual Actuarial Report for the period commencing immediately after the end of the Financial Year preceding the Payment Date (the “Prior Financial Year”) (that is, while each Financial Year ends on 31 March, this period will commence on the 1st of April preceding the relevant Payment Date) and ending at the end of the third Financial Year following the Prior Financial Year (or, if the end of the Term has been determined not to be extended under clause 9.9(b) and the remainder of the Term is less than 3 years, to the end of the Term);

(ii)	plus an amount equal to the estimated reasonable Operating Expenses of the Trustee and the Liable Entities for the first year of that period as reasonably determined by the Trustee;

(iii)	minus the value of the net assets held by the Trustee and the Liable Entities at the end of the Prior Financial Year as determined by the Approved Auditor, in accordance with clause 9.10 but subject to clauses 9.14(a) and 13.4; and

(iv)	plus an amount equal to the sum of all loan principal outstanding under an Authorised Loan Facility, all accrued interest (whether or not capitalised) under an Authorised Loan Facility and all other amounts payable under or in connection with an Authorised Loan Facility as at the end of the Prior Financial Year.

(b)	If, for any reason, the Annual Contribution Amount, or the Free Cash Flow Amount required to be calculated under clause 9.5 or certified under clause 5.16 in respect of any Payment Date cannot be determined at least 5 Business Days before the Payment Date then:

(i)	if the Annual Contribution Amount is unknown, the Trustee must use its best endeavours to procure the Approved Actuary to determine, prior to the Payment Date, a reasonable estimate of the Annual Contribution Amount with respect to that Payment Date (failing which, such estimate shall be calculated by reference to the previously published Actuarial Report and the most recently published financial statements of JHISE or the Liable Entities or Trustee as applicable);

(ii)	if the Free Cash Flow Amount is unknown, JHISE must use its best endeavours to procure the JHISE Auditor to determine, prior to the Payment Date, a reasonable estimate of the Free Cash Flow Amount with respect to that Payment Date, having regard to the most recent Audited Financial Statements;

(iii)	the estimate of the relevant Annual Payment payable under clause 9.3 shall be determined having regard to the estimate or estimates, as the case may be, referred to in clauses 9.4(b)(i) and (ii), and shall be paid by the Performing Subsidiary on the relevant Payment Date;

(iv)	if the amount determined under clause 9.4(b)(iii) is a negative amount, the Trustee must pay an amount equal to the absolute value of that amount (that is, disregarding the fact that it is a negative amount) to the Performing Subsidiary or to such other entity nominated by the Performing Subsidiary on the relevant Payment Date;

(v)	the Trustee shall (if applicable) as soon as reasonably possible, use best endeavours to procure that the Annual Actuarial Report is finalised and that JHISE and the NSW Government are provided with a copy of the relevant Annual Actuarial Report and are notified of the Annual Contribution Amount within 30 days after the relevant Payment Date;

(vi)	JHISE shall (if applicable) as soon as reasonably possible, use best endeavours to procure that the certification of the Free Cash Flow Amount in accordance with clause 5.16 is finalised and that the Trustee and the NSW Government are provided with a certificate within 30 days after the relevant Payment Date;

(vii)

if applicable, but subject to clauses 9.5 and 9.6, the Performing Subsidiary or the Trustee (as the case requires) shall make a payment or an adjusting payment (as the case requires) so as to ensure that the Trustee has obtained (and has obtained no more or less than) the full amount due under clause 9.3. Any payment or adjusting payment made under this clause 9.4(b)(vii) shall be paid together with interest from the

Payment Date until the date the payment or the adjusting payment is made, at the Interest Rate, such payment or adjusting payment to be made in any event within 10 Business Days of the finalised Annual Actuarial Report, the Annual Contribution Amount and the Free Cash Flow Amount being Notified to the Trustee and JHISE; and

(viii)	if the JHISE Auditor or Approved Actuary (as the case may be) is unable or unwilling to provide the estimate referred to in paragraphs (i) or (ii), JHISE or the Trustee (as applicable) shall fully disclose to the other Parties the reasons known to them for such inability or unwillingness and clause 5.16 shall apply in relation to any failure to obtain an audit certificate.

9.5	Free Cash Flow Amount

(a)	Subject to clauses 9.5(b) and (c), the Free Cash Flow Amount in respect of any Payment Date shall be an amount equal to the percentage (determined in accordance with clause 9.6) of the Free Cash Flow in the immediately preceding Financial Year as certified by the JHISE Auditor. JHISE shall use its best endeavours to provide a copy of that certificate to the Trustee and the NSW Government by no later than 5 Business Days prior to the Payment Date.

(b)	In calculating the Free Cash Flow Amount in respect of the Payment Date falling on 1 July 2007, the Free Cash Flow for the Financial Year ending on 31 March 2007 shall be an amount equal to the Free Cash Flow for that Financial Year plus each of the amounts referred to in clauses 9.2(a)(i), (a)(ii) and (a)(v) and less the amount set out in clause 9.2(b).

(c)	In calculating the Free Cash Flow Amount in respect of the Payment Date falling on 1 July 2008, the Free Cash Flow for the Financial Year ending on 31 March 2008 shall be an amount equal to the Free Cash Flow for that Financial Year less $7.7 million.

(d)	The Free Cash Flow Amount shall be converted to Australian dollars by reference to:

(i)	where that amount is reported in US dollars, it shall be translated at the spot Australian dollar / US dollar exchange rate (for purchasing AUD) shown on the Bloomberg AUD/USD currency Bid-Quote page as at 10am (Sydney time) on the date falling 5 Business Days prior to the relevant Payment Date;

(ii)	where that amount is reported in another currency other than US dollars, it shall be translated at the spot Australian dollar/relevant foreign currency exchange rate (for purchasing AUD) shown on the equivalent Bloomberg AUD/foreign currency Bid-Quote page at the same time and date as described in paragraph (i) above; and

(iii)	if Bloomberg does not quote such exchange rates, by reference to the rate described above shown on an online bid quotation system equivalent to Bloomberg at the time and the day described in paragraph (i) above.

9.6	Percentage of Free Cash Flow

The percentage of Free Cash Flow for any Financial Year of the Term available for payments shall be the percentage as determined in accordance with Schedule 3.

9.7	Payment Options

(a)	Where the Performing Subsidiary gives Notice to the Trustee (with a copy to the NSW Government) not less than 10 Business Days before a Payment Date that it wishes to do so, it may:

(i)	make Annual Payments in relation to one or more specified Financial Years of (or for) the remainder of the Term by equal instalments at intervals of either 3 or 6 months (as specified in that Notice) commencing on that Payment Date, provided that all instalments in respect of a Financial Year must, however, become payable by the last Business Day of that Financial Year; and

(ii)	prepay an amount at any time, whether or not a Funding Payment amount has at that time been calculated. Where a prepayment is made pursuant to this clause 9.7, clause 9.14 shall apply.

For the avoidance of doubt, the prepayment under clause 9.2(a)(v) does not constitute a prepayment under this clause 9.7.

(b)	If the Performing Subsidiary gives Notice under clause 9.7(a)(i), it must compensate the Trustee for the interest forgone by the Trustee arising from the later receipt of such Annual Payment by instalments, at the Interest Rate for the period during which a payment is deferred as a result of the operation of clause 9.7(a). Such interest shall accrue from day to day and shall be paid together with the payment of the relevant instalment.

(c)	The Performing Subsidiary may by Notice to the Trustee (with a copy to the NSW Government) given not less than 10 Business Days before the commencement of a Financial Year, revoke or vary a Notice given under clause 9.7(a) but that Notice may only affect payments in Financial Years commencing after the date that the Notice is given.

(d)	For the avoidance of doubt, the Initial Funding may not be paid in instalments.

9.8	Notification of payments

The Performing Subsidiary must give Notice to the NSW Government (with a copy to the Trustee) at least 5 Business Days prior to each Payment Date specifying or providing in respect of the payment due on that date:

(a)	the amount of the payment;

(b)	details of calculations of the amount;

(c)	the provision of this deed under which it is to be made;

(d)	the date on which it is to be made; and

(e)	provided it is available, a copy of the certificate of the JHISE Auditor procured under clause 9.5.

9.9	End of Term

(a)	JHISE may (but is not obliged) by Notice to the remaining Parties at least 18 months prior to the end of the Term, elect to procure that a Final Payment calculation is made as follows:

(i)	the Approved Actuary must provide an actuarial report ( the “End of Term Actuarial Report”) setting out its estimate of the final payment which would be required to be made by the Performing Subsidiary having regard to the principles set out in this clause 9.9 (the “Final Payment”);

(ii)	the Final Payment will be determined having regard inter alia to the following factors:

(A)	that it represents a final payment to be made by the Performing Subsidiary with respect to SPF Funded Liabilities;

(B)	that it is a lump sum payment;

(C)	that the value of the assets of the Trustee and the Liable Entities (including Insurance and Other Recoveries and any other amounts expected to be recoverable after the Final Payment) must reduce the amount of the Final Payment; and

(D)	to the extent applicable, the method of calculating the Discounted Central Estimate is in accordance with clause 14.4; and

(iii)	the Approved Actuary will employ the generally accepted best practice methodologies and assumptions relevant at that time to the determination of that valuation and having regard to the purpose of calculating a Final Payment to be made to the Trustee; and

(b)	If the Parties (in their absolute discretion) by the end of the Term have not agreed on the Final Payment and the terms on which a Final Payment would be made at the end of the Term or if JHISE has not given Notice under clause 9.9(a), then the Term will be automatically extended by a period of 10 years. This clause 9.9 shall have further applications at the end of the Term as extended pursuant to any prior application of this clause 9.9.

9.10	Assets and Liabilities of Liable Entities

For the purpose of determining the amounts to be deducted under clause 9.2(b) and 9.4(a)(iii), the net assets of the Liable Entities shall comprise:

(a)	for the purposes of clause 9.2(b), an amount equal to the sum of:

(i)	$26.7 million; and

(ii)	any amounts (other than by way of loan) received by the Trustee or a Liable Entity from any member of the JHISE Group between 30 September 2006 and the Commencement Date (whether under clause 17 or otherwise).

(b)	for the purposes of clause 9.4(a)(iii) for each Financial Year:

(i)	the total assets of the Trustee and the Liable Entities as at the end of that Financial Year (including, for the avoidance of doubt, any amounts by way of Insurance and Other Recoveries determined in accordance with clause 9.13(a) and properly recognised in the accounts as assets in accordance with relevant accounting standards but excluding, for the avoidance of doubt, the proceeds of any financial accommodation provided under an Authorised Loan Facility and any undrawn financial accommodation under an Authorised Loan Facility); less

(ii)	the liabilities of the Trustee and the Liable Entities (excluding any principal repayable under or interest (whether or not capitalised) or other amounts payable under or in connection with an Authorised Loan Facility) as at the end of that Financial Year, in each case after excluding all Asbestos Liabilities (other than current Proven Claims) and after excluding the relevant corresponding current or non-current asset included or to be included in the Audited Financial Statements of those entities as an amount receivable from the Performing Subsidiary or any other member of the JHISE Group under this deed. Asbestos Liabilities for the purpose of clause 9.10(b) includes the amount of any liability included in or to be included in the Audited Financial Statements as being referable to a margin which is added to the estimated costs of asbestos claims incurred but not settled to recognise the inherent uncertainty of the estimated costs of those claims. The calculation of the net assets pursuant to clause 9.10(b) shall be confirmed by the Approved Auditor.2

[2]	Clause 9.10 is as amended by deed dated 11 June 2008, and by deed dated 20 December 2013.

9.11	Commutation

If required by JHISE, JHISE and the NSW Government shall negotiate in good faith in relation to agreeing upon the basis upon which JHISE and the Performing Subsidiary could commute their respective obligations under this deed and the Related Agreements, and each member of the JHISE Group would be released from its obligations under this deed and the Related Agreements, on and from the time that:

(a)	another Person undertakes or Persons enter into a deed undertaking those obligations or other obligations satisfactory to the NSW Government in its absolute discretion; or

(b)	the Performing Subsidiary or other member of the JHISE Group makes or procures the making of a lump sum payment or payments to the Trustee, subject to the Parties (in their absolute discretion) reaching agreement on satisfactory arrangements designed to provide a reasonably high degree of assurance that Personal Asbestos Claims and Marlew Claims would continue to be dealt with and Proven Claims would continue to be paid.

The NSW Government may withhold its agreement to any such commutation in its absolute discretion.

9.12	Preparation of Audited Financial Statements

JHISE agrees to prepare Audited Financial Statements in respect of JHISE for each Financial Year throughout the Term, unless the other Parties agree in writing that such a report is no longer required. For the avoidance of doubt, nothing in this clause 9.12 shall affect the basis on which the Free Cash Flow is determined.

9.13	Calculation of Insurance and Other Recoveries

(a)	Subject to clause 9.13(b), for the purposes of calculation of the Initial Funding and each Annual Contribution Amount under this deed, the amount calculated as “Insurance and Other Recoveries” shall include only such recoveries as the Approved Auditor considers on reasonable grounds are, according to law, payable to the Liable Entities during the period of 12 months following the end of the Prior Financial Year (as defined in clause 9.4(a)(i) in relation to that Annual Contribution Amount) or, in the case of the Initial Funding, during the 6 month period ending on 31 March 2007. For the avoidance of doubt, this restriction shall not affect the calculation of Insurance and Other Recoveries when calculating the Term Central Estimate or the Discounted Central Estimate (as applicable) which shall be calculated by reference to the period to which the relevant definition relates.

(b)	For the purposes of this deed, where the Approved Actuary considers on reasonable grounds that an amount calculated as “Insurance and Other Recoveries” under this deed would otherwise be overstated due to a present or expected liability of a Liable Entity to make all or part of that amount available to non-Australian claimants or claimants for contribution against the Liable Entity, and such amounts would be recoverable by those claimants, the Approved Actuary shall be required to adjust the relevant Insurance and Other Recoveries calculation so as to take into account the likely effect of such liabilities.

9.14	Prepayments

If there has been one or more prepayments under clause 9.7(a)(ii) then:

(a)	the amount of the prepayment shall be excluded from the net assets of the Trustee for the purposes of calculating an Annual Contribution Amount, unless the Valuation Ratio as at the last day of the Financial Year preceding the relevant Payment Date exceeded 2.75;

(b)	amounts prepaid are not refundable and cannot cause the amount calculated under clause 9.3(a) to be negative;

(c)	for all purposes (including Schedule 3) the Free Cash Flow in the year of prepayment and in each subsequent year shall be deemed to be the Free Cash Flow that would have applied if the prepayment or prepayments had not been made and payments were made when due in the absence of any prepayment or prepayments;

(d)	for the purposes of Schedule 3, each Annual Contribution Amount for the year of prepayment and in each subsequent year shall be deemed to be the Annual Contribution Amount that would have applied if the prepayment or prepayments had not been made and payments were made when due in the absence of any prepayment or prepayments; and

(e)	in calculating the Valuation Ratio referred to in paragraph (a) of the definition of ED in clause 7.8(f), no prepayment or prepayments can render ED equal to nil.

9.15	Rationing arrangements

The Parties acknowledge and agree that:

(a)	the available assets of the Trustee, including as a result of payments made under this deed and earnings on the Compensation Funds’ assets from time to time, may or may not be sufficient to meet in full all Operating Expenses, Proven Claims, Claims Legal Costs and other SPF Funded Liabilities as and when they fall due for payment;

(b)	if the Trustee considers that it is reasonably likely that it does not or will not have sufficient funds to pay the amounts described in clause 9.15(a) as and when they fall due for payment, it may become necessary, in accordance with Division 5 of Part 4 of the Transaction Legislation, for the Trustee to ration the timing or amount of payments made with respect to Proven Claims or Payable Liabilities in order to achieve the foregoing;

(c)	if it is reasonably foreseeable that the available assets of the Trustee and the Liable Entities from time to time (including without limitation the JHISE Contributions and earnings of the Compensation Funds from time to time) are likely to be insufficient to fund the payment of all reasonably foreseeable SPF Funded Liabilities:

(i)	the Trustee may Notify the NSW Government and JHISE that the circumstances described in this clause 9.15(c) are reasonably foreseeable and provide reasonable details of such circumstances and the prospective shortfall, and following the giving of such a Notice, the Parties agree that for so long as the Trustee:

(A)	is seeking and thereafter engaging in or is ready, willing and able to enter into and pursue bona fide discussions with the NSW Government and JHISE in relation to a proposed scheme under section 35 of the Transaction Legislation (“Rationing Scheme”); or

(B)	is proceeding with reasonable expedition to design, prepare, seek approval of the Minister for an application to the Court, approval of the Court of and implement the Rationing Scheme,

from the time such a Notice is given until such time as the Supreme Court of New South Wales has made final orders in respect of the Rationing Scheme, the Trustee may defer payment of Proven Claims in whole or in part if and to the extent the Trustee has determined this to be reasonably immediately necessary (and prior to the Rationing Scheme being approved by the Court) to avoid Persons with earlier Proven Claims receiving greater proportionate payments than Persons with expected later Proven Claims, provided that any such deferral shall accord with principles set out in section 35(4) of the Transaction Legislation and provided further that the rights of such Persons to payment of their Proven Claims shall not be prejudiced except to the extent of such deferral and by the Rationing Scheme following approval by the Court; and

(ii)	no member of the JHISE Group has or shall have any liability for such a shortfall other than as expressly provided in this deed and none of the

Parties shall impose any liability on any member of the JHISE Group in respect of that shortfall but nothing in this clause 9.15(c)(ii) shall relieve JHISE or the Performing Subsidiary from any of their obligations under the Transaction Documentation.

(d)	For the avoidance of doubt, nothing in this clause 9.15 operates to prevent or limit the making of payments in connection with an Authorised Loan Facility including without limitation:

(i)	repayment of any part of the principal payable under an Authorised Loan Facility;

(ii)	payment of any interest (whether or not capitalised) payable under an Authorised Loan Facility; and

(iii)	payment of any other amounts that are payable under or in connection with an Authorised Loan Facility.

10	JHISE GUARANTEE AND WIND UP AND RECONSTRUCTION EVENTS

10.1	JHISE Guarantee

JHISE must immediately following the time of execution by the Trustee of the deed and accession referred to in clause 1.5, execute and deliver to the Trustee and the NSW Government the JHISE Guarantee.

10.2	Calling of and payments under guarantee

Without limiting the JHISE Guarantee and clause 16, the JHISE Guarantee may be enforced against JHISE without the need to first initiate any proceedings or to seek to enforce the Funding Obligations or any other payment obligations against the Performing Subsidiary.

10.3	JHISE Wind Up Event or Reconstruction Event

(a)	If a Wind-Up Event of JHISE occurs, each of the Funding Obligations of the Performing Subsidiary and the obligations of JHISE under the JHISE Guarantee will automatically accelerate and crystallise on the following basis:

(i)	the Funding Obligations will become immediately due and payable by the Performing Subsidiary and shall, to the extent permitted by law, be an amount equal to the Wind Up or Reconstruction Amount determined in accordance with clause 10.4(a), and comprise a specialty debt due immediately prior to the filing of the order that resulted in the Wind-Up Event, occurring;
(ii)	the Guaranteed Obligations under the JHISE Guarantee will become immediately due and payable in accordance with the terms of the JHISE Guarantee;

(b)	The Wind-Up or Reconstruction Amount may be proved in any proceedings following or in connection with any Wind-Up Event in relation to JHISE and voted in relation to such proceedings.

(c)	By Notice to JHISE, the NSW Government may at any time:

(i)	cause the Wind-Up or Reconstruction Amount to cease to be payable, and the Funding Obligations and the Guaranteed Obligations to cease to be subject to an acceleration and crystallisation under clause 10.3(a) in respect of one or more Wind-Up Events; or

(ii)	direct that the acceleration and crystallisation provided for in clause 10.3(a) to be deemed not to have occurred in respect of one or more Wind-Up Events.

(d)	The Wind-Up or Reconstruction Amount will cease to be payable, and the Funding Obligations and the Guaranteed Obligations will cease to be subject to an acceleration and crystallisation under this clause 10 in respect of the relevant Wind Up Event if an order of the kind described in the definition of “Wind Up Event” is made and is subsequently struck out, dismissed, reversed or withdrawn and the time period for commencing any proceedings to review such an order has expired (or any timely commenced proceedings for review of such an order, have been concluded).

(e)	If a Reconstruction Event of JHISE occurs, each of the Funding Obligations of the Performing Subsidiary and the obligations of JHISE under the JHISE Guarantee will automatically accelerate and crystallise on the following basis, but subject to clauses 10.3(g) and (i):

(i)	the Funding Obligations will become immediately due and payable by the Performing Subsidiary and shall be an amount equal to the Wind-Up or Reconstruction Amount determined in accordance with clause 10.4(b), and comprise a specialty debt due immediately prior to the Reconstruction Event;

(ii)	the Guaranteed Obligations under the JHISE Guarantee will become immediately due and payable in accordance with the terms of the JHISE Guarantee.

(f)	The Wind Up or Reconstruction Amount may be voted and proved for the purposes of (or at) any meeting or vote of creditors or similar proceedings relating to creditors following and in relation to any Reconstruction Event in relation to JHISE, subject to clause 10.5.

(g)	The Wind-Up or Reconstruction Amount will immediately cease to be payable, and the Funding Obligations and the Guaranteed Obligations will immediately cease to be subject to an acceleration and crystallisation, and may no longer be voted or proved under this clause 10 in respect of the relevant Reconstruction Event if:

(i)	the order constituting the “Reconstruction Event” is entered or made (or deemed to have been entered or made) and is subsequently struck out, dismissed, reversed, withdrawn or otherwise comes to an end, provided that, if the Reconstruction Event is an event as described in paragraph (c) of the definition of “Reconstruction Event” and the order was entered under Irish law, JHISE emerges from the Reconstruction Event without a Plan (as defined in clause 10.5) having been accepted by the creditors and approved by the court and without being declared bankrupt;

(ii)	the meeting of creditors of the kind described in paragraph (a) or (d) that constitutes the “Reconstruction Event” is convened and the meeting is held or is cancelled or is otherwise vacated; or

(iii)	any vote of creditors due to occur following that Reconstruction Event (other than a Reconstruction Event as described in paragraph (c) of the definition of “Reconstruction Event” and the order was entered under Irish law or occurring as a result of a voluntary case being commenced, or a final order for relief being entered, under Chapter 11 of the US Bankruptcy Code) to determine any compromise, plan or distribution occurs, is cancelled or is otherwise permanently vacated or rendered invalid.

(h)	By Notice to JHISE, the NSW Government may at any time:

(i)	cause the Funding Obligations and the Guaranteed Obligations to cease to be subject to an acceleration and crystallisation under clause 10.3(a) in respect of one or more Reconstruction Events; or

(ii)	direct that the acceleration and crystallisation provided for in clause 10.3(a) to be deemed not to have occurred in respect of one or more Reconstruction Events.

(i)	Each of the Trustee and the NSW Government:

(i)

subject to clause 10.3(j), covenant in favour of JHISE and the Performing Subsidiary in respect of a Reconstruction Event that except for the purposes of asserting a claim against JHISE or the Performing Subsidiary in a bankruptcy proceeding or an insolvency proceeding relating to such Reconstruction Event, neither the Trustee nor or the NSW Government shall commence, institute or continue proceedings in any jurisdiction seeking the enforcement or recovery from JHISE or the

Performing Subsidiary of the Wind Up or Reconstruction Amount (whether under this deed or any Related Agreement) relating to such Reconstruction Event or any part thereof, but nothing in this clause 10.3(i)(i) shall prejudice the operation of any provision of this deed which is enlivened by the occurrence of a Wind Up Event; and

(ii)	acknowledge that JHISE has agreed to the terms of this clause 10 in reliance on the covenants described in this clause 10.3(i) and that compliance by both the Trustee and the NSW Government is a fundamental condition to it having any rights under this clause 10 in respect of a Reconstruction Event.

(j)	Nothing in clause 10.3(i) shall restrict the Trustee or the NSW Government from:

(i)	voting or proving the Wind Up or Reconstruction Amount in accordance with and subject to clause 10.3(f); or

(ii)	commencing or instituting proceedings in any jurisdiction in relation only to the existence or amount of any Wind Up or Reconstruction Amount or any voting rights attaching thereto, or any matters incidental to determining such amount or voting rights.

10.4	Calculation of Wind Up or Reconstruction Amount

(a)	Upon a Wind-Up Event or Reconstruction Event occurring in relation to JHISE, the Wind Up Amount or Reconstruction Amount will be determined on the following basis:

Wind Up Amount or Reconstruction Amount = TCE – C – (VA – VL + P)

where:

TCE has the meaning given in clause 7.2(m) as set out in the most recent Annual Actuarial Report published prior to the Wind Up Event or Reconstruction Event;

VA has the meaning given in clause 7.2(m);

VL has the meaning given in clause 7.2(m);

P has the meaning given in clause 7.2(m).

C equals the amount determined in accordance with the following provisions:

(i)	notwithstanding anything herein to the contrary, C shall equal zero:

(A)	upon and following a Wind-Up Event; or

(B)	if:

I.	JHISE commences a bankruptcy proceeding made under the US Bankruptcy Code which results in the occurrence of a “Reconstruction Event”; and

II.	the determination of the amount of the Trustee’s claim is required in order for the Trustee to prove or vote that claim to permit the Trustee to participate in a vote of creditors; and

III.	JHISE fails to provide the information required under clause 10.4(d) in time to permit such a determination to be made;

(ii)	in any other circumstance for the purposes of determining a Wind-Up or Reconstruction Amount, “C” shall equal the amount by which TCE exceeds the present value of all the Annual Payments that are then due or would become due pursuant to this deed taking into account the operation of the Free Cash Flow cap under clause 9.3, having regard to the following:

(A)	C shall be calculated on the basis of the projected Free Cash Flow of JHISE taking into account any projected changes in Free Cash Flow as a result of implementing a proposed Plan (as defined in clause 10.5) arising other than from debt to equity conversions by creditors of JHISE or new capital raised by JHISE or any Reorganised Debtor (as defined in clause 10.5), and the Qualifying Capital Ratio, in each case, immediately prior to the Reconstruction Event discounted at a discount rate equal to the sum of:

(i)	the discount rate used in the calculation of the “TCE” as published in the most recent Annual Actuarial Report, and

(ii)	5 percentage points (500 basis points); and

(B)	C shall be calculated recognizing that the Term is automatically extended (unless the Parties in their absolute discretion agree otherwise) under clause 9.9.

(b)	In determining the value of “VA” and “VL” the Trustee shall procure that the Approved Auditor seeks appropriate expert advice from the Approved Actuary or otherwise as it considers necessary, and the value of each of “VA” and “VL” shall be certified by the Approved Auditor;

(c)	The certification of the value of “VA” and “VL” by the Approved Auditor shall, if the NSW Government so requires, be subject to review by the NSW Government Auditor in the manner set out in clause 5.13;

(d)	If a Reconstruction Event occurs, JHISE must provide a Notice to the Approved Auditor (copied to the NSW Government and the Trustee) setting out its projections of its Free Cash Flow and its estimate of C and the basis on which such estimate has been calculated (but without accepting liability for any errors or omissions in relation to the same) during the period for which it is necessary to project the Free Cash Flow in determining the amount of C. The Trustee or the NSW Government may, by election, require that an Independent Valuation Expert determines the amount of “C” on the terms set out in clause 7.1(b), and in such event, such terms shall apply in relation to the determination of such Independent Valuation Expert despite the fact that such determination is not a determination under clause 7 and in such a case C shall be equal to the amount determined by the Independent Valuation Expert or if no such Independent Valuation Expert is appointed within 10 Business Days of receipt of JHISE’s Notice under this clause 10.4(d), the estimate of C in that Notice.

10.5	Voting

Each of the Trustee and NSW Government acknowledge and agree that, without prejudice to their obligations under the Intercreditor Deeds and to the extent permitted by law, all voting rights conferred upon the Trustee and the NSW Government arising out of this deed or the JHISE Guarantee will be exercised in respect of any proposed meeting or composition with creditors, plan of arrangement, plan of reorganization, or other restructuring for JHISE in connection with any Reconstruction Event (“Plan”) so as to vote in favour of the Plan where, if the Plan were to come into force:

(a)	JHISE or any entity (the “Reorganised Debtor”) which, pursuant to and upon the effective date of a restructuring transaction (including a plan of reorganization confirmed under Chapter 11 of the U.S. Bankruptcy Code, but not a transaction approved by the court pursuant to Section 363 of the U.S. Bankruptcy Code) occurring in connection with a Reconstruction Event (i) acquires or undertakes the whole or a substantial part of the business or assets of JHISE or the JHISE Group, or (ii) consolidates, merges, or engages in another similar transaction with JHISE or the JHISE Group as a part of the restructuring transaction occurring in connection with a Reconstruction Event, would not be Insolvent;

(b)	the implementation of the Plan would not result in a Liquidation of JHISE or the Reorganised Debtor;

(c)	this deed, the JHISE Guarantee and each other Related Agreement would continue to bind all Parties to them (or in the case of a Reorganised Debtor of JHISE, that Reorganised Debtor), save that any termination of the Intercreditor Deeds shall not result in this requirement failing to be satisfied; and

(d)	ignoring any effect of the Intercreditor Deeds, the Plan would not operate so as to discriminate between the claims of the Trustee and the claims of the Lenders adversely to the claims of the Trustee.

10.6	Consequence of a Plan

If a Plan (as defined in clause 10.5) comes into and continues in effect in relation to a Reconstruction Event, then unless such a Plan is cancelled or abandoned prior to being implemented:

(a)	the obligations of JHISE and the Performing Subsidiary and the claims of the Trustee and the NSW Government arising under this deed and the Related Agreements (including without limitation in respect of the Wind-Up or Reconstruction Amount) shall be dealt with in accordance with the Plan; and

(b)	the Wind-Up or Reconstruction Amount will immediately cease to be payable, and the Funding Obligations and the Guaranteed Obligations will immediately cease to be subject to an acceleration and crystallisation, and may no longer be voted or proved under this clause 10 in respect of that Reconstruction Event.

11	EFFICIENCIES

11.1	Costs Review Inquiry

(a)	The Parties acknowledge that the Costs Review Inquiry Legislation commenced on 1 July 2005 and that the conditions precedent contemplated by clauses 3.2(a), 3.3(d) and (in respect of the Costs Review Inquiry) 3.3(e) of the Heads of Agreement have been satisfied.

(b)	The NSW Government agrees to:

(i)	share the results of the Costs Review Inquiry with the Other Governments; and

(ii)	encourage the timely adoption by each Other Government of the results of the Costs Review Inquiry to the extent appropriate in the case of the Courts and tribunals of any Other Government which handles Claims; and

(iii)	undertake the review of the Costs Review Inquiry Legislation anticipated in the Costs Review Inquiry Report within the time contemplated in that report.

(c)	While the NSW Government is not obliged to perform any of its obligations under clause 11.1(b) until on or after the Commencement Date, it may in its absolute discretion choose to perform some or all of those obligations before the Commencement Date and such performance will, on the occurrence of the Commencement Date, be taken to satisfy the relevant obligations under clause 11.1(b).

11.2	Acknowledgements

All Parties acknowledge that:

(a)	all Parties desire that the process for the management of Personal Asbestos Claims, Marlew Claims and Claims Legal Costs is as efficient as possible, consistent with preserving Claimants’ rights to compensation, and that they are committed to seeking to maintain an efficient claims management process over time; and

(b)	an efficient process for the management of Personal Asbestos Claims, Marlew Claims and Claims Legal Costs is important to the funding arrangements covered by this deed.

11.3	Procedural Improvements Submissions

(a)	Either or both JHISE and the Trustee may from time to time make submissions to the NSW Government regarding further changes which might be made to the processes of making, processing and settling Personal Asbestos Claims, Marlew Claims and Claims Legal Costs including the apportionment of damages and recovery of contributions and payment of damages from third parties to make the same more economically and otherwise efficient.

(b)	The NSW Government agrees and undertakes:

(i)	to give timely and bona fide consideration to:

A.	submissions made under clause 11.3(a); and

B.	the adoption of the proposals set out in those submissions; and

(ii)	that in the event the NSW Government adopts any proposals the subject of a submission under clause 11.3(a), the NSW Government shall share its information on those proposals which are so adopted with the Other Governments, and use its reasonable endeavours to encourage their timely adoption by each Other Government to the extent appropriate in the case of the Courts and tribunals of that Other Government which handle Claims.

12	RELEASES

12.1	Releases of the JHISE Group, Liable Entities and other Persons

(a)	The Parties acknowledge that upon the commencement of the Release Legislation, the NSW Government will have used its best endeavours, subject to any limits on the legislative powers of the State of New South Wales, to bring into force legislation effective under New South Wales law to extinguish any civil liability of:

(i)	each member of the JHISE Group, each Liable Entity and each of their respective present and past directors, officers, employees, advisors and agents (collectively, the “Released Persons”) in respect of the Relevant Matters;

(ii)	Released Persons in respect of the entry by JHISE and the Performing Subsidiary into this deed and the Related Agreements and their implementation by the JHISE Group, and the circumstances giving rise to the same, but without prejudice to the obligations of members of the JHISE Group to the parties to this deed or the Related Agreements under, or in connection with negotiations leading to the entry by the parties into, this deed or any Related Agreement; and

(iii)	any member of the JHISE Group or any Liable Entity for claims for economic loss (not forming part of a personal injury claim or otherwise resulting from personal injury) or loss of or damage to property, including those relating to land remediation or Asbestos or Asbestos products removal, arising out of Asbestos or Asbestos products manufactured, sold, distributed or used by or on behalf of the Liable Entities, and the NSW Government agrees, subject to the remainder of this clause 12, that it will not introduce legislation (whether or not expressed to amend the Release Legislation or the Transaction Legislation) which denies the JHISE Group the benefit of, or derogates from, the releases and extinguishments set out in the Release Legislation.

(b)	For the purposes of this clause 12, “civil liability” has its natural and ordinary meaning.

(c)	In addition to any rights arising in favour of the Released Persons under the Release Legislation, the NSW Government must execute the NSW Government Deed of Release on or before the Commencement Date.

(d)	JHISE agrees promptly to provide to any Released Person who so requested in writing, a photocopy of a counterpart of the NSW Government Deed of Release duly executed by the NSW Government.

(e)	Without prejudice to any right or remedy of the NSW Government, the Releases in respect of Persons who are not natural persons may be suspended by the NSW Government whilever:

(i)	the Performing Subsidiary shall be and remains in breach of any obligation to make a Funding Payment under this deed and such breach shall have remained unremedied for not less than 3 months and remains unremedied; or;

(ii)	JHISE is in breach of clause 7 and that breach has not been rectified within a reasonable period (of not less than 3 months) of JHISE having received a Notice under clause 12.1(f); or

(iii)	JHISE is and remains in breach of clause 7 and JHISE has not given a Notice to the NSW Government under clause 7.9 in respect of that breach, and the NSW Government has given JHISE at least 30 days’ Notice that the suspension applies.

(f)	The NSW Government may give to JHISE Notice of any matter which JHISE has given it Notice under clause 7.9 which the NSW Government considers, acting reasonably, to constitute a breach by JHISE of clause 7. For the avoidance of doubt, any Notice given by the NSW Government is not proof that JHISE is in breach of clause 7 and if the NSW Government having given notice, purports to suspend then that suspension will not take effect. If a Notice is given in circumstances where JHISE is in breach of clause 7 and the relevant period referred to in clause 12.1(e) has not expired, those Releases will not be suspended until the expiry of that period.

(g)	The NSW Government must revoke the suspension of any release of liability suspended as a result of any breach of a kind described in clause 12.1 immediately upon JHISE remedying that breach and Notifying the NSW Government demonstrating that such a breach has been remedied.

12.2	No Admission

Nothing in this deed or any Related Agreement can nor shall be taken as an admission by JHISE, the Performing Subsidiary or any of their controlled entities, directors, officers, employees, advisers or agents (past and present) that it or he or she has had any role in organising or procuring any unlawful action or is or has been in breach of any law.

12.3	Releases of ACTU, Unions NSW and Banton

JHISE agrees, and the Trustee shall procure the Liable Entities, unconditionally and irrevocably to release each of the following Persons and (if applicable) their past and present directors, officers, advisers and agents:

(a)	the ACTU (and those unions affiliated to the ACTU);

(b)	Unions NSW (and those unions affiliated to Unions NSW);

(c)	the officers, members and employees of the ACTU (and its affiliated Unions) and Unions NSW (and its affiliated unions); and

(d)	Banton,

from civil liability which they may have to JHISE, the Liable Entities or arising from or relating to:

(e)	the underfunding of the MRCF;

(f)	the Jackson Inquiry;

(g)	all Relevant Matters,

on and subject to the terms set out in the Unions’ Deed of Release.

13	NO ADVERSE OR DISCRIMINATORY LEGISLATIVE OR REGULATORY ACTION AND DISCUSSIONS WITH OTHER GOVERNMENTS

13.1	Legislative or regulatory action

(a)	For the purposes of clause 13, legislative action means the enactment, amendment or repeal of any legislation, including without limitation the making, amendment or repeal of any instrument, as defined in section 3(1) of the Interpretation Act 1987, which includes a statutory rule, as defined in section 21 of the Interpretation Act 1987 (NSW).

(b)	For the purposes of clause 13, regulatory action means:

(i)	the exercise of statutory functions (being functions, powers, authorities and duties conferred or imposed on any person or body by legislation); and

(ii)	the exercise by the NSW Government of the powers and functions described in section 7 of the Australia Act 1986 (Cth) itself or by advising the Governor of New South Wales to exercise such powers and functions, but excludes any action taken under and in accordance with the Transaction Legislation or the Release Legislation.

13.2	No Adverse Legislative Action

(a)	Subject to the remaining provisions of this clause 13, the NSW Government undertakes to and agrees with JHISE and the Performing Subsidiary that it will not undertake any adverse legislative action directed at any member of the JHISE Group, the Trustee or any of the Liable Entities in relation to any of the Relevant Matters or in relation to Asbestos Liabilities (except that, for these purposes, “Excluded Claims” within the definition of “Asbestos Liabilities” are limited to Excluded Claims relating to Asbestos).

(b)	Without limitation, legislative action shall be taken to be adverse if:

(i)	it denies to or in relation to any of the Trustee, any member of the JHISE Group or any of the Liable Entities benefits or advantages which are provided or available to others in similar circumstances; or

(ii)	it operates by reference to any of the Trustee, any member of the JHISE Group or any of the Liable Entities, this deed or any of the Related Agreements or an attribute which only one or more of them possesses;

(iii)	it amends or repeals all or part of the Transaction Legislation or Release Legislation in a manner which would adversely affect any member of the JHISE Group, the Trustee or the Liable Entities, unless such amendment or repeal has been agreed in advance in writing by JHISE acting reasonably;

(iv)	notwithstanding the fact that the legislative action may not on its face contravene the provisions of this clause 13 (for example because it applies generally), having regard to the nature or circumstances of the legislative action, it would be concluded that the purpose of the legislative action was or a material purpose of the legislative action included having the effect of increasing any of the amounts that but for such action would have been payable under this deed or in respect of payments of the liabilities to be funded hereunder and the legislative action has or will have the result or effect of increasing any of such amounts.

(c)	Subject to clause 13.2(b)(iii) and also, in the case of clauses 13.2(c)(ii) and (iii), subject to clause 13.2(b)(iv), legislative action:

(i)	in respect of the claims handling and determination process, including through the Dust Diseases Tribunal;

(ii)	in respect of the handling, removal or disposal of Asbestos; or

(iii)	considered necessary to deal with the consequences of the manufacture and sale of asbestos products,

shall not be considered adverse to any member of the JHISE Group, the Trustee or the Liable Entities under clauses 13.2(a) and (b) if it applies to former Asbestos manufacturers or Asbestos defendants generally, irrespective of the fact that it might by reason of circumstances have a greater impact on JHISE, the Trustee or the Liable Entities than on other manufacturers or defendants, provided that, if clause 13.2(b)(iv) applies in relation to actions referred to in clause 13.2(c)(i), the JHISE Group, the Trustee and the Liable Entities do not suffer any material increase in Operating Expenses or Claims Legal Costs to be borne by them as a result of such actions under clause 13.2(c)(i) (or any equivalent actions under clause 13.3(c)(i)).

(d)	The obligations and undertakings of the NSW Government set out in clause 13.2(a) shall be suspended whilever:

(i)	the Performing Subsidiary shall be and remains in breach of any obligation to make a Funding Payment under this deed, and such breach shall have remained for not less than 3 months and remains unremedied; or

(ii)	JHISE is in breach of clause 7 and that breach has not been remedied within a reasonable period (of not less than 3 months) of JHISE having received a Notice under clause 13.2(e) and such breach remains unremedied; or

(iii)	JHISE shall be and remains in breach of clause 7 and JHISE has not given a Notice to the NSW Government under clause 7.9 in respect of that breach and the NSW Government has given JHISE at least 30 days’ Notice that the suspension applies.

(e)	The NSW Government may notify JHISE of any matter of which JHISE has given it Notice under clause 7.9 which the NSW Government considers, acting reasonably, to constitute a breach by JHISE of clause 7. For the avoidance of doubt, any notice given by the NSW Government is not proof that JHISE is in breach of clause 7. If the NSW Government, having given Notice under this clause 13.2(e), undertakes adverse legislative action in circumstances where JHISE is not in breach of clause 7, then without limiting JHISE’s other rights at common law or under this deed, that adverse legislative action will be in breach of clause 13.2.

(f)	Immediately upon any breach described in clause 13.2(d) being rectified and the NSW Government having received Notice of such breach being rectified, the NSW Government shall not take, and shall cease to take, any further adverse legislative action, provided that nothing in this clause 13.2(f) requires the NSW Government to:

(i)	seek the repeal of legislation in force at the time such breach is rectified (other than any legislation which was, when introduced, in breach of the provisions of this deed); or

(ii)	take any executive or other action in breach of generally applicable protocols of the NSW Government associated with bringing legislation into force.

(g)	The NSW Government acknowledges and agrees that:

(i)	damages for dust diseases compensation are determined by common law in New South Wales;

(ii)	the NSW Government will not change the common law basis of assessment of damages for dust diseases compensation; and

(iii)	accordingly, the NSW Government will not legislate to reduce or increase damages for dust diseases.

(h)	The Parties acknowledge that this clause 13.2 does not prevent the proper exercise by the NSW Parliament of its legislative power, but that this clause 13.2(h) is without prejudice to the right of any other Party or Parties to claim damages from the NSW Government in respect of any breach by the NSW Government of its obligations under this clause 13.

(i)	The Parties acknowledge that this clause 13.2 operates and is intended to operate independently of clause 13.3.

13.3	No Adverse Regulatory Action

(a)	Subject to the remaining provisions of this clause 13, the NSW Government undertakes to and agrees with JHISE and the Performing Subsidiary that it will not undertake any adverse regulatory action directed at any member of the JHISE Group, the Trustee or any of the Liable Entities in relation to any of the Relevant Matters or in relation to Asbestos Liabilities (except that, for these purposes, “Excluded Claims” within the definition of “Asbestos Liabilities” are limited to Excluded Claims relating to Asbestos).

(b)	Without limitation, regulatory action shall be taken to be adverse if:

(i)	it denies to or in relation to any of the Trustee, any member of the JHISE Group or any of the Liable Entities benefits or advantages which are provided or available to others in similar circumstances;

(ii)	it operates by reference to any of the Trustee, any member of the JHISE Group or any of the Liable Entities, this deed or any of the Related Agreements or an attribute which only they possess; or

(iii)	notwithstanding the fact that the regulatory action may not on its face contravene the provisions of this clause 13 (for example because it applies generally), having regard to the nature or circumstances of the regulatory action, it would be concluded that the purpose of the regulatory action was or a material purpose of the regulatory action included having the effect of increasing any of the amounts that but for such action would have been payable under this deed or in respect of payments of the liabilities to be funded hereunder and the regulatory action has or will have the result or effect of increasing any such amounts.

(c)	Subject, in the case of clauses 13.3(c)(ii) and (iii), to clause 13.3(b)(iii), regulatory action:

(i)	in respect of the claims handling and determination process, including through the Dust Diseases Tribunal;

(ii)	in respect of the handling, removal or disposal of Asbestos; or

(iii)	considered necessary to deal with the consequences of the manufacture and sale of asbestos products,

shall not be considered adverse to any member of the JHISE Group, the Trustee or the Liable Entities under clauses 13.3(a) and (b) if it applies to former Asbestos manufacturers or Asbestos defendants generally, irrespective of the fact that it might by reason of circumstances have a greater impact on JHISE, the Trustee or the Liable Entities than on other manufacturers or defendants, provided that, if clause 13.3(b)(iii) applies in relation to a matter referred to in clause 13.3(c)(i), the JHISE Group, the Trustee and the Liable Entities do not suffer any material increase in Operating Expenses or Claims Legal Costs to be borne by them as a result of such actions under clause 13.3(c)(i) (or any equivalent actions under clause 13.2(c)(i)).

(d)	The obligations and undertakings of the NSW Government set out in clause 13.3(a) shall be suspended whilever:

(i)	the Performing Subsidiary shall be and remains in breach of any obligation to make a Funding Payment under this deed, and such breach shall have remained for not less than 3 months and remains unremedied; or

(ii)	JHISE is in breach of clause 7 and that breach has not been remedied within a reasonable period (not less than 3 months) of JHISE having received a Notice under clause 13.3(e) and such breach remains unremedied; or

(iii)	JHISE shall be and remains in breach of clause 7 and JHISE has not given a Notice to the NSW Government under clause 7.9 in respect of that breach and the NSW Government has given JHISE at least 30 days’ Notice that the suspension applies.

(e)	The NSW Government may notify JHISE of any matter of which JHISE has given it Notice under clause 7.9 which the NSW Government considers, acting reasonably, to constitute a breach by JHISE of clause 7. For the avoidance of doubt, any notice given by the NSW Government is not proof that JHISE is in breach of clause 7. If the NSW Government having given Notice under this clause 13.3(e), undertakes adverse regulatory action in circumstances where JHISE is not in breach of clause 7, then without limiting JHISE’s other rights at common law or under this deed, that adverse regulatory action will be in breach of clause 13.3.

(f)	Immediately upon any breach described in clause 13.3(d) being rectified and the NSW Government having received Notice of such breach being rectified, the NSW Government shall not take, and shall cease to take, any further adverse regulatory action, provided that nothing in this clause 13.3(f) requires the NSW Government to:

(i)	seek the repeal of legislation or any instrument in force at the time such breach is rectified (other than any legislation or instrument which was, when introduced, in breach of the provisions of this deed); or

(ii)	take any executive or other action in breach of generally applicable protocols of the NSW Government associated with bringing legislation or instruments into force.

(g)	The Parties acknowledge that this clause 13.3 operates and is intended to operate independently of clause 13.2.

13.4	Other Governments

(a)	Subject to clause 13.7, this clause 13.4 applies if:

(i)	an Other Government introduces a scheme (the “Scheme”) providing for payment of compensation, or which provides benefits for which the common law would provide compensation, to some or all Claimants (the “Relevant Claimants”) for what would, if brought against a Liable Entity or a member of the JHISE Group, constitute Personal Asbestos Claims (the “Relevant Claims”); and

(ii)	JHISE, another member of the JHISE Group, the Trustee or any Liable Entity is required by law to make payments under the Scheme to the Relevant Claimants or to contribute to a Person designated under the Scheme to receive payments on account of liabilities imposed under the Scheme for the purpose of compensating the Relevant Claimants for Relevant Claims (the “Relevant Liabilities”).

(b)	Subject to clause 13.7, clause 13.4(c)(i) shall also apply if an Other Government takes any legislative or regulatory action which, had it been taken by the NSW Government, would have resulted in the NSW Government breaching clause 13.2 or 13.3 and in such a case, then unless clause 13.4(a) applies in respect of such action, such action shall be deemed to be a Scheme to which clause 13.4(c)(i) applies and the Relevant Liabilities shall be the additional liabilities incurred by members of the JHISE Group, the Trustee or the Liable Entities as a result of such action, provided that such application of clause 13.4(c)(i) shall occur only from the later of 6 months after the date JHISE shall have Notified the NSW Government of such legislative or regulatory action by such other Government or the possibility or proposal that such action (or some generally similar action) might or would be taken by such other Government and the date and the time such application would have occurred but for this proviso.

(c)	If this clause 13.4 applies:

(i)	the payment obligations of the Performing Subsidiary and JHISE under this deed and the Related Agreements shall be adjusted so as to ensure that the JHISE Group’s present and future liabilities with respect to Personal Asbestos Claims are not increased as a result of the Scheme as follows:

(A)	all payments of Relevant Liabilities made by a member of the JHISE Group under the Scheme shall be treated as though they had been received by the Trustee and had increased the net assets of the Trustee by that amount (and earned income for each Financial Year at the discount rate published by the Approved Actuary in the Annual Actuarial Report in relation to that Financial Year); and

(B)	any Relevant Liabilities incurred but unpaid by the Liable Entities or the Trustee under the Scheme shall be ignored in determining the net assets of the Liable Entities and the Trustee and any payments of Relevant Liabilities shall be added back to the net assets of the relevant Liable Entity or the Trustee (as applicable) (as though the net assets were never reduced by the amount of such payments).

provided that, in the case of a Scheme described in clause 13.4(a) and (b), such adjustments shall cease to be made when the arrangements contemplated in clause 13.4(c)(ii) are implemented (including that any amending legislation necessary to give effect to that clause comes into full force); and

(ii)	the Parties agree to negotiate in good faith to make such modifications to the terms of this deed and the Related Agreements (and the NSW Government agrees to use its best endeavours to amend the Transaction Legislation and the Release Legislation) as are reasonably necessary to ensure that the liability of the JHISE Group, the Trustee and the Liable Entities in connection with Personal Asbestos Claims (having regard to liabilities arising under the Transaction Documents and the Relevant Liabilities under the Scheme) is not increased as a result of the implementation and operation of the Scheme.

(d)	Without limiting clause 13.4(c), the Parties agree that:

(i)	the necessary modification to the Funding Obligations may be reflected in a narrowing of the definition of “Claimants” under this deed or a deferral of payment of Relevant Claims under the Transaction

Legislation, which will cause an adjustment to the Period Actuarial Estimate, the Term Central Estimate and the Discounted Central Estimate; and

(ii)	a Relevant Claimant should not, by reason of the Scheme, recover or obtain full compensation more than once for a Relevant Claim.

(e)	If JHISE, another member of the JHISE Group, the Trustee or any Liable Entity is not required by law to make payments under the Scheme, but JHISE wishes to elect to make payments to the Scheme either itself or through another member of the JHISE Group, the Trustee or any Liable Entity, then:

(i)	the Parties agree to negotiate in good faith to determine what modifications (if any) should be made to the terms of this deed, the Related Agreements, the Transaction Legislation and the Release Legislation in respect of the funding arrangements and the management of Personal Asbestos Claims to give appropriate recognition to the Scheme of the Other Government and to reflect the fact that Relevant Claimants will be compensated for Relevant Claims under the Scheme instead of under the funding arrangements under this deed; and

(ii)	unless the Parties reach agreement on the modifications (if any) and those modifications (including to the Transaction Legislation and the Release Legislation) (if any) are made, no adjustment shall be made to the obligations of JHISE or the Performing Subsidiary under this deed or any Related Agreement even if JHISE elects to make payments under the Scheme.

13.5	Participation in discussions with Other Governments and regulators

The NSW Government must, if requested by JHISE by Notice to the NSW Government:

(a)	participate with JHISE in discussions with either or both:

(i)	Other Governments; and

(ii)	the Australian Competition and Consumer Commission, the ASIC and other regulatory bodies,

in relation to matters arising out of the Jackson Inquiry; and

(b)	advocate action by the Other Governments or the regulatory bodies described in clause 13.5(a), consistent with the provisions of the Transaction Documentation.

13.6	Referral of powers

If the NSW Government refers legislative power to the Commonwealth in a manner permitted under section 51(xxxvii) of the Commonwealth Constitution for any matter in relation to Asbestos Liabilities or their management, the NSW Government must:

(a)	ensure that the referral does not affect the Transaction Documentation;

(b)	ensure that the referral does not permit the Commonwealth to legislate in a manner inconsistent with the Transaction Documentation; or

(c)	obtain JHISE’s prior written agreement to the referral to the extent that it would not conform to the requirements of clauses 13.6(a) or 13.6(b).

13.7	Limitations on Recoveries

(a)

(i)	For the purposes of this clause 13.7, “Recoveries” means any statutory entitlement of the NSW Government or any Other Government or any governmental agency or authority of any such government (“Relevant Body”) to impose liability on or to recover an amount or amounts from any person in respect of any payments made or to be made or benefits provided by a Relevant Body in respect of Personal Asbestos Claims or Marlew Claims (other than as a defendant or in settlement of any claim, including a cross claim or claim for contribution) that is from time to time a “statutory recovery claim” for the purposes of the Transaction Legislation.

Note: Any statutory entitlement of a Relevant Body properly paid out of the damages payable as part of a Proven Claim pursuant to a judgement or settlement of a Personal Asbestos Claim or a Marlew Claim is not to be treated as a Recovery for the purposes of this clause 13.7.

(ii)	The Parties agree and acknowledge that the intent of this clause 13.7 is to establish a framework for and to limit the JHISE Group’s funding of Recoveries under this deed and that the reference in section 32(3)(a) of the Transaction Legislation to “the funding set aside” under this deed for the payment of statutory recovery claims is a reference to the Annual Limit and the Term Limit provided for in clause 13.7(b).

(b)

In consideration of JHISE’s and the Performing Subsidiary’s agreement to include Recoveries within the scope of the funding arrangements set out in this deed (but only to the limited extent provided for in this clause 13.7), the NSW Government agrees to use its best endeavours to ensure, through the Transaction Legislation, that the Liable Entities (or the Trustee on their behalf) cannot be compelled to pay (whether paid directly to Relevant Bodies or as a component of amounts payable or liabilities incurred in respect of Personal Asbestos Claims or Marlew Claims or to Concurrent Wrongdoers) Recoveries which in aggregate exceed in any Financial Year the lesser of:

(i)	the amount equal to the liabilities of the Liable Entities to pay Recoveries as calculated under the relevant statute(s) from time to time;

(ii)	for the first Financial Year of operation of the Compensation Funds, an amount equal to $750,000 (“Annual Limit”) and in respect of each subsequent Financial Year, an amount equal to the prior Financial Year’s Annual Limit, indexed for inflation or deflation by reference to the All Groups Consumer Price Index as published by the Australian Bureau of Statistics (or, if such statistic ceases to be published, the nearest equivalent generally published figure);

and further the aggregate of Recoveries paid by the Liable Entities (or the Trustee on their behalf) over the Term of this deed (including any extension of the Term under clause 9.9 of this deed) shall not exceed $30 million (“Term Limit”).

(c)	Notwithstanding clause 13.7(a) and without limiting JHISE’s or the Performing Subsidiary’s rights under any other provision of this deed, if any Liable Entity (or the Trustee on its own behalf or on behalf of a Liable Entity) or any member of the JHISE Group is required to pay any amount in respect of Recoveries in excess of the Annual Limit or the Term Limit as described in clause 13.7(b), the payment obligations of the Performing Subsidiary and JHISE under this deed and the Related Agreements shall be adjusted by the amount of the excess as though the excess were a payment of a Relevant Liability under a Scheme to which clause 13.4 applies.

Note: If a Liable Entity (or the Trustee on its own behalf or on behalf of a Liable Entity) records as a liability in its financial statements any amount in respect of Recoveries in excess of the Annual Limit or the Term Limit, the amount is to be treated as an Asbestos Liability and thereby excluded from liabilities of the Trustee and the Liable Entities under clause 9.10(b)(ii) when determining the net assets of the Liable Entities under clause 9.4(a)(iii) for the purposes of calculating the Annual Contribution Amount.

(d)	If any Liable Entity (or the Trustee on its own behalf or on behalf of a Liable Entity) or any member of the JHISE Group is required to pay any amount representing any statutory entitlement of a Relevant Body that is not:

(i)	a Recovery for the purposes of this clause 13.7; or

(ii)	an amount otherwise permitted to be paid by this deed and the Transaction Legislation,

the payment obligations of the Performing Subsidiary and JHISE under this deed and the Related Agreements shall be adjusted by the amount of the payment as though the payment were a payment of a Relevant Liability under a Scheme to which clause 13.4 applies.

If a payment of the kind described in this clause 13.7(d) is required to be made or is reasonably anticipated to be required to be made, any Party may immediately request by Notice to the other Parties that they undertake the negotiations contemplated by clause 13.4(c)(ii).

(e)	For the purposes of clause 13.7(b) and section 32(3)(b) of the Transaction Legislation, the parties agree that Recoveries are to be paid in accordance with the provisions of the James Hardie Former Subsidiaries (Winding up and Administration) Amendment (Statutory Recovery Claims) Regulation 2012 (made pursuant to section 32(4) of the Transaction Legislation) (as amended from time to time) as if the reference to “statutory recovery claims” in the Regulation is a reference to Recoveries, unless the parties otherwise agree in writing.

(f)

(i)	To avoid doubt, the parties acknowledge that clauses 13.2 and 13.3 apply to this clause 13.7 and any amendment to the Transaction Legislation or the Release Legislation made in connection with the subject matter of this clause 13.7.

(ii)	Without limiting clause 13.7(f)(i), the NSW Government undertakes and agrees that it will not amend the James Hardie Former Subsidiaries (Winding up and Administration) Amendment (Statutory Recovery Claims) Regulation 2012, or make any regulation to prescribe any claim as a “statutory recovery claim” without the consent in writing of JHISE.

14	ACTUARIAL ISSUES

14.1	Initial Report

The Parties acknowledge that:

(a)	JHISE engaged KPMG Actuaries to provide in the Initial Report, a calculation of the Discounted Central Estimate of the liabilities of the Liable Entities to Claimants as at 30 June 2005;

(b)	a copy of that Initial Report has been made available to the Parties;

(c)	the Initial Report clearly delineates the methodology and assumptions made for the purposes of that calculation.

(d)	if the Commencement Date has not occurred by 30 April 2006, any Party may by Notice before the Commencement Date, request that KPMG Actuaries consider a matter specified in the Notice (being a matter listed in clause 14.2(b)) to consider whether in light of the specified matter KPMG Actuaries wishes to amend the Initial Report under clause 14.2.

14.2	Initial Payment

(a)	The Parties acknowledge that the calculation of the Initial Funding amount set out in this deed has been based upon the facts, assumptions and results set out in the Initial Report.

(b)	JHISE acknowledges that the terms on which it has engaged KPMG Actuaries have included terms that if the Commencement Date has not commenced by 31 March 2006, KPMG Actuaries may, by further report (“Further Actuarial Report”) amend the Initial Report at any time before the Commencement Date by reason of the bona fide consideration by KPMG Actuaries of any of the following:

(i)	new or additional information which has been provided to KPMG Actuaries and which would cause KPMG Actuaries to update or amend the Initial Report; and

(ii)	actual experience.

(c)	Where KPMG Actuaries amends the Initial Report under clause 14.2(b), whichever of JHISE or the Trustee has then engaged KPMG Actuaries must use its best endeavours to procure that KPMG Actuaries promptly gives the Further Actuarial Report to the Parties.

(d)	Subject to clause 14.2(e), if the Parties are given a Further Actuarial Report in accordance with clause 14.2(c), they must:

(i)	meet to consider whether the Further Actuarial Report indicates that the Initial Funding or the Additional Payment remain an appropriate basis for the establishment of the Compensation Funds; and

(ii)	negotiate in good faith to agree, if they agree that those payments and matters are no longer appropriate, amendments to clause 9.2 (and, to the extent those amendments affect the amount of the Additional Payment, the amounts to be deducted under clause 9.2) so that the Initial Funding will be appropriate on the basis of the facts, assumptions and results set out in the Further Actuarial Report.

(e)	If a Further Actuarial report is prepared and the Commencement Date occurs before any agreement is reached under clause 14.2(d), the Parties agree that the Initial Funding shall be calculated by reference to the Initial Report and not the Further Actuarial Report and the parties will negotiate in good faith to determine whether an adjustment payment in respect of the Initial Funding should be made by the Performing Subsidiary or the Trustee and if so the amount of such payment.

14.3	Liable Entities to assist

The Trustee must procure (to the extent the Liable Entities are subject to its control or direction) that the Liable Entities:

(a)	provide to the Approved Actuary data and other assistance requested by the Approved Actuary to enable the Approved Actuary to prepare the Annual Actuarial Report for the period ending as at the Financial Year End of each Financial Year within 20 days of the Financial Year End of that year;

(b)	provide, if requested to do so, ongoing regular information to, amongst others, the Approved Actuary in relation to the notification, payment and settlement of Claims and Claims Legal Costs, and the assets available to meet Proven Claims, Claims Legal Costs and Operating Expenses and other Payable Liabilities; and

(c)	provide access for the Approved Actuary to Persons relevant to the operations of the Trustee and to Persons relevant to the operations of the Liable Entities, including, but not restricted to, employees, executives, claims managers and advisers of the Trustee and the Liable Entities.

14.4	Ongoing actuarial assessments

(a)	The Trustee will use its best endeavours to procure that the Approved Actuary prepares and provides to the NSW Government an Annual Actuarial Report by the date which is 20 days prior to each Payment Date. If the Approved Actuary is unavailable or unwilling to provide that report, the Trustee must immediately disclose to the other Parties the reasons known to the Trustee for such unavailability or unwillingness and must use its best endeavours to procure that the report is delivered as soon as possible after that due date (and clause 9.4(b) shall apply where the report has not been finalised at least 5 Business Days before the Payment Date).

(b)	Each Annual Actuarial Report must set out:

(i)	the Discounted Central Estimate as at the end of the Financial Year ending prior to the Payment Date;

(ii)	the Period Actuarial Estimate for the period commencing immediately after the end of the Financial Year preceding the Payment Date (the “Prior Financial Year”) and ending at the end of the third Financial Year following the Prior Financial Year (or, if the end of the Term has been determined not to be extended under clause 9.9(b), and the remainder of the Term is less than 3 years, to the end of the Term); and

(iii)	the Term Central Estimate for the period:

(A)	from and including the day following the end of the Financial Year preceding that Payment Date;

(B)	up to and including the last day of the Term (excluding any automatic or potential extension of the Term pursuant to clause 9.9, unless or until the Term has been extended in accordance with that clause).

(c)	The Trustee must engage the Approved Actuary on terms that (and use its best endeavours to procure that):

(i)	the Approved Actuary must undertake the calculations set out in clause 14.4(b) and include these calculations in its Annual Actuarial Report;

(ii)	the Annual Actuarial Reports are prepared adopting methodologies and assumptions which are consistent from year to year, subject to the need and duty to update or vary such methodologies and assumptions where required to reflect generally accepted best practice methodologies and assumptions appropriate at the relevant time, to be clearly delineated consistent with determining a Discounted Central Estimate; and

(iii)	the Annual Actuarial Report complies with PS300 or subsequent applicable Australian actuarial standards.

14.5	Review by NSW Government Reviewing Actuary

(a)	The NSW Government may from time to time appoint a NSW Government Reviewing Actuary to conduct a peer review of the Initial Report or any one or more Annual Actuarial Reports or Further Actuarial Report (not being a report given before the Initial Report and (other than in respect of the Initial Report) not more than 5 years before the date of appointment of the NSW Government Reviewing Actuary).

(b)	If after having made reasonable enquiries and assessment the NSW Government has not been able to identify an actuary who meets all of the requirements set out in the definition of “NSW Government Reviewing Actuary” in clause 1.1, the NSW Government shall notify the other Parties of that fact and failing agreement between the Parties within 21 days as to an actuary acceptable to all the Parties, the NSW Government shall promptly refer the matter to the President of the Institute of Actuaries of Australia, who shall have the sole power to select an available actuary who best meets those requirements to be the NSW Government Reviewing Actuary. The NSW Government may appoint the actuary so selected or may elect not to appoint a NSW Government Reviewing Actuary at that time.

(c)	Where the NSW Government proposes to make an appointment of a NSW Government Reviewing Actuary under this clause 14.5, it must promptly give Notice to JHISE, the Trustee and the Approved Actuary specifying:

(i)	the name and address of the proposed appointee;

(ii)	the basis on which the proposed appointee fulfils the requirements for such an appointment as set out in the definition of “NSW Government Reviewing Actuary” in clause 1.1.

(iii)	the Initial Report, the Further Actuarial Report or the Annual Actuarial Reports to be reviewed by the proposed appointee; and

(iv)	an outline of the scope and purpose of the independent review.

14.6	Access by NSW Government Reviewing Actuary

If requested by the NSW Government Reviewing Actuary by Notice, the Trustee, must (and must use its best endeavours to procure the Liable Entities and the Approved Actuary to) provide:

(a)	data;

(b)	results of modelling; and

(c)	all other assistance and information (including providing reasonable access to the working papers of the Approved Actuary),

reasonably required by the NSW Government Reviewing Actuary, so as to enable the NSW Government Reviewing Actuary to conduct any peer review under clause 14.5. Those persons are only required to do so if the NSW Government Reviewing Actuary has executed a confidentiality deed (on terms reasonably acceptable to those persons and to the NSW Government) to keep confidential any information and data so provided and to recognise and protect the intellectual capital and property of the Approved Actuary’s work and models to the extent they are disclosed, provided it shall not be required to incur any material expenditure in complying with this requirement, but it may be liable to pay damages for any breach of this clause 14.6. The confidentiality deed will permit the NSW Government Reviewing Actuary to make any disclosure to the NSW Government, the Trustee, the Liable Entities, JHISE or the officers and employees or any of them, subject to the recipients being under a legally binding obligation of confidentiality in respect of such information, subject to limited exceptions to permit disclosures required by law.

14.7	NSW Government Reviewing Actuary Input

If the NSW Government Reviewing Actuary:

(a)	has reasonable grounds to disagree with, and in fact does not agree with, the information, calculations, methodology or assumptions in any Annual Actuarial Report or the Further Actuarial Report; and

(b)	considers that the disagreement is material,

the NSW Government may, at its discretion, give Notice to the Approved Actuary (with copies to the Trustee, JHISE and the Performing Subsidiary) setting out in detail those assumptions or those elements of the methodology of the Annual Actuarial Report or the Further Actuarial Report with which the NSW Government Reviewing Actuary disagrees, and providing detailed reasons for its disagreement and for its view that the disagreement is material.

14.8	Consideration of NSW Government Reviewing Actuary’s Notice

If the Trustee receives a copy of a Notice from the NSW Government to the Approved Actuary under clause 14.7, the Trustee must instruct the Approved Actuary:

(a)	to give the matters set out by the NSW Government bona fide consideration and provide a detailed response by Notice to the NSW Government (with copies to the Trustee, JHISE and the Performing Subsidiary); and

(b)	where the Approved Actuary considers it is necessary or appropriate to do so, to revise and reissue the most recent report on which the NSW Government Reviewing Actuary conducted its review or recalculate the Discounted Central Estimate, Term Central Estimate or Period Actuarial Estimate (as the case may be) as at the relevant Financial Year End upon the revised assumptions and methodologies.

14.9	Revised Report by Approved Actuary

(a)	If the Trustee gives an instruction under clause 14.8 and the Approved Actuary issues a revised report, that report shall be in substitution for the relevant report under clause 14.4, and shall form the basis for calculating relevant amounts for the purposes of clauses 9 and 10 for the relevant Financial Year.

(b)	Where an error or recalculation disclosed in the revised report of the Approved Actuary has resulted in the Performing Subsidiary making an overpayment or underpayment to the Trustee, the Performing Subsidiary shall promptly pay any amounts underpaid by it to the Trustee, or the Trustee shall promptly reimburse the Performing Subsidiary for any amount overpaid to it (as the case may be). Where the error resulted in no payment having occurred, the Performing Subsidiary shall promptly make the correct payment.

14.10	Actuarial Acknowledgments of Uncertainty

Each of the Parties acknowledges, without derogating from the remaining provisions of this deed, that:

(a)	there is inherent uncertainty involved in the actuarial assessment of long tail liabilities arising from exposure to Asbestos; and

(b)	the primary purpose in obtaining the Annual Actuarial Reports is:

(i)	to ascertain the Discounted Central Estimate, the Term Discounted Central Estimate and Period Actuarial Estimates as at the end of the relevant Financial Year; and

(ii)	not to determine the current amount that would need to be set aside in a closed fund established at the end of the relevant Financial Year in order to ensure that all Proven Claims would be paid in full without any further financial support to that fund.

14.11	Review of Draft Annual Actuarial Reports

(a)	The Trustee shall procure that the Approved Actuary provides to each of JHISE and the NSW Government an advanced draft of each Annual Actuarial Report at least 10 Business Days prior to that report being required to be finalised under this deed.

(b)	No later than 5 Business Days after receipt of a draft report under clause 14.11(a), JHISE or the NSW Government may give Notice to the Trustee and the Approved Actuary with copies to the other Parties, requesting that the Approved Actuary consider specified questions of fact regarding the contents of the draft report.

(c)	The Trustee shall procure that the Approved Actuary considers in good faith any questions of fact notified under clause 14.11(b) by JHISE or the NSW Government with respect to the draft report.

15	FINANCIAL COVENANTS

15.1	Terms of Financial Covenants

JHISE covenants to the Trustee in terms of the Financial Covenants and warrants that these are equivalent to those given by it as at the date of this deed to its Initial Lenders.

15.2	Changes to Financial Covenants

If the Financial Covenants given by JHISE to the Lenders change or new Financial Covenants are given by JHISE to its Lenders from time to time during the Term in lieu of or in addition to any previously applicable Financial Covenant, JHISE automatically covenants to the Trustee in terms of those new or amended Financial Covenants. JHISE must notify the Trustee and the NSW Government of details of the new or amended Financial Covenants as soon as reasonably practicable and, until such Notice is given, the Financial Covenants in favour of the Trustee as last notified to the Trustee shall continue to apply in favour of the Trustee in addition to any new or amended Financial Covenants automatically given in favour of the Trustee.

15.3	Information undertakings

In the event that JHISE is obliged to notify a Lender of a breach of any of the Financial Covenants, JHISE agrees and undertakes to notify the Trustee and the NSW Government at the same time the Notice is given to the relevant Lender and keep the Trustee and the NSW Government informed, on a timely basis, of the outcome of discussions with the relevant Lender in respect of such a breach. Each recipient of such a Notice agrees to keep the contents and the fact of such Notices having been given confidential, other than to the extent reasonably necessary for the recipients to exercise their rights under this deed and any Related Agreements to which they are a party.

15.4	Auditor’s Certificate

JHISE shall procure that, not later than 60 Business Days after the end of each Financial Year of JHISE, the JHISE Auditor gives the Trustee and the NSW Government a certificate in respect of that Financial Year specifying whether or not:

(a)	the financial statements for that year indicate that JHISE was on the last day of that Financial Year in breach of any of the Financial Covenants; or

(b)	in the course of its audit of the accounts of JHISE for that Financial Year, it became aware of any information that showed that JHISE was, on the last day of that Financial Year, in breach of any of the Financial Covenants and if it is aware of any such information, the JHISE Auditor must specify the nature and period of the existence of any breach.

15.5	Consents under the equivalent Financial Covenants

Where a Financial Covenant is given to the Trustee and conduct may not be engaged in or allowed without the consent of the Trustee under that Financial Covenant, then any consent or a waiver granted by the Lender under the equivalent Financial Covenant given by that Lender shall be taken to be consent or waiver (as the case may be) by the Trustee, but shall be subject to qualifications equivalent to those set out in the Lender’s consent or waiver. JHISE must promptly deliver to the Trustee a certified copy of the consent or waiver granted by that Lender.

15.6	Warranty on Absence of Cross Guarantees

JHISE warrants to the Trustee and the NSW Government that at the date of this deed the Controlled Entities within the JHISE Group have not given Cross Guarantees of liabilities of JHISE to third parties, except as required:

(a)	to obtain relief under ASIC Class Order 98/1418 for wholly owned subsidiaries from preparing audited financial statements (or any class order amending, replacing or superseding such order); and

(b)	Australian Tax Office tax consolidation requirements imposed by virtue of Part 3-90 of the Income Tax Assessment Act 1997 (Cth).

15.7	Future Cross Guarantees

If on or after 21 December 2004 any Controlled Entity of JHISE has entered or enters into any Cross Guarantee in favour of any Lender, JHISE must procure that:

(a)	the relevant Controlled Entity gives in favour of the Trustee a cross guarantee subordinated to the Cross Guarantee given to the Lender (but otherwise on equivalent terms); and

(b)	that such cross guarantee remains in force for as long as the Lender’s Cross Guarantee remains in force.

15.8	Warranty and Covenant in relation to JHISE liabilities

JHISE warrants to the Trustee and the NSW Government that, at the date of this deed, JHISE has no material liabilities other than:

(a)	creditors, provisions and indemnities incidental to its activities as a holding company without a material operating business, and

(b)	guarantees or indemnities given to Lenders;

(c)	liabilities in relation to Taxation;

(d)	liabilities to Shareholders in their capacity as such not prohibited under this deed;

(e)	those liabilities arising by virtue of the cross guarantees described in clause 15.6; and

(f)	liabilities arising under this deed and the Related Agreements to which it is a party,

and covenants that, for the term of this deed, it will have no material liabilities other than those of the kind described in clauses 15.8(a) to (f) inclusive.

15.9	Reporting under Intercreditor Deeds

JHISE agrees to provide to the NSW Government and the Trustee, on a quarterly basis, summary information in relation to the quantum and type of Finance Money Debt (as defined in the Intercreditor Deeds) of the JHISE Group (but JHISE shall not be required to disclose details of Lenders as part of such reporting).

16	DEFAULT

16.1	Notifications of Default

(a)	JHISE, the Performing Subsidiary and, to the extent it becomes aware of the following, upon becoming so aware, the Trustee must immediately give Notice complying with clause 16.1(b) to the Trustee and the NSW Government where there is:

(i)	a failure by the Performing Subsidiary to make any Funding Payment at the time required;

(ii)	a failure by JHISE to make any payment required by the JHISE Guarantee at the time required; or

(iii)	any other failure, breach or default by JHISE or the Performing Subsidiary under this deed or any Related Agreement of which they become aware.

(b)	A Notice under clause 16.1(a) must specify:

(i)	the failure, breach or other default of which Notice is given; and

(ii)	material particulars of that failure, breach or other default.

16.2	Special Default of JHISE or Performing Subsidiary

A Special Default occurs if and only if:

(a)	the Performing Subsidiary fails to make a payment when due under clause 9 and such payment is not made within three months of a Notice of default being given to JHISE by the NSW Government or by the Trustee; or

(b)	JHISE breaches its obligations under clause 7 of this deed and JHISE does not remedy the breach within three months after Notice of the default has been given to JHISE by the NSW Government or the Trustee, and immediately ceases to exist where that payment is made or that breach has been remedied, as the case may be.

16.3	Consequences of Special Default of JHISE or Performing Subsidiary

(a)	Without prejudice to clause 10, if a Special Default occurs, there is no acceleration of the obligations of any member of the JHISE Group to the Trustee, but, without limiting any other remedy that may be available to the Trustee or the NSW Government during the currency of a Special Default, no member of the JHISE Group shall be entitled to declare or pay any Equity Distributions to Equity Securityholders of JHISE.

(b)	If a Special Default occurs, or an Insolvency Event in relation to JHISE occurs, and so long as that Special Default or Insolvency Event remains in existence, and the NSW Government gives to JHISE a Notice that this clause 16.3(b) is to apply:

(i)	the quorum for a Trustee Board meeting will be two Directors appointed by the NSW Government;

(ii)	the total number of votes that may be cast at any Trustee Board meeting by the Directors (including the Chairman) appointed by JHISE or one of its subsidiaries present at the meeting shall be one less than the number of votes that may be cast by the number of Directors appointed by the NSW Government present at that meeting; and

(iii)	the Trustee Board shall be constituted so that the majority of Directors shall have been appointed by the NSW Government, and:

(A)	the NSW Government may appoint further Directors so that the foregoing is achieved, and the Chairman (and remove any such appointees); and

(B)	JHISE shall procure the resignation of the requisite number of Directors appointed by JHISE so that the foregoing is achieved.

16.4	Remedy of Special Default of JHISE or Performing Subsidiary

If following the exercise by the NSW Government of its rights under clause 16.3(b) any Directors have been appointed or removed pursuant to clause 16.3(b)(iii) and the relevant Special Default is remedied or the Insolvency Event ceases to exist (as the case may be):

(a)	the NSW Government must immediately give Notice to the Trustee under clause 5.3 removing, and procure the resignation of, the Directors that it appointed as a result of that Special Default or Insolvency Event; and

(b)	JHISE may appoint replacement directors under clause 5.2 such that the majority of Directors are then appointed by JHISE.

16.5	Other breaches, including by the NSW Government or the Trustee

(a)	If any Party to this deed becomes aware that it has breached any of the terms of this deed (other than breaches which comprise Special Defaults), then that party must immediately give each other Party to this deed a Notice setting out full details of the breach and its expected impact on its future compliance with its obligations arising under this deed.

(b)	If a Party to this deed becomes aware that any other Party has breached any of the terms of this deed (other than breaches which comprise Special Defaults), it may give that other Party Notice of the breach.

(c)	The Party in breach which gives or receives a Notice under clause 16.5(a) or (b) shall have a reasonable period after the first such Notice to rectify the breach, except where the breach is incapable of remedy and the other Parties shall not take action in relation to such breach until such period has expired.

(d)	For the avoidance of doubt, this clause 16.5 does not require the giving of Notice or any other act before clause 10 applies in accordance with its terms.

(e)	The absence of express termination rights in this deed shall not derogate from or qualify the common law termination rights of each Party (if any), which are expressly (and are intended to be) preserved in full, save that:

(i)	JHISE cannot terminate this deed or any Related Agreement for any default or breach committed by the Trustee whilever directors appointed by JHISE to the Trustee Board are entitled to exercise a majority of the votes of that Board;

(ii)	the NSW Government cannot terminate this deed or any Related Agreement for any default or breach committed by the Trustee whilever the quorum and voting arrangements described in clause 16.3(b) apply; and

(iii)	termination by the NSW Government in respect of a default by JHISE (and vice versa) shall operate to terminate this deed as between all of the Parties to it; and

(iv)	the Trustee can only terminate this deed where permitted to do so under the terms of the Trust Deed.

16.6	NSW Government’s right and power to enforce

(a)	Subject to clause 16.6(c), the NSW Government shall be entitled directly to enforce all promises made by JHISE and the Performing Subsidiary to the Trustee under clauses 6, 9, 10, 15.1 and 15.7 of this deed, under each Related Agreement to which the Trustee is a party and each Cross-Guarantee given in favour of the Trustee by any Controlled Entity of JHISE, in each case, to the full extent permitted by law provided that:

(i)	in relation to clause 9 and without prejudice to the operation of clause 10, neither the Trustee nor the NSW Government may exercise any such enforcement right (other than urgent interlocutory relief as described in and subject to the provisions of clause 16.6(c)(iv)(B) below) in respect of a default by the Performing Subsidiary in paying the Annual Payment (or any instalment thereof) under clause 9 for a period of 40 days from the date when such Annual Payment (or any instalment thereof) was due if:

A.	the Performing Subsidiary or JHISE has immediately provided to the NSW Government reasons for the default and such reasons are reasonable in the circumstances (for example and without limitation, that JHISE is experiencing temporary cash flow difficulties and is seeking to rectify the difficulty);

B.	JHISE has promptly after that due date entered into and continued to pursue or been ready, willing and able to enter into and pursue discussions with the NSW Government and (if available) the Trustee to remedy that default and provides to the NSW Government and the Trustee material particulars of the default and the proposed remedy or remedies;

C.	JHISE is not and does not become Insolvent at any time during that period; and

D.	subject to clause 10, a Reconstruction Event does not occur at any time during that period.

provided that such period shall automatically expire upon any of the requirements in sub-paragraphs (A) to (D) inclusive (“Moratorium Requirements”) ceasing to be satisfied; and

(ii)	if all of the Moratorium Requirements remain satisfied at the expiry of the above 40 day period and, in the opinion of the NSW Government (acting reasonably), there is a reasonable prospect of JHISE or the Performing Subsidiary paying the outstanding amount within a further period of 50 days, the initial 40 day period shall be extended by a further 50 days, save that such period shall automatically expire upon any of the Moratorium Requirements ceasing to be satisfied.

(b)	Subject to clause 16.6(c), the NSW Government shall have the power directly to enforce as an attorney of the Trustee under the Irrevocable Power of Attorney and on behalf of the Trustee all promises made by JHISE and the Performing Subsidiary to the Trustee under clauses 6, 9, 10, 15.1 and 15.7 of this deed, under each Related Agreement to which the Trustee is a party and each Cross-Guarantee given in favour of the Trustee by any Controlled Entity of JHISE, provided that such power may only be exercised or enforced subject to the same requirements applicable to the NSW Government’s direct enforcement entitlements contained in clauses 16.6(a)(i) and (ii). The NSW Government and the Trustee covenant that they will not amend or replace the Irrevocable Power of Attorney without the prior written consent of JHISE, not to be unreasonably withheld.

(c)	Prior to taking any action to exercise any of the foregoing powers of enforcement (“Action”):

(i)	the NSW Government shall Notify the Trustee of the Action the NSW Government would propose to take and the reasons why such Action is required or appropriate;

(ii)

the Trustee may by Notice to the NSW Government within 3 Business Days of receipt by the Trustee of the Notice described in clause 16.6(c)(i) indicate its views on the NSW Government’s proposed Action,

including whether the Trustee has any objection to such proposed Action, and shall provide its reasons for such views and any objection by the Trustee to such proposed Action (including without limitation any course of action the Trustee might propose to take in response to the NSW Government’s proposal);

(iii)	the NSW Government must give proper and bona fide consideration to the views and any objection by the Trustee set out in the Trustee’s Notice described in clause 16.6(c)(ii), and subject to the Trustee Board being promptly available for such a meeting, meet with the Trustee Board if requested so to do by that Board and if after so doing the NSW Government nevertheless proposes to take such Action, unless such Notice is waived by the Trustee, the NSW Government shall give at least 2 Business Days’ Notice to the Trustee of its intention so to do; and

(iv)	the NSW Government shall be entitled only to take:

(A)	the Action so Notified, such other alternative action as may reasonably be considered to be within the general scope of the Action so Notified, or as otherwise agreed by the Trustee, and any of the foregoing actions as shall be reasonably incidental to either the Action so Notified or such alternative or agreed Action; and

(B)	urgent Action in the nature of seeking urgent interlocutory Court relief of which it was not practicable for the procedure in this clause 16.6(c) to be carried out, provided that the NSW Government gives such notice of such urgent action to the Trustee in relation thereto as shall be reasonably practicable in the circumstances.

(d)	Subject to the foregoing and clause 10.3(i), the NSW Government shall be entitled to claim and recover as damages (in addition to all other amounts which the NSW Government may be entitled to claim and recover on the NSW Government’s own behalf) an amount equal to the damages which the Trustee itself would have suffered as a result of the breach to which the power of enforcement relates, together with any interest to the extent not included in the damages, provided that in relation to any such claims or any exercise by the NSW Government of its enforcement entitlements or its exercise of powers as attorney:

(i)	the NSW Government may not recover any such amount to the extent that the same amount has previously been recovered by the Trustee;

(ii)	the Trustee may not recover any such amount to the extent that the same amount has previously been recovered by the NSW Government;

(iii)	any amount recovered by the NSW Government pursuant to its rights under this clause 16.6 (excluding any amounts required to be disgorged by operation of law and legal and other recovery costs to the extent recovered in relation to the NSW Government in its own capacity and not on behalf of the Trustee) shall reduce any liability or obligation of JHISE and/or the Performing Subsidiary to the Trustee under this deed or a Related Agreement by a corresponding amount;

(iv)	unless clause 4.6 applies, any amounts received by the NSW Government pursuant to its rights under this clause 16.6 or which is due and payable to it (excluding any amounts required to be disgorged by operation of law (disregarding any law which comes into force in breach of clause 13 and which breach has been Notified to the NSW Government) its legal and other recovery costs), must be paid (or, where not yet received, directed by it to be paid) immediately to the Trustee and such amounts shall be held on trust for the Trustee;

(v)	if clause 4.6 applies, any such amount received by or under the direction of the NSW Government (excluding legal and other recovery costs to the extent recovered in relation to the NSW Government in its own capacity and not on behalf of the Trustee) shall be paid in accordance with that clause;

(vi)	if the NSW Government takes any action in exercise of any such enforcement entitlements, it shall be liable to the Trustee for such damage as the Trustee may suffer from any negligence in relation to the timing or manner of such action, unless at the time such action is taken a majority of directors of the Trustee Board were appointed by JHISE and control a majority of the voting rights of that Board and the Trustee has been given reasonable prior Notice of such action by the NSW Government and not objected to such action.

(e)	If the NSW Government takes any enforcement action under this clause 16.6, it may, by Notice to the Trustee but subject to clause 16.6(d)(iv), require that the Trustee refrain from taking any action which, if taken, would be inconsistent with the Action of the NSW Government under this clause 16.6 or, subject to law, rescind or revoke prior actions undertaken by the Trustee.

(f)	The Trustee must not, without the prior written consent of the NSW Government, waive or compromise all or any part of any payment (actually or contingently) due from JHISE or the Performing Subsidiary under this deed or any Related Agreement, and the Parties acknowledge that any such purported waiver or compromise that is not accompanied by such written consent from the NSW Government is invalid, has no effect on the obligations of JHISE or the Performing Subsidiary and cannot be relied upon or pleaded by way of estoppel or otherwise.

(g)	The NSW Government’s power of enforcement referred to in this clause 16.6 is without prejudice to any of the rights and powers conferred on the NSW Government (whether alone or jointly with others) under, or consequent upon a breach by a Party of its obligations under, this deed or any Related Agreement.

(h)	Subject to the foregoing provisions of this clause 16.6, the power of the NSW Government to enforce under this clause 16.6 on behalf of the Trustee shall be without prejudice to and shall not derogate or detract from the rights and powers of the Trustee to enforce the provisions of this deed (and any Related Agreement to which it is a party) given in favour of the Trustee.

16.7	Interest on defaults

Except as otherwise provided for in clause 9.4(b)(vii) or 9.7, if the Performing Subsidiary or JHISE fail to pay a JHISE Contribution when due and payable under this deed, then the Trustee shall be entitled to charge interest on that amount for the period it remains unpaid at an interest rate per annum equal to the Interest Rate plus 100 basis points.

17	INTERIM FUNDING

17.1	Interim Funding to Liable Entities

Pending the provision of funding under this deed, and prior to the earlier of the Commencement Date and the date referred to in clause 2.2(a), and subject to the other existing sources of funding of the Liable Entities being exhausted, and subject to agreement as to the extent and terms thereof, JHISE and the Performing Subsidiary shall assist in ensuring that funding is available to the Liable Entities for the purposes of meeting liabilities to Claimants up to the earlier of the Commencement Date and the date referred to in clause 2.2(a).

17.2	Conditions to interim funding

JHISE’s obligations under this clause 17 are conditional upon each of the Parties to this deed other than JHISE and the Performing Subsidiary performing their respective obligations under this deed.

17.3	Type of assistance

The extent and manner of assistance to be provided (for example, by way of loan or advance) and the terms and conditions thereof are to be agreed by JHISE and the Liable Entities.

17.4	Repayment of Interim Funding

The Parties acknowledge and agree that notwithstanding that the funding to be provided by JHISE or any of its subsidiaries as contemplated by this clause 17 is not a “Payable Liability” as defined in this deed, that funding and interest applicable thereon (calculated in accordance with the terms on which such funding is advanced to any Liable Entity) must be repaid from the Initial Funding.

18	BORROWING BY THE TRUSTEE

18.1	Power to Borrow

Subject to the terms of the Trust Deed, the Trustee may borrow funds in the event that there is a shortfall or prospective shortfall of funds being available to it by way of Funding Payments and may repay such borrowed funds and pay any interest (whether or not capitalised) or other amounts payable in respect of or in connection with such borrowed funds.

18.2	No Credit Support by NSW Government or the JHISE Group

Except as provided in the Facility Agreement, the Trustee shall not be entitled to credit or other borrowing support from the NSW Government or the JHISE Group.

18.3	Repayment of amounts under an Authorised Loan Facility

The Parties agree that no later than 1 week after JHISE announces its third quarter financial results in each Financial Year, they will meet to discuss the amount of the Annual Payment that is then anticipated to be made on the next Payment Date and its impact on the ability of the Trustee to meet the anticipated Payable Liabilities for the Financial Year in which that Payment Date falls.

Note in relation to clause 18.3

The intention of any meeting convened in accordance with clause 18.3 is for the Parties to consider any funding needs of the Trustee including the Trustee’s capacity to repay amounts under any Authorised Loan Facility.

18.4	Facility Agreements and amendments

(a)	The NSW Government agrees with JHISE that it will not enter into any Facility Agreement of Security Documentation without the prior written consent of JHISE (such consent not to be unreasonably withheld or delayed). JHISE acknowledges that it has consented to the form of the Initial Facility Agreement and the Security Documentation entered into in connection with the Initial Facility Agreement.

(b)	The NSW Government agrees with JHISE that it will not amend any Facility Agreement or Security Documentation without the prior written consent of JHISE (such consent not to be unreasonably withheld or delayed).

19	EDUCATION PROGRAMME

19.1	Education campaign

JHISE agrees that it will contribute an amount of $75,000 per annum for a period of 10 years (starting on the Commencement Date and payable on or by each anniversary thereof) towards an education campaign for the benefit of the Australian public on the dangers of Asbestos on the following basis:

(a)	the Parties are to seek, on an ongoing basis, the active co-operation and funding support of the Other Governments, insurers and other companies with Asbestos liabilities relevant to the focus of the education campaign described in clause 19.1(f) for the education campaign;

(b)	funding shall be administered by a Committee comprised of representatives of the NSW Government, JHISE, the ACTU and any Persons who have committed a minimum of $50,000 per annum to the education campaign (if they so wish);

(c)	amounts contributed by JHISE and not spent within a certain year shall be carried over to the next year and amounts left over at the end of the 10 year period shall be allocated at the Committee’s sole discretion to:

(i)	education programs determined by the Committee; or

(ii)	a medical research funding institution of good repute which conducts medical research into Asbestos, as selected by the Committee following consultation with JHISE;

(d)	the Committee will consider the style and content of the education campaign and will not endorse that content or style without the approval of a majority of the representatives on the Committee;

(e)	the Parties acknowledge the importance of an endorsement by a government of education material and the Committee will use reasonable endeavours to obtain such an endorsement of its education material and the NSW Government agrees to consider in good faith such requests for endorsement;

(f)	the education campaign will focus on “home renovators” by:

(i)	alerting those people to the dangers of Asbestos;

(ii)	alerting those people as to what products may contain Asbestos and where those products may be found in existing household or other environments; and

(iii)	advising those people as to the steps that ought be taken by people planning home renovations or who otherwise identify Asbestos products in their home or other environment; and

(g)	the education campaign will use such methods as are determined by the Committee in its discretion.

19.2	“In kind” assistance

In addition to its obligation to contribute money under clause 19.1, JHISE and the NSW Government each agree to provide a reasonable level of “in kind” assistance to assist in the delivery of the education campaign by the methods determined by the Committee. By way of example only, such “in kind” assistance might involve the use of the JHISE Group’s distribution network within Australia to distribute educational material designed to be made available to home renovators at point of sale of hardware products.

20	MEDICAL RESEARCH[3]

20.1	Medical research

Subject to clause 20.3, the Parties agree that:

(a)	JHISE will contribute an amount of $500,000 per annum for a period of 10 years (starting on the Commencement Date and payable on or by each anniversary thereof) for the purposes of conducting or funding the conduct of medical research into the diagnosis and treatment of Asbestos diseases on the basis that:

(i)	JHISE administers its own medical research grants scheme with the assistance of relevant experts to review and make recommendations concerning the expressions of interest and research proposals; and

(ii)	any funds not used in any particular year can be carried over and added to the next year’s funding amount;

(b)	JHISE will, within 9 months of the Commencement Date, establish a trust for the purposes of conducting or funding the conduct of medical research into the diagnosis and treatment of Asbestos diseases and ensure that all funds paid to that trust are maintained in one or more bank accounts to be used only for the purposes of the trust;

(c)	the trustee of the medical research trust will at all times be a member of the JHISE Group determined by JHISE in its discretion;

(d)	the awarding of medical research grants from the proceeds of the trust shall be a matter for the trustee to determine in accordance with the purposes of the trust; and

[3]	Clause 20 is as amended by deed dated 8 November 2007.

(e)	on and from the time the final payment required under this clause 20.1 is made, or if for any reason the trust determines earlier than on the tenth anniversary of the Commencement Date, JHISE may at its election, by Notice to the NSW Government determine the medical research trust and in any such case any resulting surplus funds and any amounts not then due and payable under clause 20.1(a) shall be paid to one or more medical research institutions selected by agreement between JHISE and the NSW Government which are of good repute and which conduct medical research into the diagnosis and treatment of Asbestos diseases (and on such terms as JHISE may consider reasonable to ensure that such funds are only expended on such medical research into Asbestos diseases).

20.2	Reporting obligations

(a)	Subject to clause 20.3, within 20 Business Days after establishing the trust referred to in clause 20.1(b), JHISE shall give Notice to the NSW Government confirming that the trust has been established and attaching a copy of the instrument by which the trust was established.

(b)	Subject to clause 20.3, JHISE agrees to promptly provide to the NSW Government copies of the annual reports, financial statements and such other periodic reports as may be produced by the medical research trust from time to time in relation to the granting of medical research grants.

(c)	Subject to clause 20.3, JHISE agrees to procure that the trust deed pursuant to which the trust is established shall oblige the trustee to include within its periodical reporting:

(i)	the amount of each contribution by JHISE under clause 20.1(a) and the current balance of the trust funds; and

(ii)	in respect of each medical research grant from proceeds of the trust, the name and address of the recipient of such grant, the amount of such grant and details of the medical research project to which such grant is to be applied.

20.3	Deed with NHMRC or other approved research organisation

(a)	The parties agree that if:

(i)	JHISE and the National Health and Medical Research Council (“NHMRC”) enter into a deed in a form acceptable to the NSW Government, acting reasonably (“NHMRC Deed”) within the period of time specified in clause 20.1(b);

(ii)	each “Annual Amount” that JHISE pays to the NHMRC under the NHMRC Deed is no less than $500,000;

(iii)	JHISE pays the first “Annual Amount” to the NHMRC as soon as possible after the “Commencement Date” under the NHMRC Deed and thereafter pays the “Annual Amount” to the NHMRC in February of each year, commencing in February 2008;

(iv)	JHISE promptly provides to the NSW Government a copy of any receipt it receives from the NHMRC in respect of any “Annual Amount” JHISE pays to the NHMRC under the NHMRC Deed;

(v)	JHISE promptly provides to the NSW Government a copy of each “Annual Funding Report” it receives from the NHMRC under the NHMRC Deed;

(vi)	JHISE complies with the NHMRC Deed; and

(vii)	the NHMRC Deed is not terminated,

then, for the period in which all of the above circumstances exist, JHISE’s obligations under clauses 20.1 and 20.2 are suspended.

(b)	The parties agree that if:

(i)	the NHMRC Deed is terminated but, within two (2) months of termination (or such longer period as agreed to in writing by the NSW Government), JHISE enters into a deed in a form acceptable to the NSW Government, acting reasonably, (“Research Deed”) with another medical research institution of good repute which conducts medical research into the diagnosis and treatment of Asbestos related diseases (or selects and provides funding to grantees who conduct such research) and which is acceptable to the NSW Government, acting reasonably (“Approved Organisation”);

(ii)	each “Annual Amount” that JHISE pays to the Approved Organisation under the Research Deed is no less than $500,000;

(iii)	the first payment of an “Annual Amount” under the Research Deed is made on or before whichever is the latest to occur of the date by which the next payment would have been due under the NHMRC Deed had it not been terminated or the date which is two (2) months after the date the NHMRC Deed is terminated (or such longer period as agreed to in writing by the NSW Government);

(iv)	other than in respect of the first payment which is to be paid in accordance with clause 20.3(b)(iii), JHISE pays the “Annual Amount” to the Approved Organisation in February of each year, commencing after the Research Deed is entered into;

(v)	JHISE promptly provides to the NSW Government a copy of any receipt it receives from the Approved Organisation in respect of any “Annual Amount” JHISE pays to the Approved Organisation under the Research Deed;

(vi)	JHISE promptly provides to the NSW Government a copy of each “Annual Funding Report” it receives from the Approved Organisation under the Research Deed;

(vii)	JHISE complies with the Research Deed;

(viii)	the Research Deed is not terminated, other than in circumstances where following its termination, JHISE enters into a new Research Deed in accordance with clause 20.3(b)(i) (amended as if references to the “NHMRC Deed” were references to the Research Deed being terminated); and

(ix)

upon a Research Deed being terminated and JHISE entering into a new Research Deed with a new Approved Organisation in accordance with clause 20.3(b)(i) (amended as if references to the “NHMRC Deed” were references to the Research Deed being terminated), JHISE complies with clauses 20.3(b)(ii) to (vii) in relation to the new Research Deed (amended as if references to the “NHMRC Deed” (other than the reference in clause 20.3(b)(vii)) were references to the last

Research Deed terminated and references to the “Approved Organisation” were references to the research institution that is a party to the new Research Deed),

then, for the period in which all of the above circumstances exist or are being complied with, JHISE’s obligations under clauses 20.1 and 20.2 are suspended.

(c)	If:

(i)	the NHMRC Deed is terminated and JHISE does not enter into a Research Deed in accordance with clause 20.3(b)(i); or

(ii)	any Research Deed is terminated and JHISE does not enter into a new Research Deed in accordance with clause 20.3(b)(i) (amended as if references to the “NHMRC Deed” were references to the Research Deed being terminated); or

(iii)	for any other reason JHISE does not make ten payments in total of at least $500,000 each under the NHMRC Deed and any Research Deeds in accordance with clauses 20.3(a) or 20.3(b) (as relevant) within 10 years of the Commencement Date, then JHISE’s obligations under clauses 20.1 and 20.2 will cease to be suspended and JHISE must comply with those obligations in respect of the balance of $5,000,000, after deducting any payments made to NHMRC under the NHMRC Deed or an Approved Organisation under a Research Deed.

(d)	If clause 20.3(c) applies, JHISE must establish the trust fund required under clause 20.1 as soon as reasonably practicable after the relevant event in clauses 20.3(c)(i), (ii) or (iii) occurs, and no later than the date which is 6 months after that event occurs.

21	BANS AND BOYCOTTS

If requested by JHISE, the NSW Government will write to persons persisting in bans or boycotts in New South Wales with respect to JHISE’s products requesting that such bans and boycotts be lifted.

22	OPINIONS

22.1	Acknowledgement of receipt of opinions effective at the date of this deed

Each Party acknowledges that JHISE has obtained (effective as of the date of this deed), for the benefit of all Parties to this deed, the following opinions relating to the validity, binding nature and enforceability of this deed, the insolvency law in relevant jurisdictions including Australia, and such other matters set out in those opinions:

(a)	an opinion from Atanaskovic Hartnell as to the validity, binding nature and enforceability of this deed under Australian law, in the form set out in Schedule 4; and

(b)	an opinion from De Brauw Blackstone Westbroek in relation to Dutch law in the form set out in Schedule 5.

22.2	Opinions to be received following execution of this deed

JHISE agrees to obtain the following opinions in respect of compliance with relevant laws and applicable Stock Exchange requirements relating to JHISE seeking Shareholder approval as described in clause 2.1(d) and the form and content of the Shareholders Documentation, for the benefit of all Parties to this deed:

(a)	an opinion from Atanaskovic Hartnell in the form set out in Schedule 6;

(b)	an opinion from De Brauw Blackstone Westbroek in relation to Dutch law in the form set out in Schedule 7;

(c)	a corresponding opinion from Gibson, Dunn and Crutcher LLP in relation to applicable U.S. Federal and Californian law and the rules and regulations of the New York Stock Exchange in the form set out in Schedule 8, or such other law firms qualified to provide such opinions which are acceptable to the Parties acting reasonably (as the case requires).

23	CONFIDENTIALITY

23.1	Confidentiality

Subject to clause 23.2, each Party shall, and shall procure that its employees, officers, agents and advisers (each a “Representative”) keep strictly confidential:

(a)	the terms of this deed and the Related Agreements until the Shareholder Documentation has been sent to Shareholders; and

(b)	all information provided to that Party or its Representatives in relation to, or in connection with this deed or any Related Agreement; and

(c)	all matters relating to the Transaction Legislation and the Release Legislation, including without limitation, drafts of the Transaction Bill, the Amending Bill and the Release Bills.

and each Party shall be responsible for all acts and omissions of its Representatives in relation to such information.

23.2	Exceptions

A Party (and its Representatives) may disclose information under or obtained in connection with this deed, the Compensation Funds, the Related Agreements and the initialled drafts of the Transaction Legislation and the Release Legislation as may be necessary to:

(a)	the Party’s related bodies corporate, professional advisors, bankers, financial advisors and financiers, if those persons undertake to keep the information disclosed confidential;

(b)	any Person being considered by a Party to be nominated as a Director, provided that such candidate agrees to keep such information confidential pending his or her appointment (after which the Director shall be subject to the same confidentiality requirements applicable to other Directors) and failing such appointment being made the candidate must immediately return all such information in written or recorded form and delete all electronic records of such information in its possession or under its control;

(c)	comply with any applicable law or requirement of any regulatory body (including any relevant Stock Exchange) and any corporate governance guidelines adopted by such bodies which are adopted by JHISE;

(d)	any of its employees to whom it is necessary to disclose the information, if that employee undertakes to keep the information confidential;

(e)	gain necessary approvals for the purpose of entering into or implementing this deed (including by satisfying the Conditions) provided (except in the case of the Condition in clause 2.1(d)) that, except in relation to any disclosures made pursuant to clause 2.5, the recipient is provided with a copy of this clause 23 and agrees to keep such information confidential;

(f)	any Person as permitted by the written agreement of all Parties; or

(g)

any Person if the content of the Disclosure is or has become generally available to the public otherwise than by breach of this deed or by breach of any confidentiality deed entered into on or before the date of this deed and to which the NSW Government and JHISE (among others) were party in relation to the Transaction Bill and the Release Bills (and for the avoidance of doubt, once a version of the Transaction Legislation or the Release Legislation is introduced in the NSW Parliament, only so much of any other version of the

Transaction Legislation, the Release Legislation, the Transaction Bill or the Release Bills as is reflected in the terms in which it is introduced is then in the public domain).

23.3	Disclosure to the parties to the Heads of Agreement

A Party may disclose the terms of this deed to a party to the Heads of Agreement and their professional advisors provided the following terms and conditions are satisfied:

(a)	those persons must have previously agreed to keep such information strictly confidential until such time as the Shareholder Documentation is sent to Shareholders;

(b)	access by such persons to the terms of this deed shall be supervised by the disclosing Party; and

(c)	such persons shall not be permitted to photocopy or retain a copy of this deed or any of the Related Agreements to which they are not party, until the Shareholder Documentation has been sent to Shareholders.

24	AGREED SUMMARY

The Parties have agreed upon a summary of this deed and the Related Agreements which is set out in Annexure 2. This deed (other than the summary) and the Related Agreements prevail over the summary, and for the avoidance of doubt the summary does not form part of this deed. The summary is not subject to clause 23.1.

25	COSTS AND STAMP DUTY

25.1	Costs

Subject to clause 25.2, unless and to the extent otherwise agreed in writing between any of the Parties, each Party must bear its own costs arising out of the negotiation, preparation and execution of this deed and the Related Agreements

25.2	Stamp duty

Subject to clause 25.3, all Duty payable on or in connection with this deed and any Related Agreement and any instrument executed under or any transaction evidenced by such documents must be borne by JHISE.

25.3	Waiver of NSW stamp duty

The NSW Government agrees to waive any Duty payable to it on or in connection with this deed or any Related Agreement in accordance with section 63 of the Transaction Legislation.

26	GOVERNING LAW AND JURISDICTION

26.1	Governing law

This deed is governed by the laws of New South Wales.

26.2	Submission to jurisdiction

Each Party submits to the non-exclusive jurisdiction of courts exercising jurisdiction in New South Wales, and waives any right to claim that those Courts are an inconvenient forum.

26.3	Service

(a)	A document may be served on a Party by delivering it to that Party at its address in clause 30.

(b)	This clause 26.3 does not prevent another mode of service.

(c)	JHISE irrevocably appoints James Hardie Australia Pty Limited (ACN 084 635 558 as its agent to receive service of process in any legal action or proceeding related to this deed or any Related Agreement in the Courts of New South Wales, and must appoint a substitute agent reasonably acceptable to the NSW Government if the then current agent is unable to receive service of process.

27	COUNTERPARTS

This deed may be executed in any number of counterparts. All counterparts together will be taken to constitute one instrument.

28	ACCESS TO INFORMATION

(a)	If at any time there is no Director in office who has been appointed by the NSW Government or if the NSW Government has requested the Trustee in writing to do so, the Trustee must do the following, provided that the NSW Government shall not be entitled to exercise these rights in such a way as to interfere with or impose a material compliance or administrative burden on the Trustee:

(i)	upon being requested to do so on a Financial Year by Financial Year basis, provide to an officer of the NSW Government notified by the NSW Government to the Trustee and JHISE from time to time as being designated for this purpose (“Designated Officer”) copies of all notices of meeting of the Trustee Board, all agendas and copies of minutes of Trustee Board meetings held during that Financial Year as if the Designated Officer were a Director;

(ii)	promptly, upon being requested to do so in relation to a particular meeting, provide the Designated Officer with a copy of the Board Papers of the Trustee Board as if the Designated Officer were a Director;

(iii)	upon being given reasonable notice, permit the NSW Government to inspect the property of the Trustee during office hours;

(iv)	upon being given reasonable notice, permit the NSW Government to inspect and take copies of the Trustee’s business records, including its accounts; and

(v)	respond to reasonable enquiries relating to the business affairs and finances of the Trustee and permit the Designated Officer and such other senior officers (“Senior Officers”) of the NSW Government as may be reasonably necessary with reasonable access to the officers, employees, and Approved Auditor of the Trustee to enable such matters to be discussed.

(b)	The NSW Government agrees and undertakes to procure that all information obtained by it or the Designated Officer or any Senior Officer in relation to the Trustee under this clause 28 shall be kept confidential and shall be used only for the purpose of assessing the compliance of JHISE, the Performing Subsidiary and the Trustee with their respective obligations under this deed and the Related Agreements.

(c)	JHISE, the Performing Subsidiary and the Trustee acknowledge that the confidentiality obligations of the NSW Government under clause 28(b) are without prejudice to any overriding obligations of any NSW Government Minister to perform his or her Ministerial duties to the NSW Parliament, nor do such obligations fetter the exercise by any such Minister of his or her proper Ministerial functions or powers.

(d)	In the event that the NSW Government has requested the Trustee to provide any document described in clause 28(a) and the Trustee has after a reasonable time been unable to locate such document, the Designated Officer may request JHISE and JHISE shall use reasonable endeavours to provide a copy of the named and identified document to the Designated Officer, and JHISE shall provide a copy of any such document within the possession or under the control of JHISE or the Performing Subsidiary.

29	AMENDMENT OF THIS DEED

The Parties can only vary a term of this deed if the variation is in writing and all Parties execute an amending agreement hereto.

30	NOTICES

(a)	A notice, approval, consent, nomination or other communication (“Notice”) to a person relating to this deed:

(I)	must state that it is a notice relating to this deed;

(ii)	shall state the relevant clause in this deed to which the notice relates;

(iii)	must be in legible writing; and

(iv)	must be in English.

(b)	If the Notice is to either or both of JHISE and/or the Performing Subsidiary then it must be addressed as follows:

Name:	James Hardie Industries SE/ Performing Subsidiary

Attention:	The Chairman and the Chief Financial Officer

Addresses:	2nd Floor Europa House, Harcourt Centre Harcourt Street

Dublin 2, Ireland

	Facsimile:	+35 3 1 479 1128

and

Level 3, 22 Pitt Street, Sydney NSW 2000

	Facsimile:	+ 61 2 8274 5218

(c)	If the Notice is to the NSW Government then it must be addressed as follows:

Name:	The State of New South Wales, c/- The Cabinet Office

Attention:	Deputy Director-General (Legal)

Address:	Level 39, Governor Macquarie Tower, Farrer Place, Sydney, NSW 2000

Facsimile:	+ 61 2 9228 3062

with copies, if the NSW Government has appointed a Director or any Directors, to each such Director as notified to the Trustee from time to time by such Director; and

(d)	If the Notice is to the Trustee then it must be addressed as follows:[4]

Name:	Asbestos Injuries Compensation Fund Limited

Attention:	The Chief Executive Officer

Address:	Suite 1, Level 7, 233 Castlereagh Street, Sydney NSW 2000

Facsimile:	+ 61 2 9277 6699

[4]	Amended by Notice pursuant to clause 30(i) dated 13 June 2008.

(e)	If the Notice is from a corporation then an officer of that corporation must sign the Notice.

(f)	Notice is sent by the sender and received by the receiver:

(i)	if the Notice is hand delivered, upon delivery to the receiving Party;

(ii)	if the Notice is sent by facsimile, upon the successful completion of the relevant transmission;

(iii)	if the Notice is sent by registered mail within Australia, 2 Business Days after the registration of the notice of posting; and

(iv)	if the Notice is sent by ordinary mail within Australia, 3 Business Days from and including the date of postage.

(g)	For the avoidance of doubt, Notice shall not be sent by electronic email.

(h)	In clause 30(f), a reference to a Party receiving a Notice includes a reference to the receiver’s officers, agents or employees.

(i)	A Party may vary any of the details relating to it contained in clause 30(b) or 30(c) at any time by Notice to the other Parties.

(j)	Where a Notice to a Party must be copied to another Person, each such Notice must be despatched at the same time and using the same method and upon failure to do so, each such Notice will be deemed to be given at the time and by the method of despatch of the last such Notice.

31	GENERAL

31.1	Severability

(a)	If a provision of this deed is invalid, illegal or unenforceable, then that provision to the extent of the invalidity, illegality or unenforceability must be ignored in the interpretation of this deed.

(b)	All the other provisions of this deed remain in full force and effect.

31.2	No waiver

(a)	A Party’s agreement to waive a right or entitlement under this deed is only effective if that Party gives written Notice of that waiver to the Party seeking the benefit of the waiver.

(b)	Waiver by a Party of anything required to be done under this deed is not a waiver of any other thing required to be done under this deed.

(c)	Clause 31.2(b) applies even if the act or thing is of a different nature.

(d)	A failure or delay in exercising a right arising from a breach of this deed is not a waiver of that right.

31.3	Further assurances

Each Party must do everything necessary to give full effect to this deed.

31.4	Entire agreement

(a)	This deed and the Related Agreements embody the entire agreement between the Parties.

(b)	This deed supersedes all previous agreements.

(c)	The Heads of Agreement is superseded by this deed.

32	CUMULATIVE RIGHTS

A right, power, discretion and remedy arising out of this deed in favour of a Party:

(a)	is cumulative; and

(b)	does not diminish any other right, power, discretion and remedy of any Party.

33	ATTORNEYS

An attorney executing this deed states that the attorney has no notice of the revocation, termination or suspension of the power of attorney appointing that attorney.

34	ASSIGNMENT, NOVATION AND OTHER DEALINGS

A Party must not assign or novate this deed, or declare a trust over, or otherwise deal with (or enter into any subcontract in relation to) all or any part of the benefit of it or a right or obligation under it, or purport to do so, without the prior written consent of the other Parties.

Schedule 1 – Related Agreements

Title	Parties	Purpose
Trust Deed of the Compensation Funds (Annexure 3)	Settlor Trustee	Establish the Discretionary Fund and set out its purposes powers and governance and make amendments to the terms governing the Charitable Fund

JHISE Guarantee (Annexure 5)	JHISE, the Trustee and NSW Government	Guarantee by JHISE

Intercreditor Deeds (Annexures 7A and 7B)	The Trustee JHISE/Performing Subsidiary NSW Government Guarantee Trustee	Sets out intercreditor arrangements as between the Trustee and the NSW Government, and the Lenders

Unions’ Deed of Release (Annexure 4)	JHISE, ACTU, Unions NSW, Banton	Release from liability and lifting of boycotts upon signing the Original FFA

NSW Government Deed of Release (Annexure 6)	JHISE, NSW Government	Release from liability upon the Commencement Date

Irrevocable Power of Attorney (Annexure 9)	Trustee NSW Government	To appoint the NSW Government as the attorney of the Trustee

Second Irrevocable Power of Attorney	Trustee NSW Government	To appoint the NSW Government as the attorney of the Trustee in its capacity as trustee of the Discretionary Fund

Schedule 2 – Representations and Warranties

Part 1 – Representations and warranties by JHISE

JHISE represents and warrants to the NSW Government as follows:

(a)	incorporation:

(i)	JHISE is a company duly incorporated and validly existing under the laws of the Netherlands;

(ii)	the Performing Subsidiary is a company duly incorporated and validly existing under the laws of Australia;

(b)	corporate power: each of:

(i)	subject to satisfaction of the conditions set forth in clauses 2.1(c) and 2.1(d), JHISE; and

(ii)	the Performing Subsidiary,

has the corporate power to enter into and perform its obligations under this deed, the JHISE Guarantee and the other Related Agreements to which it is a party and to carry out the transactions contemplated by those documents;

(c)	enforceability: subject to the terms of the opinions set out in Schedules 4 and 5, this deed and each Related Agreement to which JHISE or the Performing Subsidiary is a party are valid, binding and enforceable against those parties in accordance with their terms in competent courts exercising jurisdiction in New South Wales or, in the case of the JHISE Guarantee, in the Netherlands;

(d)	no contravention by JHISE: so far as JHISE is aware, the execution by JHISE of this deed, the JHISE Guarantee and the other Related Agreements to which it is a party will not violate in any material respect any provision of:

(i)	the constituent documents of JHISE;

(ii)	any material agreement or judgment binding upon JHISE or the assets of JHISE; or

(iii)	any law or regulation of any Government Authority or Stock Exchange;

(e)	no contravention by the Performing Subsidiary: so far as JHISE is aware, the execution by the Performing Subsidiary of this deed and the Related Agreements to which it is a party will not violate in any material respect any provision of:

(i)	constituent documents of the Performing Subsidiary;

(ii)	any material agreement or judgment binding upon the Performing Subsidiary or the assets of the Performing Subsidiary; or

(iii)	any law or regulation of any Government Authority or Stock Exchange;

(f)	Solvency: JHISE is, immediately after entering into this deed, the JHISE Guarantee and the other Related Agreements, able to pay its debts as and when they fall due; and

(g)	Authorisations: All authorisations, consents, approvals, registrations, notices, exemptions and licenses with or from any Governmental Authority or Stock Exchange necessary for the due and valid execution by JHISE and the Performing Subsidiary of, this deed and each of the Related Agreements to which JHISE or the Performing Subsidiary is a party, or which would, if not obtained by JHISE or the Performing Subsidiary, prevent the exercise by the Trustee of its remedies under this deed and each of the Related Agreements to which JHISE or the Performing Subsidiary is a party (assuming such rights were exercised immediately upon execution of this deed), have been effected or obtained and are in full force and effect.

2.	Awareness

A reference in clause 1 of this Schedule 2 to JHISE’s awareness shall be taken to be a reference solely to the awareness of the officer of JHISE who provides a certificate pursuant to clause 2.8(b), after having made reasonable enquiries.

3.	Acknowledgement of Reliance

JHISE acknowledges that the NSW Government has relied upon the representations and warranties made by JHISE in this deed and in the certificate delivered pursuant to clause 2.8(b) in connection with those representations and warranties. All such representations and warranties shall survive the execution and delivery of this deed and the Related Agreements.

Schedule 2 – Representations and Warranties (continued)

Part 2 – Form of Officer’s certificate

Schedule 3 – Percentage of Free Cash Flow

Rules for Determination of Percentage of Free Cash Flow for Payments of JHISE Contributions

1.	Initial Free Cash Flow position and general rule

The percentage of Free Cash Flow available for payments under clause 9 for each Financial Year of the Term shall be:

a.	for each Financial Year before the Financial Year ending on 31 March 2012, 35%; and

b.	for each Financial Year ending on or after 31 March 2012, subject to paragraphs 2, 3, and 4, the same percentage as for the previous Financial Year.

2.	Step Down

Subject to clauses 9.14(c) and 9.14(d), in relation to each Financial Year (Relevant Financial Year) to which paragraph 1(b) applies, if:

a.	there has been no previous reduction in the percentage of Free Cash Flow under this paragraph 2 or the last reduction in the percentage of Free Cash Flow under this paragraph 2 (ie not being a reduction under paragraph 5) occurred no later than the Financial Year commencing four years before the start date of the Relevant Financial Year;

b.	the percentage of Free Cash Flow applying to payments under clause 9 for the previous Financial Year was 10% or more; and

c.	the formula AFCF x (PP-5 percentage points) > ACA is satisfied where:

AFCF =	the arithmetic mean of the amounts of the Free Cash Flow for the previous four Financial Years

PP =	the percentage of Free Cash Flow applying to payments under clause 9 for the previous Financial Year

ACA =	the arithmetic mean of the Annual Contribution Amounts for the previous four Financial Years,

the percentage of Free Cash Flow available for payments under clause 9 for that Financial Year shall be the percentage which applied in the previous Financial Year less 5 percentage points.

Example in relation to paragraph 2

If the Relevant Financial Year was the year ending on 31 March 2015 and in the previous Financial Year PP was 35% then the percentage of Free Cash Flow for the Relevant Financial Year would become 30% if the tests in sub-paragraph (a) and sub-paragraph (c) were satisfied.

3.	Step Up

3.1	Subject to paragraph 3.2 and to clauses 9.14(c) and 9.14(d), in relation to any Financial Year commencing with or which comes after the Financial Year ending 31 March 2013, if:

a.	there has been a reduction in the percentage of Free Cash Flow under paragraph 2; and

b.	the Annual Contribution Amount for that Financial Year would be greater than that which would be otherwise required by clause 9 for that Financial Year,

then the percentage of Free Cash Flow available for payments under clause 9 for that Financial Year shall be the percentage which applied in the previous year plus 5 percentage points.

3.2	If there has been an increase in the percentage of Free Cash Flow under paragraph 3.1, the percentage cannot be stepped up again from that level in any subsequent Financial Year.

Example in relation to paragraph 3:

If the percentage of Free Cash Flow in the Financial Year ending 31 March 2016 would have been 25% and then paragraph 3.1 applies to that Financial Year, the new percentage of Free Cash Flow for that Financial Year would be 30% but paragraph 3.2 prevents the Free Cash Flow percentage ever being increased at any stage in the future to above 30%.

4.	No Immediate Reduction if Step Up in 2013 Financial Year

Where paragraph 3 has been applied to the Financial Year ending 31 March 2013 to increase the percentage of Free Cash Flow available for payments in that Financial Year back up to 35%, paragraph 2 cannot be applied to the Financial Year ending on 31 March 2014 to reduce the percentage of Free Cash Flow in that Financial Year back down to 30%.

Example in relation to paragraph 4

If the percentage of Free Cash Flow for the year ending 31 March 2012 was reduced under paragraph 2 to 30% and then was increased for the Financial Year ending 31 March 2013 under paragraph 3 to 35%, the earliest that it could be reduced again under paragraph 2 to 30% would be the year ending 31 March 2015 (because paragraph 2 could not be reapplied until after 31 March 2014). The earliest that it could then be further reduced under paragraph 2 to 25% would be the year ending 31 March 2019 (because paragraph 2(a) requires a four year gap between the start dates for each step down other than step downs to reverse a step up under paragraph 5).

5.	Step-down After Previous Step-up

Subject to paragraph 4, where paragraph 3 has been applied to increase the percentage of Free Cash Flow available for payments in a Financial Year, the application of the test in paragraph 2(a) to determine whether to reduce the percentage of Free Cash Flow, should be ignored when assessing whether JHISE can move down to the next 5 percentage point level.

Example in relation to paragraph 5

If the percentage was reduced under paragraph 2 from 35% to 30% for the year ending 31 March 2015 and then had to be increased under paragraph 3 to 35% for the year ending 31 March 2016, the percentage could return to 30% for the year ending 31 March 2017(if the test in paragraph 2(c) is satisfied). The earliest that paragraph 2 will allow a reduction to 25% would then be the year ending 31 March 2019 i.e. 4 years after the last reduction under paragraph 2.

Schedule 4 – Opinion - Atanaskovic Hartnell

Opinion from Atanaskovic Hartnell to be given on execution of this deed

Schedule 5 – Opinion – De Brauw Blackstone Westbroek

Opinion from De Brauw Blackstone Westbroek to be given on execution of this deed

Schedule 6 – Opinion – Atanaskovic Hartnell

Negative assurance opinion from Atanaskovic Hartnell to be given immediately following Shareholder approval

Schedule 7 – Opinion – De Brauw Blackstone Westbroek

Opinion from De Brauw Blackstone Westbroek to be given regarding shareholder approval

Schedule 8 – Opinion – Gibson Dunn and Crutcher LLP

Opinion from Gibson Dunn and Crutcher LLP to be given regarding Shareholder approval

Schedule 9 – Deed of Novation

DEED OF NOVATION

DATE

PARTIES

1.	JAMES HARDIE 117 PTY LIMITED ABN [ ], of Level 3, 22 Pitt Street, Sydney in the State of New South Wales (the Performing Subsidiary and the Retiring Party)

2.	[INSERT] (Substitute Party)

AND

3.	JAMES HARDIE INDUSTRIES SE ARBN 097 892 895 incorporated in the Netherlands and having its registered office at Atrium, 8th Floor, Strawinskylaan 3077, 1077ZX Amsterdam, Netherlands (with its principal office in Australia at Level 3, 22 Pitt Street, Sydney, New South Wales, 2000) (JHISE)

4.	THE STATE OF NEW SOUTH WALES (NSW Government)

5.	ASBESTOS INJURIES COMPENSATION FUND LIMITED, trustee of the Compensation Funds from time to time, in its capacity as trustee of the Charitable Fund and of the Discretionary Fund (the Trustee)

(each of JHISE, NSW Government the Trustee and the Substitute Party, are a Continuing Party)

THE PARTIES AGREE

DEFINITIONS AND INTERPRETATION

1.	DEFINITIONS

In this deed capitalised terms have the meaning given to them in the Final Funding Agreement except as set out below or the context requires otherwise.

Effective Date means the date of this deed.

Final Funding Agreement means the deed having the name “a deed for a Final Funding Agreement” dated 1 December 2005, between James Hardie Industries SE, The State of New South Wales, the Performing Subsidiary and the Trustee, as amended and restated by way of a deed dated [            ] 2006, in relation to the provision by the Performing Subsidiary of funding to the Trustee by way of long-term contributions towards Asbestos-related liabilities for Claims against the Liable Entities.

1.2	Interpretation

The rules of interpretation in clause 1.2 of the Final Funding Agreement apply unless the context requires otherwise.

2.	NOVATION

2.1	Novation

On and from the Effective Date, the parties novate the Final Funding Agreement so that:

(a)	the Substitute Party replaces the Retiring Party under the Final Funding Agreement as if it was an original party to the Final Funding Agreement; and

(b)	a reference in the Final Funding Agreement to the Retiring Party must be read as a reference to the Substitute Party.

2.2	Assumptions of rights and obligations

On and from the Effective Date:

(a)	the Substitute Party must comply with the Final Funding Agreement; and

(b)	the Substitute Party obtains the rights and assumes the obligations and liabilities of the Retiring Party under the Final Funding Agreement whether arising before or after the Effective Date; and

(c)	each Continuing Party must comply with the Final Funding Agreement on the basis that the Substitute Party has replaced the Retiring Party under it in accordance with this deed.

2.3	Release by Continuing Party

Each Continuing Party, on and from the Effective Date, releases the Retiring Party from:

(a)	any of the Retiring Party’s obligations or liabilities which arose under the Final Funding Agreement; and

(b)	any action, claim and demand it has, or but for this clause 2.3 would have had, against the Retiring Party under the Final Funding Agreement.

2.4	Release by Retiring Party

The Retiring Party, on and from the Effective Date, releases each Continuing Party from:

(a)	any obligation and liability under the Final Funding Agreement; and

(b)	any action, claim and demand it has, or but for this clause 2.4 would have had, against the Continuing Party under the Principal Deed.

2.5	Indemnity and Liability

(a)	The Substitute Party indemnifies the Retiring Party on demand against any claim, action, damage, loss, liability, cost, expense or payment which the Retiring Party pays, suffers, incurs or is liable for in respect of any act of or omission by the Substitute Party in respect of the Final Funding Agreement, which occurs after the Effective Date.

(b)	The Substitute Party is liable to each Continuing Party in respect of any claim, action, damage, loss, liability, cost, expense or payment which the Continuing Party pays, suffers, incurs or is liable for in respect of the Final Funding Agreement, which occurred, or which arises out of or is caused by any act or omission which occurred on, before or after the Effective Date.

(c)	Without limiting the generality of their respective terms, each indemnity in this clause 2.5 in favour of a party extends to all legal costs and expenses incurred by the party on the higher of a solicitor and own client basis and a full indemnity basis.

3.	REPRESENTATIONS AND WARRANTIES

3.1	Substitute Party Warranties

(a)	The Substitute Party represents and warrants to each Continuing Party that the statements with respect to the Performing Subsidiary set out in Part 1 of Schedule 2 of the Final Funding Agreement are true and accurate as at the date of this deed, as amended by replacing references to “the Performing Subsidiary” with “the Substitute Party”.

(b)	On the date of this deed, the Substitute Party has provided to the NSW Government, and the NSW Government acknowledges receipt, of an officer’s certificate signed by the chief financial officer of the Substitute Party in the form set out in Part 2 of Schedule 2 (but only in respect of statements made with respect to the Performing Subsidiary, as described in clause 3.1(b) of this deed).

4.	MISCELLANEOUS

4.1	General

Clauses 25.1, 25.2, 26.1, 26.2, 26.3(a) and (b), 27, 29, 30, 31.1, 31.2, 31.3, 32, 33 and 34 of the Final Funding Agreement shall apply to this deed except that under clause 30 references to JHISE/Performing Subsidiary and their address shall be replaced by a reference to the Retiring Party and the Retiring Party’s relevant address and references to NSW Government and its address for notices shall be replaced by a reference to the Substituting Party and its relevant address.

SIGNED as a deed.

[EXECUTION CLAUSES]

Schedule 10 – Trustee Constitution (as amended)

Schedule 11

For the purposes of this schedule:

Advance means an Advance as defined in the Initial Facility Agreement.

Lender means the Lender as defined in the Initial Facility Agreement.

The Tax Requirements to be satisfied throughout the term of the Initial Facility Agreement and addressed in private binding rulings are:

(a)	the proceeds of any Advance received by the Trustee of the Charitable Fund under the Initial Facility Agreement will not form part of the assessable income of the Liable Entities, the Trustee of the Charitable Fund or the Trustee of the Discretionary Fund as ordinary or statutory income;

(b)	any transfer of interests in, or other entitlements to, assets (or proceeds from asset realisations) by the Liable Entities under Security Documentation in connection with Advances provided under the Initial Facility Agreement will not result in assessable income of the Liable Entities or the Trustee of the Charitable Fund or the Trustee of the Discretionary Fund as ordinary or statutory income;

(c)	if a Liable Entity is required, under the Initial Facility Agreement to make a payment to the Lender, the amount of the payment will not form part of the assessable income of the Trustee of the Charitable Fund or the Trustee of the Discretionary Fund as either ordinary or statutory income;

(d)	if the Trustee of the Charitable Fund pays an amount to a Liable Entity to settle the rights of indemnity and/or rights of subrogation of that Liable Entity that arise as a consequence of the Liable Entity making a payment to the Lender under the Initial Facility Agreement, no amount will be included in the assessable income of the Liable Entity as ordinary or statutory income;

(e)	if a Liable Entity releases the Trustee of the Charitable Fund from its obligations to that Liable Entity that arise as a consequence of:

a.	the Liable Entities transferring interests in, or other entitlements to, assets (or proceeds from asset realisations) as security for or in connection with an Advance provided under the Initial Facility Agreement; or

b.	the Liable Entities making a payment for or in connection with those security arrangements, including any payments made by the Liable Entities under the Initial Facility Agreement,

no amount will form part of the assessable income of the Trustee of the Charitable Fund or the Trustee of the Discretionary Fund as ordinary or statutory income;

(f)	Division 230 of the Income Tax Assessment Act 1997 will not apply to the Trustee of the Charitable Fund, the Trustee of the Discretionary Fund or the Liable Entities to alter the conclusions reached in (a) to (e) above;

(g)	Part IVA of the Income Tax Assessment 1936 will not apply with respect to any or all payments or transactions contemplated by the Initial Facility Agreement; and

(h)	for the purposes of A New Tax System (Goods and Services) Act 1999 the transaction flows that occur under the Initial Facility Agreement and Security Documentation in connection with Advances provided under the Initial Facility Agreement do not represent or comprise consideration for a taxable supply made by or to the Trustee or the Liable Entities.

Signing Page

Signed by The Honourable Morris Iemma MP,
Premier of New South Wales,
for The State of New South Wales

signed by Morris Iemma

Signed by Meredith Hellicar and Russell Chenu for James Hardie Industries N.V.(now James Hardie Industries SE)

signed by Meredith Hellicar	signed by Russell Chenu

Meredith Hellicar	Russell Chenu
Chairman	Authorised Officer

Signed for and on behalf of
James Hardie 117 Pty Limited by its duly authorised attorney signed by Bruce Potts

Director

signed by Donald A. J. Salter

Director

Signed for and on behalf of
Asbestos Injuries Compensation Fund Limited by

Signed by Joanne Marchione

Director

Signed by Peter W. Baker

Director

Annexure 1 – Deed of Accession

Annexure 2 – Summary of Final Funding Agreement and Related Agreements

Annexure 3 – Trust Deed

Annexure 4 – Form of Unions’ Deed of Release

Annexure 5 – JHISE Guarantee

Annexure 6 – NSW Government Deed of Release

Annexure 7A – Intercreditor Deed (JHISE)

Annexure 7B – Intercreditor Deed (Performing Subsidiary)

Annexure 8 – KPMG Waiver of Conflict Letter

Annexure 9 – Irrevocable Power of Attorney

Annexure 10 – Second Irrevocable Power of Attorney